As filed with the Securities and Exchange Commission on March 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3312	90-0640593
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1011 Warrenville Road, Suite 600

Lisle, IL 60532

(630) 824-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Katherine T. Gates

1011 Warrenville Road, Suite 600

Lisle, IL 60532

(630) 824-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Swidler Mike Rosenwasser Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112 (212) 408-2511	John Goodgame Lisa Hearn Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, Suite 44 Houston, TX 77002 (713) 220-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed joint prospectus/consent statement/proxy statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

**	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	24,818,149	Not Applicable	$237,899,681.58	$28,833.44

(1)

Represents the maximum number of shares of SunCoke Common Stock estimated to be issuable upon the completion of the Merger described herein. This number is based on the number of shares of SXCP Public Units estimated to be outstanding immediately prior to completion of the Merger.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on: (i) the product of (A) $13.42, the average of the high and low per unit prices for SXCP Common Units, as reported on the New York Stock Exchange on March 6, 2019, multiplied by (B) 17,727,249, the number of SXCP Public Units that may be exchanged for the Merger Consideration in the Merger.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001212.

Shares of SunCoke Common Stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “SXC,” and SXCP Common Units are listed on the NYSE under the symbol “SXCP.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary joint prospectus/consent statement/proxy statement may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint prospectus/consent statement/proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY JOINT PROSPECTUS/CONSENT STATEMENT/PROXY STATEMENT—SUBJECT TO COMPLETION—DATED MARCH 8, 2019

EXPLANATORY NOTE

On February 4, 2019, SunCoke Energy, Inc. (“SunCoke”) and its wholly owned subsidiary SC Energy Acquisition LLC (“Merger Sub” and, together with SunCoke, the “SunCoke Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SunCoke Energy Partners, L.P. (“SXCP”) and its general partner SunCoke Energy Partners GP LLC (“SXCP General Partner” and, together with SXCP, the “SXCP Parties”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into SXCP, with SXCP being the surviving entity (the “Merger”).

Pursuant to the Merger Agreement, each outstanding common unit representing limited partner interests in SXCP (the “SXCP Common Units”) that is held by a unitholder other than SunCoke and any entities that are partially or wholly owned and controlled, directly or indirectly, by SunCoke, including Merger Sub, Sun Coal & Coke LLC (“SC&C”) and SXCP (such units, the “SXCP Public Units”), will be converted into the right to receive (x) 1.40 shares of validly issued, fully paid and non-assessable SunCoke common stock, par value $0.01 per share (“SunCoke Common Stock”) and (y) a fraction of a share of SunCoke Common Stock equal to the product of (aa) the number of days beginning with the first day of the most recent full calendar quarter with respect to which an SXCP unitholder distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the Closing (as defined in the Merger Agreement) occurs), and ending on the day immediately prior to the Closing, multiplied by (bb) a daily distribution rate that is equal to the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90, such product divided by $10.91, which was the closing price of the SunCoke Common Stock as of February 1, 2019, the last full trading day prior to the date of the execution of the Merger Agreement. All SXCP Common Units, other than the SXCP Public Units, will remain outstanding following the Merger.

Prior to the Merger, SunCoke will hold a special meeting of its stockholders (the “SunCoke Special Meeting”) to approve the issuance of SunCoke Common Stock pursuant to the terms of the Merger Agreement in connection with the Merger (the “Parent Stock Issuance”). The closing of the Merger is conditioned upon approval of the Parent Stock Issuance (the “Parent Stock Issuance Approval”).

The conflicts committee (“SXCP Conflicts Committee”) of the board of directors of SXCP General Partner (the “SXCP Board”), by a unanimous vote at a meeting duly called and held on February 4, 2019, (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interest of SXCP, including the holders of SXCP Public Units, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting SXCP Special Approval under the First Amended and Restated Agreement of Limited Partnership of SXCP dated as of January 24, 2013, as amended (the “SXCP Partnership Agreement”)), and (iii) recommended that the SXCP Board approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Based upon such approval, at a meeting duly called and held on February 4, 2019, the SXCP Board (a) determined that the Merger Agreement and the transactions contemplated thereby are in the best interest of SXCP, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (c) directed that the Merger Agreement be submitted to a vote of holders of SXCP Common Units (“SXCP Common Unitholders”) and authorized the SXCP Common Unitholders to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement.

At a meeting duly called and held on February 4, 2019, the board of directors of SunCoke (the “SunCoke Board”) (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) resolved to submit the Parent Stock Issuance to a vote of SunCoke’s stockholders and recommend approval of the Parent Stock Issuance at the SunCoke Special Meeting (such recommendation, the “SunCoke Board Recommendation”).

The SunCoke Board has set             , 2019 as the record date (the “SunCoke Vote Record Date”) for determining holders of SunCoke Common Stock (“SunCoke Stockholders”) entitled to vote at the SunCoke Special Meeting. If you are a SunCoke Stockholder of record as of the close of business on the SunCoke Vote Record Date, you may vote at the SunCoke Special Meeting. See the section titled “The SunCoke Special Meeting of Stockholders” of this joint prospectus/consent statement/proxy statement. The approval of the Parent Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SunCoke Special Meeting or any adjournment or postponement thereof, provided a quorum is present. The Chairman of the SunCoke Board or the President of SunCoke may adjourn the SunCoke Special Meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The SunCoke Special Meeting may be postponed or canceled by resolution of the SunCoke Board upon public notice given prior to the date of the SunCoke Special Meeting.

The approval and adoption of the Merger Agreement and the Merger by SXCP requires the affirmative vote or consent of holders of at least a majority of the outstanding SXCP Common Units. Pursuant to the terms of a Support Agreement, dated as of February 4, 2019, by and between SC&C and SXCP (such agreement, the “Support Agreement”), SC&C, a wholly owned subsidiary of SunCoke which as of February 4, 2019, beneficially owned 28,499,899 SXCP Common Units representing approximately 61.7% of the outstanding SXCP Common Units, has irrevocably and unconditionally agreed to deliver a written consent (the “SC&C Written Consent”), covering all of the SXCP Common Units beneficially owned by it, approving the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement, within two business days after the effectiveness of the registration statement of which this joint prospectus/consent statement/proxy statement forms a part. The delivery of the SC&C Written Consent by SC&C will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of SXCP. As a result, no further action by any unitholder of SXCP is required under applicable law or otherwise to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and SXCP will not solicit the vote or consent of holders of SXCP Public Units (“SXCP Public Unitholders”) for approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and will not call a special meeting of the SXCP Common Unitholders for purposes of voting on the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

SXCP PUBLIC UNITHOLDERS ARE NOT BEING ASKED FOR A CONSENT OR PROXY AND SXCP PUBLIC UNITHOLDERS ARE REQUESTED NOT TO SEND SXCP A CONSENT OR PROXY.

This joint prospectus/consent statement/proxy statement provides you with detailed information about the proposed Merger, the proposed Parent Stock Issuance and related matters. SunCoke and SXCP both encourage you to read the entire document carefully. In particular, please read “Risk Factors” beginning on page 19 of this joint prospectus/consent statement/proxy statement for a discussion of risks relevant to the Merger and the combined company.

Michael G. Rippey	Michael G. Rippey
President and Chief Executive Officer of SunCoke Energy, Inc.	Chairman, President and Chief Executive Officer of SunCoke Energy Partners GP LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF SUNCOKE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROSPECTUS/CONSENT STATEMENT/PROXY STATEMENT IS TRUTHFUL OR COMPLETE OR PASSED UPON ITS ADEQUACY OR ACCURACY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this joint prospectus/consent statement/proxy statement is                 , 2019 and it was first mailed to SunCoke Stockholders and SXCP Common Unitholders on or about                 , 2019.

1011 Warrenville Road, Suite 600

Lisle, IL 60532

(630) 824-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of SunCoke Energy, Inc.:

Notice is hereby given that a special meeting of stockholders of SunCoke Energy, Inc. will be held on             , 2019 at                      , local time, at [the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563] to consider and vote upon the proposal to approve the issuance of SunCoke Common Stock pursuant to the terms of the Merger Agreement in connection with the Merger (the “Parent Stock Issuance Proposal”).

The Parent Stock Issuance Proposal and related transactions are described in detail in the accompanying joint prospectus/consent statement/proxy statement, which you should read before you vote. If the Parent Stock Issuance Proposal is not approved by SunCoke Stockholders, the Merger cannot be completed.

Only SunCoke Stockholders of record at the close of business on             , 2019 will be entitled to notice of and to vote at the SunCoke Special Meeting and any adjournments or postponements thereof.

Your vote is very important. To ensure your representation at the SunCoke Special Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or via the Internet. Please vote promptly whether or not you expect to attend the SunCoke Special Meeting. Submitting a proxy now will not prevent you from revoking the proxy and voting in person at the SunCoke Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee.

On February 4, 2019, the SunCoke Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) resolved to submit the Parent Stock Issuance to a vote of SunCoke’s stockholders. The SunCoke Board hereby recommends that you vote “FOR” the Parent Stock Issuance Proposal at the SunCoke Special Meeting.

BY ORDER OF THE SUNCOKE BOARD

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

Lisle, Illinois

            , 2019

IMPORTANT NOTE ABOUT THIS

JOINT PROSPECTUS/CONSENT STATEMENT/PROXY STATEMENT

This joint prospectus/consent statement/proxy statement incorporates by reference important business and financial information about SunCoke and SXCP and their respective subsidiaries from documents filed with the Securities and Exchange Commission (the “SEC”) that have not been included in or delivered with this joint prospectus/consent statement/proxy statement. This information is available without charge at the SEC’s website at www.sec.gov, as well as on the respective Internet websites of SunCoke (http://www.suncoke.com/English/investors/sxc/overview/default.aspx) and SXCP (http://www.suncoke.com/English/investors/sxcp/overview/default.aspx). See the section titled “Where You Can Find More Information.”

SunCoke Stockholders and SXCP Common Unitholders may also request copies of these publicly filed documents from SunCoke or SXCP without charge, upon written or oral request to SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, IL 60532, Attention: Investor Relations, or by telephone at (630) 824-1907, or from SXCP, without charge, upon written or oral request to SunCoke Energy Partners, L.P., 1011 Warrenville Road, Suite 600, Lisle, IL 60532, Attention: Investor Relations, or by telephone at (630) 824-1987. In order to receive timely delivery of requested documents in advance of the SunCoke Special Meeting, your request should be received no later than             , 2019. If you request any documents, SunCoke or SXCP, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Except as otherwise specifically noted, or the context otherwise requires, as used in this joint prospectus/consent statement/proxy statement:

•

“Merger Consideration” means, with respect to each SXCP Public Unit outstanding immediately prior to completion of the Merger, (x) 1.40 shares of validly issued, fully paid and non-assessable SunCoke Common Stock (such conversion ratio, the “Exchange Ratio”) and (y) a fraction of a share of SunCoke Common Stock equal to the product of (aa) the number of days beginning with the first day of the most recent full calendar quarter with respect to which an SXCP unitholder distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the Closing occurs), and ending on the day immediately prior to the Closing, multiplied by (bb) a daily distribution rate that is equal to the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90, such product divided by $10.91, which was the closing price of the SunCoke Common Stock as of February 1, 2019, the last full trading day prior to the date of the execution of the Merger Agreement;

•	“Merger Sub” means SC Energy Acquisition LLC, a wholly owned subsidiary of SunCoke;

•	“Merger Transactions” means the transactions contemplated by the Merger Agreement, including the Merger, the Parent Stock Issuance and the execution, delivery and performance of the Support Agreement;

•	“SXCP” means SunCoke Energy Partners, L.P.;

•	“SXCP Common Unitholder” means a holder of SXCP Common Units;

•	“SXCP Conflicts Committee” means the conflicts committee of the board of directors of SXCP General Partner;

•	“SXCP General Partner” means SunCoke Energy Partners GP LLC, the general partner of SXCP;

•	“SC&C” means Sun Coal & Coke LLC, a wholly owned subsidiary of SunCoke, the 100% owner of the SXCP General Partner and the majority owner of SXCP Common Units;

•	“SC&C Written Consent” means the written consent of SC&C adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of SXCP;

i

•	“SXCP Parties” means SXCP and SXCP General Partner;

•

“SXCP Public Units” means the outstanding SXCP Common Units that are held by a unitholder other than SunCoke and any entities that are partially or wholly owned and controlled, directly or indirectly, by SunCoke, including Merger Sub, SC&C and SXCP;

•	“SXCP Public Unitholder” means a holder of SXCP Public Units;

•	“SunCoke” means SunCoke Energy, Inc.; and

•	“SunCoke Parties” means SunCoke and SC Energy Acquisition LLC.

In “Questions and Answers” and in the “Summary” below, selected information from this joint prospectus/consent statement/proxy statement is highlighted, but not all of the information that may be important to you is included. To better understand the Merger Agreement and the Merger, and for a more complete description of its legal terms, you should carefully read this entire joint prospectus/consent statement/proxy statement, including the section titled “Risk Factors” beginning on page 19, as well as the documents that are incorporated by reference into this joint prospectus/consent statement/proxy statement. See the section titled “Where You Can Find More Information.”

We have not authorized anyone else to provide you with information other than the information contained or incorporated by reference in this joint prospectus/consent statement/proxy statement or to make additional representations. None of SunCoke, SXCP or any of their affiliates takes any responsibility for, or can provide any assurances as to the reliability of, any information that others may give you or representations that others may make. The information contained in this joint prospectus/consent statement/proxy statement and the documents incorporated herein by reference are accurate only as of its or their respective dates, regardless of the time of delivery of this joint prospectus/consent statement/proxy statement. SunCoke’s and SXCP’s business, financial condition, results of operations and prospects may have changed since those dates.

v

QUESTIONS AND ANSWERS

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement, the proposed Merger and the Parent Stock Issuance. Please note that this section does not address all issues that may be important to you as a SunCoke Stockholder and/or a SXCP Common Unitholder. Accordingly, you should carefully read this entire joint prospectus/consent statement/proxy statement, including each of the annexes, and the documents that have been incorporated by reference into this joint prospectus/consent statement/proxy statement.

General Questions and Answers

Q. Why am I receiving these materials?

A. The SunCoke Parties and the SXCP Parties have agreed to merge Merger Sub, a wholly owned subsidiary of SunCoke, with and into SXCP, with SXCP being the surviving entity in the Merger as an indirect wholly owned subsidiary of SunCoke. Each of SunCoke and SXCP is sending these materials to the SunCoke Stockholders and the SXCP Common Unitholders, as applicable.

These materials are being sent to help SunCoke Stockholders decide how to vote their shares of SunCoke Common Stock regarding the matters described herein.

This document constitutes (i) both a proxy statement and prospectus of SunCoke and (ii) a consent statement of SXCP. This document is a proxy statement because the SunCoke Board is soliciting proxies from the SunCoke Stockholders in connection with the approval of the Parent Stock Issuance. This document is a prospectus because SunCoke, in connection with the Merger, is offering SunCoke Common Stock in exchange for outstanding SXCP Public Units. This document is a consent statement because SC&C will, pursuant to the Support Agreement, sign a written consent to the Merger using this document.

Q. What will happen to SXCP as a result of the Merger?

A. If the Merger is successfully completed, Merger Sub will be merged with and into SXCP, with SXCP being the surviving entity in the Merger as an indirect wholly owned subsidiary of SunCoke. In addition, if the Merger is successfully completed, SXCP Common Units will no longer be listed and traded on the New York Stock Exchange (the “NYSE”).

Q. Why are SunCoke and SXCP proposing the Merger?

A. SunCoke and SXCP believe that the Merger will benefit both SunCoke Stockholders and SXCP Common Unitholders. See the sections titled “The Merger—Recommendation of the SunCoke Board and Its Reasons for the Merger” and “The Merger—Recommendations of the SXCP Conflicts Committee and the SXCP Board and Their Reasons for the Merger.”

Q. When will the Merger be completed?

A. SunCoke and SXCP are working to complete the Merger as soon as possible. A number of conditions must be satisfied before SunCoke and SXCP can complete the Merger. Although SunCoke and SXCP cannot be sure when all of the conditions to the Merger will be satisfied, SunCoke and SXCP expect to complete the Merger as soon as practicable following the SunCoke Special Meeting (assuming the Parent Stock Issuance is approved at the SunCoke Special Meeting). See the section titled “The Merger Agreement—Conditions to the Merger.” Assuming timely satisfaction of other closing conditions, including approval of the Parent Stock Issuance at the SunCoke Special Meeting, the Merger is targeted to close in the late second quarter or early third quarter of 2019.

Q. What percentage of outstanding SunCoke Common Stock will SXCP Public Unitholders own after the successful consummation of the Merger?

A. If the Merger is successfully completed, based on the number of shares of SunCoke Common Stock and SXCP Common Units outstanding as of the date of this joint prospectus/consent statement/proxy statement, the shares of SunCoke Common Stock that the SXCP Public Unitholders receive in the Merger will collectively represent approximately [    ]% of the outstanding shares of SunCoke Common Stock following completion of the Merger.

Q. What are the interests in the Merger Transactions of the respective officers and directors of each of SunCoke and SXCP?

A. In considering the recommendations of the SunCoke Board, SunCoke Stockholders should be aware that the executive officers and directors of SunCoke have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SunCoke Stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described in the section titled “The Merger—Interests of Certain Persons in the Merger Transactions.” The SunCoke Board was aware of these interests and considered them, among other matters, prior to providing its approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby.

In considering the recommendations of the SXCP Conflicts Committee and the SXCP Board, SXCP Common Unitholders should be aware that the executive officers and directors of the SXCP General Partner have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SXCP Common Unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described in the section titled “The Merger—Interests of Certain Persons in the Merger Transactions.” The SXCP Conflicts Committee and the SXCP Board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the Merger Agreement and the transactions contemplated thereby.

Q. Who do I call if I have further questions about the Merger Agreement, the Merger or the Parent Stock Issuance?

A. If SunCoke Stockholders or SXCP Common Unitholders have further questions or if they would like additional copies, without charge, of this document, they may call SunCoke’s or SXCP’s Investor Relations Departments at (630) 824-1907 or (630) 824-1987, respectively, or Morrow Sodali LLC (“Morrow Sodali”), which is acting as SunCoke’s proxy solicitation agent in connection with the SunCoke Special Meeting, at (203) 658-9400 (for banks and brokers) or (toll-free) at (800) 662-5200 (for all others).

Q. What happens if the Merger is not consummated?

A. If for any reason the Merger is not consummated, SXCP Common Units will continue to be listed and traded on the NYSE.

Questions and Answers Specific to SunCoke Stockholders

Q. When and where will the SunCoke Special Meeting be held?

A. The SunCoke Special Meeting will be held on             , 2019 at                     , local time, at [the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563].

Q. Who is entitled to vote at the SunCoke Special Meeting?

A. If you are a record holder of SunCoke Common Stock as of the close of business on the SunCoke Vote Record Date, you may vote at the SunCoke Special Meeting. See the section titled “The SunCoke Special Meeting of Stockholders.”

Q. Who may attend the SunCoke Special Meeting?

A. SunCoke Stockholders (or their authorized representatives) and SunCoke’s invited guests may attend the SunCoke Special Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q. What are SunCoke Stockholders being asked to vote on at the SunCoke Special Meeting?

A. SunCoke Stockholders are being asked to consider and vote on the Parent Stock Issuance Proposal to approve the Parent Stock Issuance pursuant to the terms of the Merger Agreement in connection with the Merger.

Q. Why is the Parent Stock Issuance, but not the Merger or the Merger Agreement, being considered and voted upon by SunCoke Stockholders?

A. Under Delaware law, a vote of the SunCoke Stockholders is not required to approve the Merger or adopt the Merger Agreement. Under NYSE rules, stockholder approval is required prior to the issuance of SunCoke Common Stock if the number of shares of common stock to be issued equals 20% or more of the number of shares of SunCoke Common Stock outstanding prior to the issuance. The Parent Stock Issuance is expected to result in the issuance of a number of shares of SunCoke Common Stock equal to approximately [    ]% of the shares of SunCoke Common Stock outstanding immediately prior to the effective time of the Merger. Accordingly, SunCoke Stockholders are being asked to consider and vote upon the Parent Stock Issuance.

Q. What vote is required to approve the Parent Stock Issuance Proposal?

A. The approval of the Parent Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SunCoke Special Meeting or any adjournment or postponement thereof, provided a quorum is present. The Merger will not be completed unless the Parent Stock Issuance Proposal is approved.

Q. What constitutes a quorum for the SunCoke Special Meeting?

A. The presence, in person or by proxy, of SunCoke Stockholders representing a majority of the shares of SunCoke Common Stock outstanding on the SunCoke Vote Record Date will constitute a quorum for the SunCoke Special Meeting.

Q. What are the procedures for adjournment or postponement of the SunCoke Special Meeting?

A. The Chairman of the SunCoke Board or the President of SunCoke may adjourn the SunCoke Special Meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The SunCoke Special Meeting may be postponed or canceled by resolution of the SunCoke Board upon public notice given prior to the date of the SunCoke Special Meeting.

Q. What if I do not vote my SunCoke Common Stock or if I abstain from voting?

A. The approval of the Parent Stock Issuance Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SunCoke Special Meeting or any adjournment or postponement thereof, provided a quorum is present. If you abstain from voting on the Parent Stock Issuance Proposal, your shares of SunCoke Common Stock will be counted as present for purposes of establishing a quorum, but the abstention will not be counted as a vote cast either “FOR” or “AGAINST” the Parent Stock Issuance Proposal.

The obligations of the parties to complete the Merger are conditioned upon the Parent Stock Issuance Approval. Accordingly, a vote against or an abstention with respect to the Parent Stock Issuance Proposal, or a failure to vote on the Parent Stock Issuance Proposal, to the extent such failure prevents the establishment of a quorum, will have the same effect as a vote against the Parent Stock Issuance Proposal and the Merger (although no vote “FOR” or “AGAINST” the Merger is taking place).

Q. How does the SunCoke Board recommend that the SunCoke Stockholders vote?

A. The SunCoke Board recommends that SunCoke Stockholders vote “FOR” the Parent Stock Issuance Proposal.

On February 4, 2019, the SunCoke Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) resolved to submit the Parent Stock Issuance to a vote of SunCoke’s stockholders. The SunCoke Board hereby recommends that you vote “FOR” the Parent Stock Issuance Proposal. For more information regarding the recommendation of the SunCoke Board, see the section titled “The Merger—Recommendation of the SunCoke Board and Its Reasons for the Merger.”

In considering the recommendation of the SunCoke Board, SunCoke Stockholders should consider that the executive officers and directors of SunCoke may have interests that differ from, or are in addition to, their interests as SunCoke Stockholders. See the section titled “The Merger—Interests of Certain Persons in the Merger Transactions.”

Q. How do I submit my proxy for the SunCoke Special Meeting?

A. If you are a stockholder of record, you may submit a proxy via the Internet, by phone, or by mail. If you hold your SunCoke Common Stock in “street name” with a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee. See the section titled “The SunCoke Special Meeting of Stockholders.”

Q. How many votes do I have?

A. SunCoke Stockholders have one vote per share of SunCoke Common Stock.

Q. What should I do if I receive more than one set of voting materials for the SunCoke Special Meeting?

A. You may receive more than one set of voting materials for the SunCoke Special Meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate set of voting materials for each brokerage account in which you hold SunCoke Common Stock. Additionally, if you are a holder of record registered in more than one name, you will receive more than one set of voting materials. Please complete, sign, date and return each proxy card according to the instructions on it.

Q. If my shares of SunCoke Common Stock are held in street name by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A. No. If your shares of SunCoke Common Stock are held in street name, you must instruct the broker, bank or other nominee on how to vote your shares. See the section titled “The SunCoke Special Meeting of Stockholders.”

Q. If I am planning to attend the SunCoke Special Meeting in person, should I still vote by proxy?

A. Yes. Whether or not you plan to attend the SunCoke Special Meeting, you should vote by proxy. Your SunCoke shares will not be voted if you do not vote by proxy or do not vote in person at the SunCoke Special Meeting.

Q. What happens if I sell my SunCoke Common Stock after the SunCoke Vote Record Date but before the SunCoke Special Meeting?

A. If you transfer shares of your SunCoke Common Stock after the SunCoke Vote Record Date but before the date of the SunCoke Special Meeting, you will retain your right to vote at the SunCoke Special Meeting.

Q. May I change my vote after I have delivered my proxy card?

A. Yes. If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or via the Internet, executing and returning a later dated proxy card, attending the annual meeting and voting in person, or by delivering a written notice of your revocation to SunCoke’s Corporate Secretary at 1011 Warrenville Road, Suite 600, Lisle, IL 60532. If you hold your SunCoke Common Stock in street name, you should follow the instructions provided by your banker, broker or other nominee. See the section titled “The SunCoke Special Meeting of Stockholders.”

Q. What will SunCoke Stockholders receive in the Merger?

A. SunCoke Stockholders will retain the SunCoke Common Stock they currently own, but will not receive any additional SunCoke Common Stock in the Merger. SunCoke expects that the Merger will simplify SunCoke’s organizational structure and create a larger public float, which is anticipated to result in enhanced trading liquidity, a lower cost of capital, improved consolidated credit metrics, and better access to, and cost of, debt financing. See the section titled “The Merger—Recommendations of the SunCoke Board and Its Reasons for the Merger.”

Questions and Answers Specific to SXCP Common Unitholders

Q. What SXCP Common Unitholder approval is required to adopt the Merger Agreement?

A. The approval and adoption of the Merger Agreement and the Merger by SXCP requires the affirmative vote or consent of holders of at least a majority of the outstanding SXCP Common Units. Pursuant to the terms of the Support Agreement, SC&C, a wholly owned subsidiary of SunCoke which as of February 4, 2019 beneficially owned 28,499,899 SXCP Common Units representing approximately 61.7% of the outstanding SXCP Common Units, has irrevocably agreed to deliver the SC&C Written Consent within two business days after the effectiveness of the registration statement of which this joint prospectus/consent statement/proxy statement forms a part. The delivery of the SC&C Written Consent by SC&C will be sufficient to adopt the Merger Agreement and thereby approve the Merger on behalf of SXCP. SXCP does not intend to hold a meeting of SXCP Common Unitholders to consider the Merger Agreement and the Merger.

x

Q. Will SXCP Common Unitholders be entitled to give written consent with respect to the Merger?

A. The delivery of the SC&C Written Consent by SC&C will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of SXCP. As a result, no further action by any unitholder of SXCP is required under applicable law or otherwise to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and SXCP will not solicit the vote or consent of SXCP Public Unitholders for approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and will not call a special meeting of the SXCP Common Unitholders for purposes of voting on the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q. Should SXCP Public Unitholders deliver their SXCP Common Units now?

A. No. After the Merger is completed, SXCP Public Unitholders who hold their SXCP Common Units in certificated or book entry form will receive written instructions for exchanging their SXCP Common Units. If you own SXCP Common Units in street name, the shares of SunCoke Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing date of the Merger.

Q. What will SXCP Public Unitholders be entitled to receive in the Merger?

A. Each SXCP Public Unitholder will be entitled to receive SunCoke Common Stock in exchange for such holder’s SXCP Public Units at the Exchange Ratio. Each SXCP Public Unitholder will also be entitled to receive, with respect to each SXCP Public Unit held by such holder, a fraction of a share of SunCoke Common Stock equal to the product of (aa) the number of days beginning with the first day of the most recent full calendar quarter with respect to which an SXCP unitholder distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the Closing occurs), and ending on the day immediately prior to the Closing, multiplied by (bb) a daily distribution rate that is equal to the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90, such product divided by $10.91, which was the closing price of the SunCoke Common Stock as of February 1, 2019, the last full trading day prior to the date of the execution of the Merger Agreement. For additional information regarding exchange procedures, please read “The Merger Agreement—Exchange of Units; Fractional Share Proceeds.”

Q. Where will SXCP Common Units trade after the Merger?

A. SXCP Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE.

Q. What happens to future distributions with respect to SXCP Public Units?

A. If the Merger is successfully consummated, all outstanding SXCP Public Units (i) will be converted into the right to receive the Merger Consideration and (ii) will no longer receive quarterly distributions from SXCP. For a description of the differences between the rights of holders of SunCoke Common Stock and holders of SXCP Common Units, please read “Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders.”

Q. What will happen to SXCP’s outstanding senior notes and secured credit facility as a result of the Merger?

A. SXCP’s currently outstanding senior notes will remain outstanding after the Merger is completed, and no “change of control” will occur thereunder. SXCP’s currently outstanding secured credit facility will remain in effect after the Merger is completed, and no “change of control” will occur thereunder.

Q. What are the expected U.S. federal income tax consequences to an SXCP Public Unitholder as a result of the Merger?

A. The receipt of SunCoke Common Stock and any cash in lieu of fractional shares of SunCoke Common Stock in exchange for SXCP Public Units pursuant to the Merger should be a taxable transaction to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. In such case, a U.S. holder will generally recognize capital gain or loss on the receipt of SunCoke Common Stock and any cash received in lieu of fractional shares of SunCoke Common Stock in exchange for SXCP Public Units. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SXCP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of SXCP’s income may become available to offset a portion of the gain recognized by such U.S. holder. See the section titled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Q. What are the expected U.S. federal income tax consequences for an SXCP Public Unitholder of the ownership of shares of SunCoke Common Stock after the Merger is completed?

A. SunCoke is classified as a corporation for U.S. federal income tax purposes, and thus, SunCoke (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by SunCoke to a stockholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of SunCoke’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. Any portion of the cash distributed to SunCoke Stockholders by SunCoke after the Merger that exceeds SunCoke’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares of SunCoke Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of SunCoke Common Stock. See the section titled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of shares of SunCoke Common Stock.

Q. Are SXCP Common Unitholders entitled to appraisal rights in connection with the Merger?

A. No. SXCP Common Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the SXCP Partnership Agreement or the Merger Agreement.

SUMMARY

This summary highlights selected information in this joint prospectus/consent statement/proxy statement and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and for a more complete description of the terms of the Merger Agreement, you should carefully read this entire joint prospectus/consent statement/proxy statement, including the annexes, as well as the documents incorporated by reference into this joint prospectus/consent statement/proxy statement, and the other documents to which you are referred. For information on how to obtain the documents that SunCoke and SXCP have filed with the SEC, see the section titled “Where You Can Find More Information.”

The Merger (page 29)

The SunCoke Parties and the SXCP Parties have agreed to merge Merger Sub, a wholly owned subsidiary of SunCoke, with and into SXCP, with SXCP being the surviving entity in the Merger as an indirect wholly owned subsidiary of SunCoke. In addition, if the Merger is successfully completed, SXCP Common Units will no longer be listed and traded on the NYSE.

The Merger Parties (page 84)

SunCoke

SunCoke is a Delaware corporation formed in 2010 and headquartered in Lisle, Illinois, that became a publicly-traded company in 2011. SunCoke is the largest independent producer of high-quality coke in the Americas, as measured by tons of coke produced each year and, through its predecessor entities, has approximately 55 years of coke production experience. Coke is a principal raw material in the blast furnace steelmaking process and is produced by heating metallurgical coal in a refractory oven, which releases certain volatile components from the coal, thus transforming the coal into coke. SunCoke’s cokemaking ovens combust the coal’s volatile components liberated during the cokemaking process, where the resulting heat can be used to create steam or electricity for sale. SunCoke also provides handling and/or mixing services to steel, coke (including some of SunCoke’s domestic cokemaking facilities), electric utility, coal producing and other manufacturing based customers. SunCoke owns the SXCP General Partner, which owns a 2.0% general partner interest and incentive distribution rights (“IDRs”) in SXCP, and owns a 60.4% limited partner interest in SXCP. The remaining 37.6% interest in SXCP is held by holders of SXCP Public Units (“SXCP Public Unitholders”).

SXCP

SXCP is a Delaware limited partnership formed by SunCoke in July 2012 to own and operate certain coke production facilities and logistics terminals. SXCP also provides coal handling and/or mixing services at its logistics terminals. SXCP licenses its advanced heat recovery cokemaking process from SunCoke. On January 24, 2013, SXCP completed the initial public offering of its common units representing limited partner interests in SXCP. SXCP operates and owns a 98% interest in three domestic cokemaking facilities and operates and owns four domestic logistics and coal handling terminals.

SC Energy Acquisition LLC

SC Energy Acquisition LLC, which is referred to in this joint prospectus/consent statement/proxy statement as Merger Sub, is a Delaware limited liability company and a wholly owned subsidiary of SunCoke. Merger Sub was formed on January 30, 2019, solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Executive Offices of SunCoke, SXCP, and Merger Sub

The principal executive offices of SunCoke, SXCP and Merger Sub are located at 1011 Warrenville Road, Suite 600, Lisle, IL 60532. The telephone number of both of SunCoke and Merger Sub is (630) 824-1907 and the telephone number of SXCP is (630) 824-1987. The SunCoke website is located at http://www.suncoke.com/English/Home/default.aspx and the SXCP website is located at http://www.suncoke.com/English/investors/sxcp/overview/default.aspx.

SunCoke and SXCP each make available their periodic reports and other information filed with or furnished to the SEC, free of charge, through their respective websites, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on the foregoing websites or any other website is not incorporated by reference into this joint prospectus/consent statement/proxy statement and does not constitute a part of this joint prospectus/consent statement/proxy statement.

Required Approval of the Merger by the SXCP Common Unitholders

The approval and adoption of the Merger Agreement and the Merger by SXCP requires the affirmative vote or consent of holders of at least a majority of the outstanding SXCP Common Units. Pursuant to the terms of the Support Agreement, SC&C, which as of February 4, 2019 beneficially owned 28,499,899 SXCP Common Units representing approximately 61.7% of the outstanding SXCP Common Units, has irrevocably and unconditionally agreed to deliver the SC&C Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this joint prospectus/consent statement/proxy statement forms a part. The delivery of the SC&C Written Consent by SC&C will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of SXCP. As a result, no further action by any unitholder of SXCP is required under applicable law or otherwise to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and SXCP will not solicit the vote or consent of SXCP Public Unitholders for approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and will not call a special meeting of the SXCP Common Unitholders for purposes of voting on the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

SunCoke’s Ownership Interest in and Control of SXCP (page 29)

SunCoke holds a controlling ownership interest in SXCP. As of the date of this joint prospectus/consent statement/proxy statement, SunCoke controls SXCP through SunCoke’s indirect ownership of 100% of the membership interests of the SXCP General Partner, which owns 100% of the general partner interest in SXCP, and through SunCoke’s indirect ownership of approximately 61.7% of the outstanding SXCP Common Units.

Recommendations of the SXCP Conflicts Committee and the SXCP Board and Their Reasons for the Merger (page 37)

The SXCP Conflicts Committee by a unanimous vote at a meeting duly called and held on February 4, 2019, (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interest of SXCP, including the holders of SXCP Public Units, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting SXCP Special Approval under the First Amended and Restated Agreement of Limited Partnership of SXCP dated as of January 24, 2013, as amended (the “SXCP Partnership Agreement”)), and (iii) recommended that the SXCP Board approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. For a discussion of the many factors considered by the SXCP Conflicts Committee in making their determination and approval, please read “The Merger — Recommendations of the SXCP Conflicts Committee and the SXCP Board and Their Reasons for the Merger.”

Based upon such approval and recommendation, at a meeting duly called and held on February 4, 2019, the SXCP Board (acting upon the recommendation of the SXCP Conflicts Committee) (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interest of SXCP, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (c) directed that the Merger Agreement be submitted to a vote of holders of SXCP Common Units (“SXCP Common Unitholders”) and authorized the SXCP Common Unitholders to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement. For a further discussion of the recommendation of the SXCP Conflicts Committee to the SXCP Board, please read “The Merger — Recommendations of the SXCP Conflicts Committee and the SXCP Board and Their Reasons for the Merger.”

Opinion of the SXCP Conflicts Committee’s Financial Advisor (page 44)

In connection with the Merger, the SXCP Conflicts Committee’s financial advisor, Citigroup Global Markets Inc. (“Citi”), delivered a written opinion, dated February 4, 2019, to the SXCP Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Merger Agreement. The full text of Citi’s written opinion, dated February 4, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint prospectus/consent statement/proxy statement and is incorporated into this joint prospectus/consent statement/proxy statement by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the SXCP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of SXCP General Partner to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for SXCP or the effect of any other transaction which SXCP might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise. For a description of Citi’s opinion to the SXCP Conflicts Committee, see the section titled “The Merger—Opinion of the SXCP Conflicts Committee’s Financial Advisor.”

The SunCoke Special Meeting of Stockholders (page 25)

A special meeting of SunCoke’s Stockholders (the “SunCoke Special Meeting”) will be held on             , 2019 at                     , local time, at [the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563]. Only SunCoke Stockholders at the close of business on the SunCoke Vote Record Date are entitled to notice of, and to vote at, the SunCoke Special Meeting or any adjournment or postponement thereof. The approval of the Parent Stock Issuance Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SunCoke Special Meeting or any adjournment or postponement thereof, provided a quorum is present. See the section titled “The SunCoke Special Meeting of Stockholders.”

Recommendation of the SunCoke Board and Its Reasons for the Merger (page 54)

The Board of Directors of SunCoke (the “SunCoke Board”) considered the benefits of the Merger Agreement, including the Merger Transactions as well as the associated risks and, at a meeting duly called and held on February 4, 2019, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) resolved to submit the Parent Stock Issuance to a vote of SunCoke’s stockholders and recommend approval of the Parent Stock Issuance at the SunCoke Special Meeting.

For a discussion of many of the factors considered by the SunCoke Board in making its determination and approval, please read “The Merger—Recommendation of the SunCoke Board and Its Reasons for the Merger.”

Opinion of SunCoke’s Financial Advisor (page 55)

In connection with the proposed Merger, Evercore Group L.L.C. (“Evercore”) delivered a written opinion, dated as of February 4, 2019, to the SunCoke Board, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to SunCoke. The full text of the written opinion of Evercore, dated as of February 4, 2019, which sets forth, among other things, the factors, procedures, assumptions, qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C to this joint prospectus/consent statement/proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the SunCoke Board in connection with its evaluation of the fairness of the Exchange Ratio from a financial point of view to SunCoke, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the SunCoke Board or to any other persons in respect of the Merger, including as to how any SunCoke Stockholder or SXCP unitholder should act or vote in respect of the Parent Stock Issuance Proposal or the Merger, as applicable. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C.

For a description of the opinion that the SunCoke Board received from Evercore, see the section titled “The Merger—Opinion of SunCoke’s Financial Advisor.”

Interests of Certain Persons in the Merger Transactions (page 66)

In considering the recommendations of the SXCP Conflicts Committee and of the SXCP Board, SXCP Common Unitholders should be aware that the executive officers and directors of the SXCP General Partner have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SXCP Common Unitholders generally. These interests include:

•	The executive officers of the SXCP General Partner are also executive officers of SunCoke, and two of the directors of the SXCP Board are also directors of the SunCoke Board.

•

The directors (including the members of the SXCP Conflicts Committee) and officers of the SXCP General Partner are entitled to continued indemnification (including advancement of expenses) and insurance coverage under the Merger Agreement.

•

Certain of the executive officers and directors of the SXCP General Partner beneficially own SXCP Common Units (including, in the case of certain directors, interests in a deferred compensation plan which contains deemed investments in SXCP Common Units), and these executive officers and directors will receive the Merger Consideration upon completion of the Merger for each SXCP Common Unit they hold (and any deferred compensation right deemed invested in SXCP Common Units will be deemed invested in the Merger Consideration).

•	Certain of the executive officers and directors of the SXCP General Partner beneficially own shares of SunCoke Common Stock.

In considering the recommendations of the SunCoke Board, SunCoke Stockholders should be aware that the executive officers and directors of SunCoke have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SunCoke Stockholders generally. These interests include:

•	The executive officers of SunCoke are also executive officers of the SXCP General Partner, and two of the directors of SunCoke are also directors of the SXCP General Partner.

•

Certain of the executive officers and directors of SunCoke beneficially own SXCP Common Units, and these executive officers and directors will receive the Merger Consideration upon completion of the Merger for each SXCP Common Unit they hold.

Market Price and Cash Distribution Information (page 18)

SXCP Common Units are listed on the NYSE under the symbol “SXCP.” SunCoke Common Stock is listed on the NYSE under the symbol “SXC.”

The following table shows the closing sale prices of SXCP Common Units and SunCoke Common Stock as reported on the NYSE on February 4, 2019, the last full trading day prior to the public announcement of the proposed Merger, and on March 7, 2019, the last practicable trading day prior to the filing date of this joint prospectus/consent statement/proxy statement. This table also shows the value of a SXCP Public Unit implied by the Exchange Ratio being offered, calculated by multiplying the relevant price of a share of SunCoke Common Stock by the 1.40 Exchange Ratio.

	SunCoke		SXCP	Implied Value of One SXCP Public Unit
February 4, 2019	$10.93		$14.00	$15.30
March 7, 2019	$9.00	]	$13.16	$12.60

The Merger Agreement (page 72)

The Merger Agreement is attached to this joint prospectus/consent statement/proxy statement as Annex A and is incorporated by reference into this joint prospectus/consent statement/proxy statement. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger. For a summary of the material terms of the Merger Agreement, please read the section titled “The Merger Agreement.”

Structure of the Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into SXCP, with SXCP being the surviving entity in the Merger as an indirect wholly owned subsidiary of SunCoke.

When the Merger Becomes Effective

Concurrently with or as soon as practicable following the satisfaction or waiver of all of the conditions to completing the Merger, SunCoke and SXCP will cause a duly executed certificate of merger effecting the Merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time and on the date on which the certificate of merger is filed or, if agreed to by the parties, such later time and date as may be expressed in the certificate of merger. This time is referred to as the “effective time of the Merger.”

Effect of the Merger

At the effective time of the Merger:

•	Each SXCP Public Unit outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Merger Consideration.

•

Each SXCP Public Unit, upon being converted into the right to receive the Merger Consideration, will cease to be outstanding and will be canceled and retired and will cease to exist and each holder of such SXCP Public Unit immediately prior to the effective time of the Merger will thereafter cease to be a limited partner of SXCP or have any rights with respect to any such SXCP Public Units except the right to receive the Merger Consideration and any dividends and other distributions described in the Merger Agreement.

•

All SXCP general partner interests, SXCP IDRs, and SXCP Common Units that are not SXCP Public Units will, in each case, remain outstanding as partnership interests in the surviving entity, unaffected by the Merger.

•

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive an aggregate number of common units of the surviving entity equal to the number of SXCP Public Units that are converted into the right to receive the Merger Consideration pursuant to the Merger.

If, before the effective time of the Merger, the number of outstanding SXCP Common Units or shares of SunCoke Common Stock will be changed into a different number of units, shares or other securities, by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, then the Merger Consideration, and any other similarly dependent items will be appropriately adjusted to reflect fully the effect of such transaction and to provide SXCP, Merger Sub and SXCP Public Units the same economic effect as contemplated by the Merger Agreement prior to such event.

For a description of the SXCP Common Units and the SunCoke Common Stock and a description of the comparative rights of SXCP Common Unitholders and SunCoke Stockholders, please read “Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders” and “Description of SunCoke Common Stock.”

Conditions to the Merger

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•	the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by holders of at least a majority of the outstanding SXCP Common Units;

•	the absence of legal injunctions prohibiting the transactions contemplated by the Merger Agreement;

•	the effectiveness of a Registration Statement on Form S-4 with respect to the Parent Stock Issuance;

•	the approval of the listing on the New York Stock Exchange, subject to official notice of issuance, of the SunCoke Common Stock to be issued in the Merger;

•	the affirmative vote of the holders of a majority of the votes cast at the SunCoke Special Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance;

•	the receipt of all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on either SunCoke or SXCP; and

•	the clearing of this joint prospectus/consent statement/proxy statement by the SEC and the mailing of such to holders of SunCoke Common Stock and SXCP Common Units.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•

certain fundamental representations and warranties of the other party relating to organization and existence, authorization to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby and, in the case of SunCoke only, capitalization of SunCoke shall be true and correct in all material respects as of the Closing (as defined in the Merger Agreement);

•

the representations and warranties of the other party relating to the absence of an occurrence or event which has had a material adverse effect on such party shall be true and correct as of the Closing;

•

all agreements and covenants required to be performed by the other party that have materiality, “Parent Material Adverse Effect,” “SXCP Material Adverse Effect” or similar qualifiers shall have been performed or complied with, and all other agreements and covenants required to be performed by the other party that are not so qualified shall have been performed or complied with in all material respects; and

•	the other party has delivered a certificate of an executive officer of such party certifying that the preceding conditions have been satisfied.

SunCoke Board Recommendation and SunCoke Adverse Recommendation Change

On February 4, 2019, the SunCoke Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and the SunCoke Stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and resolved to submit the Parent Stock Issuance to a vote of SunCoke Stockholders and recommend approval of the Parent Stock Issuance at the SunCoke Special Meeting.

Subject to the exceptions described below, the Merger Agreement provides that SunCoke will not, through the SunCoke Board:

•

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXCP, the SunCoke Board’s recommendation to approve the Parent Stock Issuance at the SunCoke Special Meeting (such recommendation, the “SunCoke Board Recommendation”); or

•	fail to include the SunCoke Board Recommendation in this joint prospectus/consent statement/proxy statement.

SunCoke taking any of the actions described above is referred to as a “SunCoke Adverse Recommendation Change.”

Subject to the conditions described below, the SunCoke Board may, at any time prior to the SunCoke Stockholders approving the Parent Stock Issuance, effect a SunCoke Adverse Recommendation Change if the SunCoke Board determines in good faith (after consultation with SunCoke’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the SunCoke Stockholders under applicable law.

Pursuant to the Merger Agreement, the SunCoke Board (i) is not permitted to make a SunCoke Adverse Recommendation Change in response to a SunCoke Acquisition Proposal that does not constitute a SunCoke Designated Proposal (each as defined below) and (ii) may not effect a SunCoke Adverse Recommendation Change unless:

•

SunCoke has provided prior written notice to the SXCP Conflicts Committee specifying in reasonable detail the reasons for such action (including, in the case of a SunCoke Designated Proposal, a description of the material terms of such SunCoke Designated Proposal and complete copies of any written proposals, offers and/or draft definitive agreements in connection therewith) at least three days in advance of its intention to take such action with respect to a SunCoke Adverse Recommendation Change, unless at the time such notice is required to be given there are less than three days remaining prior to the SunCoke Special Meeting, in which case SunCoke is required to provide as much notice as is reasonably practicable (the period inclusive of all such days, the “SunCoke Notice Period”); and

•

during the SunCoke Notice Period the SunCoke Board has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with the SXCP Conflicts Committee in good faith (to the extent the SXCP Conflicts Committee desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such SunCoke Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the SunCoke Board to SunCoke Stockholders under applicable law (provided that any material amendment to the terms of a SunCoke Designated Proposal, if applicable, will require a new notice as described above and a new SunCoke Notice Period, except that such new SunCoke Notice Period in connection with any material amendment will be for one business day from the time SXCP receives such notice (as opposed to three days)).

For purposes of the Merger Agreement:

•

the term “SunCoke Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the SXCP Parties or any subsidiaries of SXCP, relating to any:

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of SunCoke and its partially or wholly owned subsidiaries, excluding the SXCP Parties and any subsidiaries of SXCP, (including securities of SunCoke subsidiaries) equal to 25% or more of the assets (based on fair market value) of SunCoke and its partially or wholly owned subsidiaries, excluding the SXCP Parties and any subsidiaries of SXCP, taken as a whole, or to which 25% or more of the revenues or earnings (for the twelve-month period ending on the last day of SunCoke’s most recently completed fiscal quarter) of SunCoke and its partially or wholly owned subsidiaries, excluding the SXCP Parties and any subsidiaries of SXCP, taken as a whole, are attributable;

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of 25% or more of any outstanding class of equity securities of SunCoke;

•

tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more any outstanding class of equity securities of SunCoke; or

•

merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving SunCoke which is structured to permit such person or group to acquire beneficial ownership of at least 25% of SunCoke’s consolidated assets or any class of outstanding equity interests.

•

the term “SunCoke Designated Proposal” means a bona fide written SunCoke Acquisition Proposal obtained after the date of the Merger Agreement, which is on terms and conditions which the SunCoke Board has determined in its good faith judgment is reasonably likely to be more favorable to the SunCoke Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the Merger Agreement that as of the time of determination had been committed to by SXCP and the SunCoke in writing (provided that for purposes of the definition of “SunCoke Designated Proposal,” references in the term “SunCoke Acquisition Proposal” to “25%” will be deemed to be references to “50%”).

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written agreement of the parties thereto duly authorized by the SunCoke Board, on behalf of SunCoke, and by the SXCP Conflicts Committee, on behalf of SXCP. In addition, either of SXCP or SunCoke may terminate the Merger Agreement on its own prior to the effective time of the Merger if:

•

the Merger has not been consummated on or before September 30, 2019 (the “Termination Date”), provided that this right to terminate the Merger Agreement will not be available to the party seeking to terminate if such party failed to perform or observe in any material respect its obligations under the Merger Agreement in any manner that will have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date;

•

a governmental entity has issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) will have become final and non-appealable, provided that the party seeking to terminate the Merger Agreement has complied with its obligations under the Merger Agreement regarding certain filings, the SunCoke Special Meeting, the SunCoke Board Recommendation, commercially reasonable efforts to cause the Merger to occur, and other further assurances;

•

the other party breaches or fails to perform any of its representations, warranties, covenants or agreements in the Merger Agreement (or if any of the other party’s representations or warranties will fail to be true), or, in the case of SunCoke, if SC&C breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Support Agreement, in each case, which breach or failure (i) would (if it occurred or was continuing as of the closing of the Merger) give rise to the failure of a condition to the Merger being satisfied, and (ii) is incapable of being cured, or is not cured, prior to the Termination Date, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other party’s obligation to close under the Merger Agreement;

•

the Parent Stock Issuance Approval has not been obtained upon the conclusion of the SunCoke Special Meeting (it being understood by SXCP that SunCoke is permitted to terminate in such circumstance even where failure to obtain Parent Stock Issuance Approval is proximately caused by a withdrawal, modification, or qualification of the SunCoke Board Recommendation whether or not permitted by the Merger Agreement); or

•	a SunCoke Adverse Recommendation Change occurs.

Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders (page 85)

SunCoke is a Delaware corporation and SXCP is a Delaware limited partnership, and there are significant differences under applicable Delaware state law in the rights of SunCoke Stockholders and SXCP Common Unitholders. For more information concerning these differences, please read “Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders,” beginning at page 85.

Material U.S. Federal Income Tax Consequences (page 105)

The receipt of SunCoke Common Stock and any cash in lieu of fractional shares of SunCoke Common Stock in exchange for SXCP Public Units pursuant to the Merger should be a taxable transaction to U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes.

In such case, a U.S. holder who receives SunCoke Common Stock and cash in lieu of fractional shares of SunCoke Common Stock in exchange for SXCP Public Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

•

the sum of (i) the fair market value of SunCoke Common Stock received, (ii) the amount of any cash received in lieu of fractional shares of SunCoke Common Stock, and (iii) such U.S. holder’s share of SXCP’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the SXCP Public Units exchanged therefor (which includes such U.S. holder’s share of SXCP’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SXCP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of SXCP’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to an SXCP Common Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

For additional information, read the section titled “Material U.S. Federal Income Tax Consequences.”

Other Information Related to the Merger

No Appraisal Rights (page 70)

Neither the SXCP Common Unitholders nor the SunCoke Stockholders have appraisal rights in connection with the Merger under applicable law. In addition, (i) SXCP Common Unitholders do not have contractual appraisal rights under the SXCP Partnership Agreement or the Merger Agreement and (ii) SunCoke Stockholders do not have contractual appraisal rights under the amended and restated certificate of incorporation of SunCoke (the “SunCoke Certificate”) or the amended and restated bylaws of SunCoke (the “SunCoke Bylaws,” and together with the SunCoke Certificate, the “SunCoke Organizational Documents”).

Regulatory Matters (page 70)

In connection with the Merger, SunCoke and SXCP intend to make all required filings under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as well as any required filings or applications with the NYSE and the Secretary of State of the State of Delaware. SunCoke and SXCP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore no filings with respect to the Merger were required with the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”).

Listing of the SunCoke Common Stock to be Issued in the Merger (page 70)

SunCoke expects to obtain approval to list the SunCoke Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Accounting Treatment (page 71)

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary (ASC 810). Because SunCoke controls SXCP both before and after the Merger, the changes in SunCoke’s ownership interest in SXCP will be accounted for as an equity transaction. SunCoke’s costs will be recognized as an adjustment to additional paid-in capital, net of estimated tax benefit, upon exchange of securities at Closing, consistent with SunCoke’s historical accounting policy election. Transaction costs incurred by SXCP will be expensed in the consolidated statement of income as incurred. In addition, the tax effect of the Merger will be presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the SunCoke historical financial information includes the accounts of SXCP, the historical financial information of SXCP has not been shown separately. SunCoke will apply its historical accounting policies and recognize the assets and liabilities of SXCP at their respective historical values as of the closing date of the Merger.

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this joint prospectus/consent statement/proxy statement before deciding how to vote (in the case of SunCoke Stockholders). Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors—Risks Related to the Merger,” “Risk Factors—Tax Risks Related to the Merger and the Ownership of SunCoke Common Stock Received in the Merger” and “Risk Factors—Risks Inherent in an Investment in SunCoke”:

•

The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of SXCP Common Units and/or SunCoke Common Stock to decline.

•	Financial projections regarding SunCoke and SXCP may not be realized.

•

The unaudited pro forma financial statements included in this joint prospectus/consent statement/proxy statement are presented for illustrative purposes only and may not be an indication of the combined entity’s financial condition or results of operations following the Merger.

•

The number of shares of SunCoke Common Stock that SXCP Public Unitholders will be entitled to receive in the Merger is based upon the Exchange Ratio, which is a fixed exchange ratio. As a result, the market value of the shares of SunCoke Common Stock that SXCP Public Unitholders receive for their SXCP Public Units in the Merger could decrease prior to the consummation of the Merger.

•

The SXCP Partnership Agreement limits the duties of the SXCP General Partner to SXCP Common Unitholders and restricts the remedies available to SXCP Common Unitholders for actions taken by the SXCP General Partner that might otherwise constitute breaches of its duties.

•	The executive officers and directors of SunCoke may have interests that differ in certain respects from those of the SunCoke Stockholders.

•	SunCoke and SXCP will incur transaction-related costs in connection with the Merger.

•

Under the Merger Agreement, if the Merger Agreement is terminated under certain specified circumstances, SunCoke would be required to pay SXCP’s expenses and, under certain circumstances, a termination fee.

•	SXCP has no ability to enter into a transaction that is not approved by the SXCP General Partner, which is controlled by SunCoke.

•	The Merger should be a taxable transaction and, in such case, the resulting tax liability of an SXCP Public Unitholder, if any, will depend on such unitholder’s particular situation.

•	The tax liability of an SXCP Public Unitholder as a result of the Merger could be more than expected.

•

The U.S. federal income tax treatment to SXCP Public Unitholders with respect to owning and disposing of any shares of SunCoke Common Stock received in the Merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their SXCP Public Units.

•	The SunCoke Common Stock to be received by SXCP Public Unitholders as a result of the Merger has different rights from SXCP Common Units.

•	SunCoke may only declare and pay dividends in accordance with the General Corporation Law of the State of Delaware.

•	The price of SunCoke Common Stock may be volatile, and holders of SunCoke Common Stock could lose a significant portion of their assets.

In addition, both SunCoke and SXCP are subject to various risks associated with their respective businesses. Please carefully read this joint prospectus/consent statement/proxy statement, the documents incorporated herein by reference and the documents to which you are referred. See the section titled “Risk Factors” beginning on page 19.

SELECTED HISTORICAL AND

PRO FORMA FINANCIAL INFORMATION OF SUNCOKE AND SXCP

The following tables set forth, for the periods and at the dates indicated, selected historical financial and operating information for SunCoke and SXCP and selected unaudited pro forma financial information for SunCoke after giving effect to the proposed Merger.

The selected historical financial and operating information presented for SunCoke as of December 31, 2018 and 2017 and for each of the years ended December 31, 2018, 2017 and 2016, was derived from the audited consolidated financial statements of SunCoke included in SunCoke’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference in this joint prospectus/consent statement/proxy statement. Historical consolidated financial data as of December 31, 2016, 2015 and 2014 and for each of the years ended December 31, 2015 and 2014 are derived from SunCoke’s consolidated financial statements not incorporated by reference into this joint prospectus/consent statement/proxy statement. It should not be assumed the results of operations for any past period indicate results for any future period.

The selected historical financial information presented for SXCP as of December 31, 2018 and 2017 and for each of the years ended December 31, 2018, 2017 and 2016, was derived from the audited consolidated financial statements of SXCP included in SXCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference in this joint prospectus/consent statement/proxy statement. Historical consolidated financial data as of December 31, 2016, 2015 and 2014 and for each of the years ended December 31, 2015 and 2014 are derived from SXCP’s consolidated financial statements not incorporated by reference into this joint prospectus/consent statement/proxy statement. It should not be assumed the results of operations for any past period indicate results for any future period.

You should read the financial information with respect to SunCoke presented below in conjunction with the historical consolidated financial statements, the related notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SunCoke’s Annual Report on Form 10-K for the year ended December 31, 2018. You should read the financial information with respect to SXCP presented below in conjunction with the historical consolidated financial statements, the related notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SXCP’s Annual Report on Form 10-K for the year ended December 31, 2018. See the section titled “Documents Incorporated by Reference.”

The selected unaudited pro forma financial information shows the pro forma effect of SunCoke’s acquisition of the publicly held noncontrolling interest in SXCP as a result of the Merger and has been provided to assist in the analysis of the financial effects of the Merger. The selected unaudited pro forma condensed consolidated financial statements of SunCoke, from which the selected unaudited pro forma financial information is derived, are presented beginning on page F-2 of this document. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2018 assumes the Merger occurred on January 1, 2018. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2018 assumes the Merger occurred on December 31, 2018. The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what SunCoke’s actual results of operations or financial position would have been if the Merger had occurred on the dates assumed, nor are they necessarily indicative of SunCoke’s future operating results or financial position. However, the pro forma adjustments shown in the unaudited pro forma condensed consolidated financial statements reflect estimates and assumptions that SunCoke management believes to be reasonable. For a complete discussion of the pro forma adjustments underlying the amounts in the tables below, please read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2 of this document.

Selected Historical and Pro Forma Financial Information of SunCoke

	SunCoke Historical					Pro Forma
	Years Ended December 31,					For the Year Ended December 31, 2018
	2018(1)	2017(1)	2016(1)	2015(1)	2014
	(Dollars in millions, except per share amounts)
Operating Results:
Total revenues	$1,450.9	$1,331.5	$1,223.3	$1,362.7	$1,503.8	$1,450.9
Operating income (loss)(2)	$118.7	$104.2	$97.9	$76.6	$(67.8)	$121.1
Net income (loss)(3)(4)	$47.0	$103.5	$59.5	$10.3	$(101.8)	$44.0
Net income (loss) attributable to SunCoke Energy, Inc.	$26.2	$122.4	$14.4	$(22.0)	$(126.1)	$44.8
Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.40	$1.90	$0.22	$(0.34)	$(1.83)	$0.50
Diluted	$0.40	$1.88	$0.22	$(0.34)	$(1.83)	$0.50
Dividends paid per share	$—	$—	$—	$0.4335	$0.0585	$0.3170
Balance Sheet Data (at period end):
Total assets	$2,045.3	$2,060.1	$2,120.9	$2,255.5	$1,959.7	$2,044.8
Long-term debt and financing obligation	$834.5	$861.1	$849.2	$997.7	$633.5	$834.5

(1)	The results of Convent Marine Terminal (“CMT”) have been included in the consolidated financial statements since it was acquired on August 12, 2015. CMT added the following:

	Years Ended December 31,
	2018	2017	2016	2015
	(Dollars in millions)
Combined assets	$370.9	$394.6	$411.7	$426.1
Revenue	$81.3	$71.1	$62.7	$28.6
Operating income	$40.2	$42.3	$46.5	$18.4

(2)

In April 2016, SunCoke recorded losses related to the divestiture of its coal mining business to Revelation Energy, LLC of $14.7 million. During 2014, SunCoke recorded total impairment charges related to SunCoke’s coal mining business of $150.3 million, which included both long-lived asset and goodwill impairment charges.

(3)

On June 27, 2018, SunCoke sold its investment in VISA SunCoke Limited (“VISA SunCoke”), resulting in a net $5.4 million loss from equity method investment. During 2015 and 2014, SunCoke recorded other-than-temporary impairment charges on SunCoke’s investment in VISA SunCoke of $19.4 million and $30.5 million, respectively.

(4)

During 2017, SunCoke recorded $154.7 million of net tax benefits, $125.0 million of which were attributable to SunCoke, related to the new Tax Cuts and Jobs Act (the “Tax Legislation”). Additionally, during 2017, SunCoke recorded deferred income tax expense of $64.2 million, all of which was attributable to noncontrolling interest, related to the final regulations on qualifying income.

Selected Historical Financial Information of SXCP

	Years Ended December 31,
	2018(1)	2017(1)	2016(1)	2015(1)	2014
	(Dollars in millions, except per unit amounts)
Operating Results:
Total revenues	$892.1	$845.6	$779.7	$838.5	$873.0
Operating income	$117.2	$142.8	$146.1	$137.2	$135.1
Net income (loss)(2)	$59.4	$(17.5)	$121.4	$92.2	$87.5
Net income (loss) attributable to SunCoke Energy Partners, L.P.	$57.5	$(18.1)	$119.1	$85.4	$56.0
Net income (loss) per common unit (basic and diluted)	$1.22	$(0.54)	$2.07	$1.92	$1.58
Net income per subordinated unit (basic and diluted)(3)	$—	$—	$—	$1.71	$1.43
Distributions declared per unit	$1.6000	$2.3760	$2.3760	$2.2888	$2.0175
Balance Sheet Data (at period end):
Total assets	$1,619.1	$1,641.4	$1,696.0	$1,768.9	$1,417.0
Long-term debt and financing obligation	$793.3	$818.4	$805.7	$894.5	$399.0

(1)	The results of CMT have been included in the consolidated financial statements since it was acquired on August 12, 2015. CMT added the following:

	Years Ended December 31,
	2018	2017	2016	2015
	(Dollars in millions)
Combined assets	$370.9	$394.6	$411.7	$426.1
Revenues	$81.3	$71.1	$62.7	$28.6
Operating income	$40.2	$42.3	$46.5	$18.4

(2)	In 2017, as a result of the final regulations on qualifying income and the new Tax Legislation, SXCP recorded deferred income tax expense, net of $79.8 million.
(3)

Upon payment of the cash distribution for the fourth quarter of 2015, the financial requirements for the conversion of all subordinated units were satisfied. As a result, the 15,709,697 subordinated units converted into common units on a one-for-one basis. For the purpose of calculating net income per unit, the conversion of the subordinated units is deemed to have occurred on January 1, 2016.

COMPARATIVE AND PRO FORMA PER SHARE/UNIT DATA

The following table presents SunCoke’s and SXCP’s historical per share/unit data, per share pro forma data for SunCoke and equivalent per unit pro forma data for SXCP, using certain assumptions as set forth in the footnotes to the table. The data do not purport to be indicative of: (1) the results of operations or financial position which would have been achieved if the Merger had been effected at the beginning of the period or as of the date indicated or (2) the results of operations or financial position that may be achieved in the future.

Year Ended December 31, 2018
Historical SunCoke
Income from continuing operations per share—basic	$0.40
Income from continuing operations per share—diluted	$0.40
Dividends per share declared in the period	$—
Book value per share (a)	$7.15

Historical SXCP
Limited partners’ net income per common unit (basic and diluted)	$1.22
Distributions per unit declared in the period	$1.60
Book value per unit (b)	$12.61

SunCoke pro forma
Income from continuing operations per share— basic (c)	$0.50
Income from continuing operations per share—diluted (c)	$0.50
Dividends per share declared in the period (d)	$0.3170
Book value per share (e)	$7.88

SXCP equivalent pro forma (f)
Income from continuing operations per share—basic	$0.70
Income from continuing operations per share—diluted	$0.70
Dividends per share declared in the period	$0.45
Book value per share	$11.03

(a)	SunCoke historical book value per unit calculated as follows (in millions, except per share amounts):

December 31, 2018
Equity before noncontrolling interest	$463.1
Divided by: Number of shares outstanding as of period end	64.8

Book value per share	$7.15

(b)	SXCP historical book value per unit calculated as follows (in millions, except per share amounts):

December 31, 2018
Equity before noncontrolling interest	$595.0
Divided by: Number of units outstanding as of period end (includes Notional General Partner units representing the 2% general partner interests)	47.2

Book value per unit	$12.61

(c)	Amounts are from the unaudited pro forma condensed consolidated financial statements included under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
(d)	Pro forma dividends declared were calculated as follows (in millions, except per share amounts):

Year Ended December 31, 2018
SXCP’s distributions declared for the period for public limited common unitholders	$28.4
Divided by: Pro forma combined number of shares outstanding as of date of record	89.6

Pro forma dividends per share declared for the period	$0.3170

	SunCoke	SXCP	Total
Number of public shares/units outstanding as of the record date	64.8	17.7
Fixed Exchange Ratio		1.40

Number of public shares outstanding as of the record date (pro forma)	64.8	24.8	89.6

SunCoke management intends to recommend to its Board of Directors a quarterly dividend on the SunCoke Common Stock of approximately $0.06 per share (an annualized dividend of $0.24 per share) beginning in the first full quarter immediately following the completion of the Merger. As such, the pro forma adjustment to dividends declared per share for the year ended December 31, 2018 would have been $0.24 per share rather than the $0.3170 per share shown above.

(e)	Pro forma book value per share calculated as follows (in millions, except per share amounts):

December 31, 2018
Equity before noncontrolling interest	$705.6
Divided by: Number of shares outstanding as of period end	89.6

Book value per share	$7.88

(f)	SXCP equivalent pro forma amounts are calculated by multiplying the SunCoke pro forma amounts by the Exchange Ratio.

MARKET PRICE AND CASH DISTRIBUTION INFORMATION

SunCoke Common Stock and SXCP Common Units are each listed on the New York Stock Exchange (the “NYSE”) under the symbols “SXC” and “SXCP,” respectively. The following table sets forth for the periods indicated the high and low per-share and per-unit sales price of SunCoke Common Stock and SXCP Common Units, respectively, and the cash dividends per share and cash distributions per unit of SunCoke Common Stock and SXCP Common Units, respectively, for each of the last two fiscal years and the current fiscal year.

	SunCoke			SXCP
	High	Low	Cash Dividends per Share	High	Low	Cash Distributions per Unit (1)
2017
First Quarter	$11.88	$8.04	$—	$20.70	$13.50		$0.594
Second Quarter	$11.47	$7.66	$—	$18.00	$14.60		$0.594
Third Quarter	$11.25	$8.20	$—	$19.00	$15.90		$0.594
Fourth Quarter	$12.57	$9.01	$—	$18.32	$16.30		$0.594
2018
First Quarter	$13.43	$9.38	$—	$21.95	$17.45		$0.400
Second Quarter	$14.32	$10.45	$—	$18.60	$14.70		$0.400
Third Quarter	$13.96	$10.37	$—	$17.80	$14.90		$0.400
Fourth Quarter	$12.04	$7.63	$—	$15.54	$9.61		$0.400
2019
First Quarter (through March 7, 2019)	$11.36	$8.26	$—	$15.20	$10.50	$	[N/A	](2)

(1)	Represents cash distributions per SXCP Common Unit declared with respect to the quarter presented and paid in the following quarter.
(2)	Cash distributions with respect to the first quarter of 2019 have not yet been declared or paid.

On February 4, 2019, the last full trading day prior to the public announcement of the proposed Merger, the closing price for each share of SunCoke Common Stock as reported on the NYSE was $10.93 and the closing price for each SXCP Common Unit as reported on the NYSE was $14.00. On March 7, 2019, the last practicable trading day prior to the filing date of this joint prospectus/consent statement/proxy statement, the closing price for each share of SunCoke Common Stock as reported on the NYSE was $9.00 and the closing price for each SXCP Common Unit as reported on the NYSE was $13.16.

As of March 7, 2019, there were approximately 10,549 record holders of SunCoke Common Stock and three record holders of SXCP Common Units.

No assurance can be given concerning the market price for SunCoke Common Stock before or after the Merger. The market price for SunCoke Common Stock will fluctuate between the date of this joint prospectus/consent statement/proxy statement and the date on which the Merger is consummated and thereafter.

The SXCP Partnership Agreement provides that SXCP will distribute its cash available for distributions, if any, to SXCP Common Unitholders of record on the applicable record date (such distributions are more fully described in the section titled “Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders”). As a result of the conversion and cancellation of SXCP Common Units in connection with the Merger, SXCP will no longer make quarterly distributions following the consummation of the Merger.

The Merger Agreement restricts the ability of SunCoke to, prior to the consummation of the Merger, declare, set aside or pay any dividend or distribution payable in cash, stock, or property in respect of any capital stock, other than regular quarterly cash dividends or distributions that have a record date after the effective time of the Merger. See the section titled “The Merger Agreement—Covenants and Other Agreements.”

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information in this joint prospectus/consent statement/proxy statement, the documents incorporated herein by reference and the documents to which you are referred herein. In particular, please read Part I, Item 1A, “Risk Factors,” in SunCoke’s Annual Report on Form 10-K for the year ended December 31, 2018 and SXCP’s Annual Report on Form 10-K for the year ended December 31, 2018, each of which is incorporated by reference herein. Each of these factors could adversely affect the consummation of the Merger, SunCoke’s and SXCP’s respective businesses, operating results and financial conditions, and the value of an investment in SunCoke Common Stock. This joint prospectus/consent statement/proxy statement also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

Risks Related to the Merger

The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of SXCP Common Units and/or SunCoke Common Stock to decline.

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including:

•	the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by holders of at least a majority of the outstanding SXCP Common Units;

•	the absence of legal injunctions prohibiting the transactions contemplated by the Merger Agreement;

•	the effectiveness of the registration statement of which this joint prospectus/consent statement/proxy statement forms a part, with respect to the Parent Stock Issuance;

•	approval of the listing on the NYSE, subject to official notice of issuance, of the SunCoke Common Stock to be issued in the Merger;

•

the affirmative vote of the holders of a majority of the votes cast at the special meeting of SunCoke’s Stockholders (the “SunCoke Special Meeting”) or any adjournment or postponement thereof to approve the Parent Stock Issuance;

•	the receipt of all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on either SunCoke or SXCP; and

•

the clearing of this joint prospectus/consent statement/proxy statement by the SEC and the mailing of such to holders of SunCoke Common Stock and SXCP Common Units at least 20 business days prior to the Closing (as defined in the Merger Agreement).

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

•

certain fundamental representations and warranties of the other party relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the Closing in all material respects;

•

the representations and warranties of the other party relating to the absence of changes that would have a material adverse effect on such party and the absence of material damage, destruction, or loss to any material portion of assets of such party or its subsidiaries being true and correct as of the Closing;

•

all other representations and warranties of the other party being true and correct as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

•	the other party having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

If these conditions are not satisfied or waived, the Merger will not occur, which may cause the market price of SXCP Common Units and/or SunCoke Common Stock to decline.

Financial projections regarding SXCP and SunCoke may not be realized.

Certain internal financial information and forecasts for SXCP and SunCoke were prepared by employees of SunCoke, including those who normally render services to SXCP. These financial projections include assumptions regarding future operating cash flows, expenditures and income of SXCP and SunCoke. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The failure of SXCP’s or SunCoke’s businesses to achieve projected results, including projected cash flows, could have a material adverse effect on the price of SunCoke Common Stock, SunCoke’s financial position and SunCoke’s ability to reinstate, maintain or increase its dividends following the Merger.

The unaudited pro forma financial statements included in this joint prospectus/consent statement/proxy statement are presented for illustrative purposes only and may not be an indication of the combined entity’s financial condition or results of operations following the Merger.

The unaudited pro forma financial statements contained in this joint prospectus/consent statement/proxy statement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of the combined entity following the Merger for several reasons. The actual financial condition and results of operations of the combined entity following the Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of the combined entity following the Merger. Any potential decline in the financial condition or results of operations of the combined entity may cause significant variations in the price of SunCoke Common Stock after completion of the Merger. See the section titled “The Merger – Unaudited Financial Projections of SunCoke and SXCP.”

The number of shares of SunCoke Common Stock that SXCP Public Unitholders will be entitled to receive in the Merger is based upon the Exchange Ratio, which is a fixed exchange ratio. As a result, the market value of the shares of SunCoke Common Stock that SXCP Public Unitholders receive for their SXCP Public Units in the Merger could decrease prior to the consummation of the Merger.

The Exchange Ratio is fixed, meaning that it does not change and is not dependent upon the relative values of SXCP Public Units and SunCoke Common Stock. Therefore, there is no “price protection” mechanism contained in the Merger Agreement that would adjust the number of shares of SunCoke Common Stock that SXCP Public Unitholders will receive based on any decreases in the trading price of SunCoke Common Stock or increases in the trading price of SXCP Common Units. If the price of SunCoke Common Stock decreases because of changes in SunCoke’s business, operations, or prospects, market reactions to the Merger, general market and economic conditions, or any other factors, such as an announcement by SunCoke that it will pursue another merger or acquisition or an equity or debt offering, the market value of the shares of SunCoke Common Stock received by SXCP Public Unitholders will also decrease. Consistent with the Merger Agreement, if SunCoke engages in any such transactions and the market price of SunCoke Common Stock declines in value as a result, SXCP Public Unitholders will receive less value for their SXCP Public Units than the value calculated pursuant to the Exchange Ratio on the date the Merger was announced. For historical and current market prices of SXCP Common Units and SunCoke Common Stock, please read the “Market Price and Cash Distribution Information” section of this joint prospectus/consent statement/proxy statement.

The SXCP Partnership Agreement limits the duties of the SXCP General Partner to SXCP Common Unitholders and restricts the remedies available to SXCP Common Unitholders for actions taken by the SXCP General Partner that might otherwise constitute breaches of its duties.

Under the SXCP Partnership Agreement, whenever a potential conflict of interest exists or arises between the SXCP General Partner or any of its affiliates, on the one hand, and SXCP, its subsidiaries, any partner of SXCP or any other person who acquires an interest in SXCP or any other person who is bound by the SXCP Partnership Agreement, on the other hand, the SXCP General Partner may in its discretion submit any resolution or course of action with respect to such conflict of interest for “Special Approval” or approval by the vote of a majority of the SXCP Common Units (excluding SXCP Common Units owned by SXCP General Partner and its affiliates). If such course of action or resolution receives Special Approval or approval of a majority of the SXCP Common Units (excluding SXCP Common Units owned by SXCP General Partner and its affiliates), then such course of action or resolution will be conclusively deemed approved by SXCP, all of its partners, each person who acquires an interest in SXCP and each other person who is bound by the SXCP Partnership Agreement, and will not constitute a breach of the SXCP Partnership Agreement or any governing agreement of any of SXCP’s subsidiaries or any fiduciary or other duty existing at law, in equity or otherwise.

For more information concerning the differing applications of duties to corporations and limited partnerships, please read “Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders—Fiduciary Duties; Conflicts of Interest” beginning at page 96.

In light of potential conflicts of interest between SunCoke and the SXCP General Partner, on the one hand, and SXCP and the SXCP Public Unitholders, on the other hand, the SXCP Board submitted the Merger and related matters to the SXCP Conflicts Committee for Special Approval.

The SXCP Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement, the Support Agreement, the Merger and related matters on behalf of SXCP and the SXCP Public Unitholders. The SXCP Conflicts Committee, by a unanimous vote held on February 4, 2019, (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interest of SXCP, including the holders of SXCP Public Units, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing constituting SXCP Special Approval under the SXCP Partnership Agreement), and (iii) recommended that the SXCP Board approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. As described above, the duties of the SXCP General Partner, the SXCP Board and the SXCP Conflicts Committee to SXCP Common Unitholders in connection with the Merger are substantially limited by the SXCP Partnership Agreement.

The executive officers and directors of SunCoke may have interests that differ in certain respects from those of the SunCoke Stockholders.

In considering the SunCoke Board’s recommendation to approve the Parent Stock Issuance at the SunCoke Special Meeting (such recommendation, the “SunCoke Board Recommendation”), the SunCoke Stockholders should consider that the executive officers and directors of SunCoke may have interests that differ from, or are in addition to, their interests as SunCoke Stockholders. See the section titled “The Merger—Interests of Certain Persons in the Merger Transactions.”

SunCoke and SXCP will incur transaction-related costs in connection with the Merger.

SunCoke and SXCP expect to incur a number of non-recurring transaction-related costs associated with completing the Merger, which are currently estimated to total approximately $[    ] million. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial, and accounting advisors, filing fees, and printing costs. There can be no assurance that the elimination of certain costs as a result of the Merger will offset the incremental transaction-related costs over time. Thus, any net cost savings may not be achieved in the near term, the long term or at all.

Under the Merger Agreement, if the Merger Agreement is terminated under certain specified circumstances, SunCoke would be required to pay SXCP’s expenses and, under certain circumstances, a termination fee.

The Merger Agreement contains provisions granting both SunCoke and SXCP the right to terminate the Merger Agreement for certain reasons, including, among others, if: (i) the Merger is not completed on or before September 30, 2019 (the “Termination Date”); (ii) any governmental authority has issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger; (iii) the SunCoke Special Meeting shall have concluded and the Parent Stock Issuance shall not have been approved; or (iv) under certain conditions, there has been a material breach of any of the representations, warranties, covenants or agreements set forth in the Merger Agreement by a party to the Merger Agreement that is not cured prior to the Termination Date. The Merger Agreement further provides that upon termination of the Merger Agreement under certain circumstances, SunCoke may be required to either (1) pay SXCP a termination fee of $6 million and/or (2) reimburse SXCP for its transaction expenses.

These provisions could discourage third parties that may have interest in acquiring all or a significant part of SunCoke from considering or proposing such an acquisition, or could result in a potential acquirer of SunCoke proposing to pay a lower price than it would otherwise have proposed to pay. See the sections titled “The Merger Agreement—SunCoke Board Recommendation and SunCoke Adverse Recommendation Change,” “The Merger Agreement—Termination,” and “The Merger Agreement—Expense Reimbursement and Termination Fee.”

SXCP has no ability to enter into a transaction that is not approved by the SXCP General Partner, which is controlled by SunCoke.

SunCoke controls the SXCP General Partner, which in turn controls SXCP. Accordingly, any transaction entered into by SXCP would need to be approved by the SXCP General Partner. Because SunCoke controls the SXCP General Partner, SunCoke could effectively block SXCP from entering into any transaction that SunCoke does not support.

Tax Risks Related to the Merger and the Ownership of SunCoke Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of SunCoke Common Stock received in the Merger.

The Merger should be a taxable transaction and, in such case, the resulting tax liability of an SXCP Public Unitholder, if any, will depend on such unitholder’s particular situation.

SXCP Public Unitholders will receive SunCoke Common Stock and cash in lieu of fractional shares, if any, in exchange for their SXCP Public Units. Although SXCP Public Unitholders will receive no cash consideration other than any cash received in lieu of fractional shares, if any, the Merger should be treated as a taxable sale by SXCP Public Unitholders for U.S. federal income tax purposes. In such case, as a result of the Merger, an SXCP Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the SXCP Public Units. The amount of gain or loss recognized by each SXCP Public Unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the shares of SunCoke Common Stock and the amount of cash in lieu of fractional shares, if any, received by each unitholder in the Merger, the adjusted tax basis of the SXCP Public Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder. You are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

The tax liability of an SXCP Public Unitholder as a result of the Merger could be more than expected.

Because the value of any SunCoke Common Stock received in the Merger will not be known until the effective time of the Merger, an SXCP Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of an SXCP Public Unitholder’s allocable share of SXCP’s net taxable income decrease such SXCP Public Unitholder’s tax basis in its SXCP Public Units, the amount, if any, of such prior excess distributions with respect to such SXCP Public Units will, in effect, become taxable income to an SXCP Public Unitholder if the aggregate value of the consideration received in the Merger is greater than such SXCP Public Unitholder’s adjusted tax basis in its SXCP Public Units, even if the aggregate value of the consideration received in the Merger is less than such SXCP Public Unitholder’s original cost basis in its SXCP Public Units. Furthermore, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SXCP and its subsidiaries.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, please read “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax treatment to SXCP Public Unitholders with respect to owning and disposing of any shares of SunCoke Common Stock received in the Merger will be different than their U.S. federal income tax treatment with respect to owning and disposing of their SXCP Public Units.

SXCP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each SXCP Public Unitholder is required to take into account such unitholder’s share of items of income, gain, loss, and deduction of SXCP in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such SXCP Public Unitholder by SXCP. A distribution of cash by SXCP to an SXCP Public Unitholder who is a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the SXCP Public Unitholder’s adjusted tax basis in its SXCP Public Units. In contrast, SunCoke is classified as a corporation for U.S. federal income tax purposes, and thus, SunCoke (and not its stockholders) is subject to U.S. federal income tax on its taxable income. A distribution of cash by SunCoke to a stockholder who is a U.S. holder will generally be included in such U.S. holder’s income as ordinary dividend income to the extent of SunCoke’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to SunCoke Stockholders by SunCoke after the Merger may exceed SunCoke’s current and accumulated earnings and profits. Cash distributions in excess of SunCoke’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such stockholder’s SunCoke Common Stock and, to the extent the cash distribution exceeds such stockholder’s adjusted tax basis, as gain from the sale or exchange of such shares of SunCoke Common Stock.

Please read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of owning and disposing of SunCoke Common Stock.

Risks Inherent in an Investment in SunCoke

The SunCoke Common Stock to be received by SXCP Public Unitholders as a result of the Merger has different rights from SXCP Common Units.

Following completion of the merger, SXCP Public Unitholders will no longer hold SXCP Common Units, but will instead hold shares of SunCoke Common Stock. SunCoke is a corporation and SXCP is a limited partnership. There are important differences between the rights of SXCP Common Unitholders and the rights of SunCoke Stockholders. See the section titled “Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders” for a discussion of the different rights associated with SXCP Common Units and SunCoke Common Stock.

SunCoke may only declare and pay dividends in accordance with the DGCL.

Under the General Corporation Law of the State of Delaware (the “DGCL”), the SunCoke Board may not authorize payment of a dividend unless it is either (i) paid out of surplus, as calculated in accordance with the DGCL, or (ii) if SunCoke does not have a surplus, paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If SunCoke is unable to authorize payment of dividends in accordance with the DGCL, a decline in the market price or liquidity, or both, of the SunCoke Common Stock could result. This may in turn result in losses by SunCoke Stockholders.

The price of SunCoke Common Stock may be volatile, and holders of SunCoke Common Stock could lose a significant portion of their assets.

The market price of SunCoke Common Stock could be volatile, and SunCoke Stockholders may not be able to resell their shares of SunCoke Common Stock at or above the price at which they acquired such shares of SunCoke Common Stock due to fluctuations in the market price of SunCoke Common Stock, including changes in price caused by factors unrelated to SunCoke’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for SunCoke Common Stock include:

•	failure to complete, or significant delays in completing, the Merger;

•	changes in stock market analyst recommendations or earnings estimates regarding SunCoke Common Stock, other companies comparable to SunCoke or companies in the industries SunCoke serves;

•	actual or anticipated fluctuations in SunCoke’s operating results or future prospects;

•	reaction to SunCoke’s public announcements;

•	strategic actions taken by SunCoke or its competitors, such as acquisitions or restructurings;

•	the recruitment or departure of key personnel;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to SunCoke’s business and operations;

•	changes in tax or accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of SunCoke Common Stock by SunCoke, members of its management team or significant stockholders.

THE SUNCOKE SPECIAL MEETING OF STOCKHOLDERS

SunCoke is providing this joint prospectus/consent statement/proxy statement to the SunCoke Stockholders in connection with the solicitation of proxies to be voted at the SunCoke Special Meeting that SunCoke has called for the purposes described below. This joint prospectus/consent statement/proxy statement is first being mailed to SunCoke Stockholders on or about             , 2019 and provides SunCoke Stockholders with the information they need to know about the Merger and the Parent Stock Issuance Proposal to be able to vote or instruct their vote to be cast at the SunCoke Special Meeting.

Date, Time and Place

The SunCoke Special Meeting will be held on             , 2019 at                     , local time, at [the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563]. At the SunCoke Special Meeting, SunCoke Stockholders will be asked to consider and vote on the proposal described immediately below.

The Parent Stock Issuance Proposal

The Parent Stock Issuance Proposal is a proposal to approve the issuance of SunCoke Common Stock pursuant to the terms of the Merger Agreement in connection with the Merger.

If the Merger is completed, each SXCP Public Unit outstanding immediately prior to the effective time of the Merger will be converted into the right to receive (x) 1.40 shares of validly issued, fully paid and nonassessable SunCoke Common Stock and (y) a fraction of a share of SunCoke Common Stock equal to the product of (aa) the number of days beginning with the first day of the most recent full calendar quarter with respect to which an SXCP unitholder distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the Closing occurs), and ending on the day immediately prior to the Closing, multiplied by (bb) a daily distribution rate that is equal to the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90, such product divided by $10.91, which was the closing price of the SunCoke Common Stock as of February 1, 2019, the last full trading day prior to the date of the execution of the Merger Agreement. Upon such conversion, each SXCP Public Unit will be canceled and will cease to exist.

Under NYSE rules, stockholder approval is required prior to the issuance of SunCoke Common Stock if the number of shares of common stock to be issued equals 20% or more of the number of shares of common stock outstanding prior to the issuance. The Parent Stock Issuance is expected to result in the issuance of a number of shares of SunCoke Common Stock equal to approximately [    ]% of the shares of SunCoke Common Stock outstanding immediately prior to the effective time of the Merger. Accordingly, SunCoke Stockholders are being asked to consider and vote upon the Parent Stock Issuance. The approval of the Parent Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SunCoke Special Meeting or any adjournment or postponement thereof, provided a quorum is present.

Board Recommendation

The SunCoke Board recommends that SunCoke Stockholders vote “FOR” the Parent Stock Issuance Proposal. See the section titled “The Merger—Recommendation of the SunCoke Board and Its Reasons for the Merger.”

In considering the recommendation of the SunCoke Board with respect to the Parent Stock Issuance Proposal, you should be aware that SunCoke’s executive officers and directors may have interests that are different from, or in addition to, the interests of SunCoke Stockholders more generally. See the section titled “The Merger—Interests of Certain Persons in the Merger Transactions.”

Record Date; Outstanding Shares; Shares Entitled to Vote

Only SunCoke Stockholders of record as of the close of business on the SunCoke Vote Record Date of             , 2019, will be entitled to receive notice of and to vote at the SunCoke Special Meeting or at any adjournment or postponement thereof. SunCoke Common Stock held by SunCoke as treasury shares will not be entitled to vote.

As of the close of business on the SunCoke Vote Record Date, there were                    shares of SunCoke Common Stock and no other shares of capital stock outstanding and entitled to vote at the SunCoke Special Meeting. Each SunCoke Stockholder is entitled to one vote for each share of SunCoke Common Stock owned as of the SunCoke Vote Record Date.

A complete list of SunCoke Stockholders entitled to vote at the SunCoke Special Meeting will be available for inspection at SunCoke’s principal place of business during regular business hours for a period of no fewer than ten days before the SunCoke Special Meeting and, during the SunCoke Special Meeting, at [the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563].

Quorum

A majority of the outstanding shares of SunCoke Common Stock as of the SunCoke Vote Record Date must be represented in person or by proxy at the SunCoke Special Meeting in order to constitute a quorum.

Required Vote

The approval of the Parent Stock Issuance Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SunCoke Special Meeting or any adjournment or postponement thereof, provided a quorum is present. If you abstain from voting on the Parent Stock Issuance Proposal, your shares of SunCoke Common Stock will be counted as present for purposes of establishing a quorum, but the abstention will not be counted as a vote cast either “FOR” or “AGAINST” the Parent Stock Issuance Proposal.

The obligations of the parties to complete the Merger are conditioned upon the Parent Stock Issuance Approval. Accordingly, a vote against or an abstention with respect to the Parent Stock Issuance Proposal, or a failure to vote on the Parent Stock Issuance Proposal, to the extent such failure prevents the establishment of a quorum, will have the same effect as a vote against the Parent Stock Issuance Proposal and the Merger (although no vote for or against the Merger is taking place).

Stock Ownership of and Voting of SunCoke’s Directors and Executive Officers

As of the SunCoke Vote Record Date, SunCoke’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately     % of the outstanding SunCoke Common Stock.

Voting and Submitting a Proxy for SunCoke Common Stock Held by Holders of Record

If you were a holder of record of SunCoke Common Stock at the close of business on the SunCoke Vote Record Date, you may vote in person by attending the SunCoke Special Meeting or, to ensure that your shares are represented at the SunCoke Special Meeting, you may authorize a proxy to vote:

•	via telephone, using the toll-free number listed on your proxy card;

•	over the Internet, at the address provided on the Notice of Internet Availability or on your proxy card; or

•	by marking, signing, dating and mailing your proxy card or voting instruction form and returning it in the envelope provided.

When you submit a proxy by telephone or via the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or via the Internet, please do not return your proxy card by mail.

All shares of SunCoke Common Stock represented by each properly executed and valid proxy received before the SunCoke Special Meeting will be voted in accordance with the instructions given on the proxy. If a SunCoke Stockholder executes a proxy card without giving instructions, the SunCoke Common Stock represented by that proxy card will be voted “FOR” the Parent Stock Issuance Proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, via the Internet, or by mail whether or not you plan to attend the meeting in person. Proxies must be received by                    , Central Time, on            , 2019.

Voting and Submitting a Proxy for SunCoke Common Stock Held in Street Name

If your SunCoke Common Stock is held in an account at a bank, broker or other nominee, you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you hold your SunCoke Common Stock in a brokerage account and you do not provide voting instructions to your broker, your shares will not be voted on any proposal because under the current rules of the NYSE, brokers do not have discretionary authority to vote on the Parent Stock Issuance Proposal. Since there are no items on the agenda that your broker has discretionary authority to vote upon, broker non-votes will not be counted as present at the meeting if you fail to instruct your brokerage firm on how to vote on the Parent Stock Issuance Proposal. Therefore, a broker non-vote will have no effect on the Parent Stock Issuance Proposal, except to the extent such broker non-vote prevents the establishment of a quorum at the SunCoke Special Meeting.

If you hold shares through a bank, broker or other nominee and wish to vote your shares in person at the SunCoke Special Meeting, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the SunCoke Special Meeting.

Revocability of Proxies; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy and/or change your vote by:

•	re-voting via telephone or over the internet (only your latest telephone or internet vote will be counted),

•	signing and dating a new proxy card and submitting it (only your latest proxy card will be counted),

•	if you are a registered SunCoke Stockholder, delivering timely notice of revocation to the Corporate Secretary, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, or

•	attending the SunCoke Special Meeting and voting in person.

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by                     , Central Time, on            , 2019.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with the broker’s, financial institution’s or other nominee’s procedures if you want to change or revoke your previous voting instructions. Attending the SunCoke Special Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Solicitation of Proxies

The cost of soliciting proxies will be borne by SunCoke. In addition to solicitation by mail, SunCoke’s officers and other employees may solicit proxies personally, by telephone, by e-mail and by facsimile. SunCoke may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. SunCoke has retained Morrow Sodali LLC (“Morrow Sodali”), 470 West Ave, Stamford, Connecticut 06902, to assist in the solicitation of proxies for an estimated fee of $18,500, plus reimbursement of certain out-of-pocket expenses.

No Other Business

No business shall be conducted at the SunCoke Special Meeting other than the matters described herein.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. If there are insufficient votes at the SunCoke Special Meeting to approve the Parent Stock Issuance Proposal and it is necessary or appropriate to solicit additional proxies, the SunCoke Special Meeting may be adjourned. The Chairman of the SunCoke Board or the President of SunCoke may adjourn the meeting whether or not a quorum is not present. SunCoke is not required to notify the SunCoke Stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the SunCoke Special Meeting. At any adjourned meeting, SunCoke may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by the SunCoke Stockholders for use at the SunCoke Special Meeting will be used at any adjournment or postponement of the SunCoke Special Meeting. References to the SunCoke Special Meeting in this joint prospectus/consent statement/proxy statement are to such SunCoke Special Meeting as may be adjourned or postponed.

Attending the SunCoke Special Meeting

All SunCoke Stockholders as of the close of business on the SunCoke Vote Record Date, or their duly appointed proxies, may attend the SunCoke Special Meeting. Seating, however, is limited. Admission to the SunCoke Special Meeting will be on a first-come, first-served basis. Registration will begin on the date of the SunCoke Special Meeting at                    local time, and seating will begin at                     local time. Cameras, recording devices and other electronic devices will not be permitted at the SunCoke Special Meeting.

SunCoke Stockholders and proxies will be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in street name, you will also need to bring a copy of the voting instruction card you receive from your bank, broker or other nominee in connection with the SunCoke Special Meeting or a brokerage statement reflecting your SunCoke Common Stock ownership as of the close of business on the SunCoke Vote Record Date and check-in at the registration desk at the SunCoke Special Meeting.

Assistance

If you need assistance in completing your proxy card, have questions regarding the SunCoke Special Meeting, or would like additional copies, without charge, of this document, please contact SunCoke’s or SXCP’s Investor Relations Departments at (630) 824-1907 or (630) 824-1987, respectively or Morrow Sodali at (203) 658-9400 (for banks and brokers) or (toll-free) at (800) 662-5200 (for all others).

THE MERGER

General

On February 4, 2019, SunCoke, Merger Sub, SXCP and SXCP General Partner entered into the Merger Agreement pursuant to which Merger Sub will be merged with and into SXCP, with SXCP being the surviving entity. In addition, if the Merger is successfully completed, SXCP Common Units will no longer be listed and traded on the NYSE.

Pursuant to the Merger Agreement, all SXCP Public Units outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Merger Consideration and, upon such conversion, will be canceled and will cease to exist.

The approval and adoption of the Merger Agreement and the Merger by SXCP requires the affirmative vote or consent of holders of at least a majority of the outstanding SXCP Common Units. Pursuant to the terms of a Support Agreement, dated as of February 4, 2019, by and between Sun Coal & Coke LLC (“SC&C”) and SXCP (such agreement, the “Support Agreement”), SC&C, a wholly owned subsidiary of SunCoke which as of February 4, 2019, beneficially owned 28,499,899 SXCP Common Units representing approximately 61.7% of the outstanding SXCP Common Units, has irrevocably and unconditionally agreed to deliver a written consent approving (in all manners and by each applicable class) the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement (the “SC&C Written Consent”), within two business days after the effectiveness of the registration statement of which this joint prospectus/consent statement/proxy statement forms a part. The delivery of the SC&C Written Consent by SC&C will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of SXCP. As a result, no further action by any unitholder of SXCP is required under applicable law or otherwise to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and SXCP will not solicit the vote or consent of SXCP Public Unitholders for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and will not call a special meeting of the SXCP Common Unitholders for purposes of voting on the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

As a condition to the Closing, the SunCoke Stockholders must approve the Parent Stock Issuance at the SunCoke Special Meeting. The approval of the Parent Stock Issuance requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the SunCoke Special Meeting or any adjournment or postponement thereof, provided a quorum is present.

SunCoke’s Ownership Interest in and Control of SXCP

SXCP Public Unitholders should be aware that SXCP is controlled by SunCoke through SunCoke’s 100% ownership of the SXCP General Partner. The SXCP General Partner owns all of the outstanding general partner interests in SXCP. As a result, SunCoke appoints the members of the SXCP Board, a majority of whom are affiliated with SunCoke and its affiliates, and thereby could be seen as controlling all of SXCP’s decisions, other than those involving certain conflicts of interest with SunCoke or that require an affirmative vote of holders of the limited partner interests in SXCP pursuant to and in the percentages specified by the SXCP Partnership Agreement. Additionally, in July 2015, the SXCP Board authorized a program for SXCP to repurchase up to $50 million of the SXCP Common Units from time to time in open market transactions, including block trades, or in privately negotiated transactions. As of February 4, 2019, $12.8 million of SXCP Common Units had been repurchased and canceled under the authorized unit repurchase program. As of February 4, 2019, SunCoke, through its ownership of SC&C, owned approximately 61.7% of the outstanding SXCP Common Units.

Certain persons associated with SXCP General Partner and SXCP have a relationship with SunCoke.

Michael G. Rippey, who serves as Chairman, President and Chief Executive Officer of SXCP General Partner, also serves as a director and executive officer of SunCoke. Fay West, who serves as a director and the Senior Vice President and Chief Financial Officer of SXCP General Partner, also serves as an executive officer of SunCoke. P. Michael Hardesty, who serves as a director and the Senior Vice President, Commercial Operations, Business Development, Terminals and International Coke of SXCP General Partner, also serves as an executive officer of SunCoke. Katherine Gates, who serves as a director and Senior Vice President, General Counsel and Chief Compliance Officer of SXCP General Partner, also serves as an executive officer of SunCoke. Gary Yeaw, who serves as Senior Vice President, Human Resources of SXCP General Partner, also serves as an executive officer at SunCoke.

See the section titled “The Merger—Interests of Certain Persons in the Merger Transactions.”

Background of the Merger

On October 31, 2016, SunCoke announced that it had submitted a proposal to the SXCP Board to acquire all of the SXCP Common Units not already owned by SunCoke and its affiliates. Under the terms of the proposal, SXCP Public Unitholders would receive approximately 1.65 new shares of SunCoke Common Stock for each SXCP Public Unit, representing an implied purchase price of $17.80 per SXCP Common Unit, or approximately a 5% premium, based on the closing price of SXCP Common Units on October 28, 2016, the last trading day prior to announcement of the proposal. At the time of the announcement, SunCoke owned approximately 53.9% of SXCP’s outstanding Common Units, which it stated that it intended to vote in favor of the proposed transaction. SunCoke also stated at the time that it expected that the proposal would be delegated to the SXCP Conflicts Committee for its consideration.

Following its receipt of the proposal, the SXCP Conflicts Committee engaged legal and financial advisors to assist it in considering the proposal.

On April 20, 2017, in connection with the announcement of its first quarter 2017 results, SunCoke announced the termination of discussions with the SXCP Conflicts Committee. SunCoke disclosed that the SXCP Conflicts Committee and its independent advisors reviewed the proposal made by SunCoke and had discussions with SunCoke since receiving the proposal, and that the parties determined that they would not be able to reach an agreement and therefore terminated discussions regarding the proposed transaction. At the time, the then-Chairman, President and Chief Executive Officer of SunCoke stated, “While we continue to believe strongly in the merits of a simplified structure, we were focused on taking a disciplined approach and ultimately it became clear we would not reach an agreement with the [SXCP] Conflicts Committee on a value, through the exchange ratio, for the unaffiliated LP units.”

On February 5, 2018, at a meeting of the SunCoke Board, Michael G. Rippey, who had been elected as SunCoke’s Chief Executive Officer and President effective December 1, 2017, discussed the potential future advisability of SunCoke making a simplification proposal to SXCP. Following this discussion, it was the consensus of the SunCoke Board that the matter should be reviewed in greater depth at a subsequent SunCoke Board meeting.

On July 20, 2018, at a meeting of the SunCoke Board, Mr. Rippey and members of management discussed whether SunCoke should consider making a potential future simplification proposal to SXCP. Following this discussion, it was the consensus of the SunCoke Board that the matter should be reviewed in greater depth at a subsequent SunCoke Board meeting. The SunCoke Board did not specify when the matter should be revisited.

On November 5, 2018, the SunCoke Board held a special telephonic meeting to discuss the potential simplification of SunCoke’s structure by SunCoke’s acquisition of all of the SXCP Common Units not already owned by SunCoke and its affiliates. Prior to the meeting, SunCoke engaged Evercore and lawyers from Baker Botts L.L.P. (“Baker Botts”), as SunCoke’s financial and legal advisors, respectively, each of whom had assisted

SunCoke on the simplification proposal from October 2016 to April 2017. At the meeting, SunCoke management discussed, among other things, the rationale for simplifying SunCoke’s structure, including potential strategic benefits, proposed transaction structure, certain legal and tax considerations, and indicative timing. At the end of the meeting, Mr. Rippey indicated that SunCoke management was prepared, subject to the SunCoke Board’s approval, to provide a merger proposal to SXCP promptly following the upcoming SunCoke Board meeting scheduled for November 27, 2018. Later that day, Mr. Rippey contacted John W. Somerhalder II, chairman of the SXCP Conflicts Committee, to inform him of the potential forthcoming simplification proposal from SunCoke.

On November 26, 2018, Mr. Somerhalder, on behalf of the SXCP Conflicts Committee, contacted representatives of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) to engage Akin Gump as independent legal counsel to represent the SXCP Conflicts Committee in connection with the potential transaction. An engagement letter dated November 27, 2018, detailing the terms of Akin Gump’s engagement as independent legal advisor to the SXCP Conflicts Committee, was subsequently executed. Also on November 26, 2018, on the instructions of the SXCP Conflicts Committee, representatives of Akin Gump contacted three financial advisors, including Citigroup Global Markets Inc. (“Citi”), to discuss the SXCP Conflicts Committee’s interest in interviewing them to serve as financial advisor to the SXCP Conflicts Committee in connection with the potential transaction.

On November 27, 2018, the SunCoke Board convened a special telephonic meeting, attended by six of the seven SunCoke directors, as well as members of SunCoke management and representatives of Evercore and Baker Botts. Evercore discussed with the SunCoke Board certain financial and market considerations in the context of the potential simplification transaction. Among other things, the SunCoke Board also discussed with SunCoke management, Evercore and Baker Botts the rationale, potential synergies and other benefits for a simplification transaction in the form of an all-equity stock-for-unit exchange, whereby SunCoke would acquire all outstanding SXCP Common Units not already owned by SunCoke and its affiliates, and the potential implications of attempting and failing to consummate a simplification transaction as was the case two years earlier. After discussion, the SunCoke Board directed SunCoke management to make a proposal to the SXCP Board on the terms approved by the SunCoke Board and further directed SunCoke management to negotiate the terms of such proposal with the SXCP Conflicts Committee and its advisors to determine whether a mutually acceptable agreement could be reached. Later that day, Mr. Rippey notified Mr. Somerhalder that a letter outlining SunCoke’s proposal would be forthcoming.

On November 28, 2018, Mr. Rippey, on behalf of SunCoke, delivered SunCoke’s proposal letter and draft form of merger agreement to the SXCP Board, proposing that SunCoke acquire all outstanding SXCP Common Units not already owned by SunCoke and its affiliates through a merger involving SXCP and a wholly owned subsidiary of SunCoke. The proposal contemplated an all-equity stock-for-unit exchange at an exchange ratio of 1.35 new shares of SunCoke Common Stock for each outstanding publicly held SXCP Common Unit. The draft form of Merger Agreement contemplated, among other things, that the SunCoke Board could withdraw, modify or qualify its recommendation that the SunCoke Stockholders approve the proposed Parent Stock Issuance in connection with the proposed transaction if the SunCoke Board determined in good faith (after consultation with SunCoke’s financial advisors and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to stockholders under applicable law, terminate the Merger Agreement thereafter, and pay the direct and indirect expenses and costs incurred by or on behalf of SXCP, without a termination fee.

On November 29, 2018, the SXCP Conflicts Committee held a meeting, with representatives of Akin Gump in attendance. At that meeting, the SXCP Conflicts Committee interviewed a potential financial advisor to assist the SXCP Conflicts Committee in connection with the proposed Merger.

On December 3, 2018, at a regularly scheduled telephonic meeting, the SXCP Board adopted resolutions formally delegating authority to the SXCP Conflicts Committee, consisting of Mr. Somerhalder and Martha Z. Carnes, independent members of the SXCP Board, to review, evaluate and negotiate the terms of the potential simplification transaction and related agreements and arrangements with SunCoke, for the purpose of providing, if appropriate, “Special Approval” pursuant to Section 7.9(c) of the SXCP Partnership Agreement and to evaluate the terms and conditions, and determine the advisability, of such a transaction.

Also on December 3, 2018, the SXCP Conflicts Committee met again to interview Citi and one additional potential financial advisor. Representatives of Akin Gump also were present at the meeting. Following the interviews, the SXCP Conflicts Committee resolved to engage Citi as its financial advisor, subject to negotiation of mutually acceptable terms. The SXCP Conflicts Committee selected Citi based on, among other things, Citi’s experience, reputation with similar transactions, and familiarity with SunCoke and SXCP and their industries. The SXCP Conflicts Committee also considered certain information provided by Citi regarding Citi’s material investment banking relationships with SunCoke and SXCP during the prior two-year period.

On December 10, 2018, members of SunCoke management, along with representatives of Evercore and Baker Botts, held a half-day meeting near SunCoke’s headquarters office at which SunCoke management delivered a presentation, with the members of the SXCP Conflicts Committee and representatives of Akin Gump and Citi attending in person and telephonically. The management presentation described SunCoke’s rationale for pursuing the Merger, provided an overview of the proposed transaction, and included certain financial projections prepared by SunCoke management and an overview of the potential pro forma financial impact of the proposed transaction.

On December 11, 2018, SunCoke provided the SXCP Conflicts Committee and its legal and financial advisors with access to a virtual data room containing legal and financial due diligence materials related to SunCoke and SXCP, including financial projections with respect to SunCoke and SXCP.

On December 13, 2018, the SXCP Conflicts Committee held a telephonic meeting attended by representatives of Akin Gump and Citi. At the meeting, Citi provided the SXCP Conflicts Committee with an overview of master limited partnership (“MLP”) market trends, and Akin Gump reviewed with the members of the SXCP Conflicts Committee their duties and obligations under the SXCP Partnership Agreement in connection with their evaluation and consideration of the proposed merger.

On December 20, 2018, the SXCP Conflicts Committee held a telephonic meeting, also attended by representatives of Akin Gump and Citi. At the meeting, Citi provided the SXCP Conflicts Committee with a preliminary overview of the financial terms of the proposed transaction and certain related matters, and the SXCP Conflicts Committee and its advisors further discussed the proposed transaction. The SXCP Conflicts Committee members decided to defer consideration of any potential counterproposal until after receipt of certain additional financial and other information from SunCoke, including as to the assumptions underlying SunCoke’s financial projections.

On December 26, 2018, the SXCP Conflicts Committee held a telephonic meeting, also attended by representatives of Akin Gump and Citi. During the meeting, the SXCP Conflicts Committee and its advisors discussed the supplemental financial information provided on behalf of SunCoke and further discussed preliminary financial aspects of the proposed transaction.

On December 28, 2018, the SXCP Conflicts Committee held a telephonic meeting, also attended by representatives of Akin Gump and Citi, to further discuss certain terms and preliminary financial aspects of the proposed transaction. At the end of the meeting, the SXCP Conflicts Committee instructed its advisors to provide a counterproposal to SunCoke, contemplating: (i) an exchange ratio of 1.45 new shares of SunCoke Common Stock per SXCP Common Unit; and (ii) a one-time, special cash distribution of $1.60 for each outstanding publicly-held SXCP Common Unit at closing. On December 29, 2018, at the direction of the SXCP Conflicts Committee, representatives of Citi delivered to representatives of Evercore the SXCP Conflicts Committee’s response to SunCoke’s proposal of November 28, 2018, reflecting the above terms. The SXCP Conflicts Committee’s counterproposal also noted that the SXCP Conflicts Committee was continuing to evaluate whether to require that the Merger be conditioned upon the approval of a majority of the SXCP Public Unitholders, in addition to the other approvals set forth in the SunCoke proposal.

On January 2, 2019, following discussions with representatives of Evercore and Baker Botts, SunCoke responded to the SXCP Conflicts Committee’s counterproposal of December 29, 2018 by delivering a revised proposal to the SXCP Conflicts Committee contemplating an exchange ratio of 1.39 new shares of SunCoke Common Stock per SXCP Common Unit, without a one-time special cash distribution. In addition, SunCoke noted in its revised proposal that it was not receptive to requiring a vote of the SXCP Public Unitholders.

On January 4, 2019, the SXCP Conflicts Committee held a telephonic meeting to discuss SunCoke’s revised proposal with representatives of Akin Gump and Citi. After considering and discussing SunCoke’s revised proposal, the SXCP Conflicts Committee decided to respond to SunCoke’s January 2, 2019 letter by proposing (i) an exchange ratio of 1.42 new shares of SunCoke Common Stock per SXCP Common Unit; and (ii) a one-time, special cash distribution of $1.20 for each outstanding publicly-held SXCP Common Unit at closing. During the meeting, the SXCP Conflicts Committee and Akin Gump also discussed the initial draft of the Merger Agreement that SunCoke had provided and proposed revisions to such draft.

Later on January 4, 2019, at the direction of the SXCP Conflicts Committee, representatives of Citi delivered to representatives of Evercore the SXCP Conflicts Committee’s response, reflecting the terms discussed at the SXCP Conflicts Committee’s January 4, 2019 meeting, to SunCoke’s January 2, 2019 proposal. In addition, as it had indicated in its December 29, 2018 response, the SXCP Conflicts Committee noted that it was continuing to evaluate whether to require that the Merger be conditioned upon the approval of a majority of the SXCP Public Unitholders, in addition to the other approvals set forth in SunCoke’s November 28, 2018 proposal.

On January 8, 2019, representatives of Akin Gump, on behalf of the SXCP Conflicts Committee, sent to Baker Botts comments to the draft form of Merger Agreement that had been delivered with SunCoke’s proposal of November 28, 2018. Among the comments proposed by Akin Gump were (i) revisions meant to enhance the likelihood of consummation of the Merger, including the payment of a $6 million termination fee from SunCoke to SXCP if the Merger Agreement was terminated under certain circumstances, and (ii) covenants restricting SunCoke’s ability to undertake certain equity issuances and third-party agreements in the period between signing and closing. The proposed revisions to the draft Merger Agreement did not include a vote of a majority of the SXCP Public Unitholders.

On January 11, 2019, SunCoke responded to the SXCP Conflicts Committee’s January 6, 2019 counterproposal by delivering a further revised proposal contemplating an exchange ratio of 1.39 new shares of SunCoke Common Stock per SXCP Common Unit. In its revised proposal, SunCoke expressed its view that paying a one-time, special cash distribution would be contrary to a critical objective of the proposed merger, which was to strengthen the balance sheet of the resultant combined entity. However, SunCoke proposed implementing, subject to approval of the SunCoke Board, a quarterly dividend of $0.05 per share of SunCoke Common Stock, or $0.20 per share of SunCoke Common Stock on an annualized basis, beginning with the first full quarterly period after the closing of the Merger, which represented an increase from the proposed quarterly dividend of $0.01 per share of SunCoke Common Stock, or $0.04 per share of SunCoke Common Stock on an annualized basis, included in the financial projections that had been provided by SunCoke to the SXCP Conflicts Committee.

On January 12, 2019, the SXCP Conflicts Committee held a telephonic meeting with representatives of Akin Gump and Citi. After considering and discussing SunCoke’s January 11, 2019 proposal, the SXCP Conflicts Committee decided to respond to SunCoke’s January 11, 2019 letter by proposing: (i) an exchange ratio of 1.39 new shares of SunCoke Common Stock per SXCP Common Unit; and (ii) a one-time, special cash distribution of $0.50 for each outstanding publicly-held SXCP Common Unit at closing.

On January 13, 2019, at the direction of the SXCP Conflicts Committee, representatives of Citi delivered to representatives of Evercore the SXCP Conflicts Committee’s response, reflecting the terms discussed at the SXCP Conflicts Committee’s January 12, 2019 meeting, to SunCoke’s January 11, 2019 proposal.

On January 15, 2019, SunCoke responded to SXCP’s January 13, 2019 counterproposal by delivering a further revised proposal to the SXCP Conflicts Committee, contemplating an exchange ratio of 1.39 new shares of SunCoke Common Stock per SXCP Common Unit. In its revised proposal, SunCoke proposed implementing, subject to approval of the SunCoke Board, a quarterly dividend of $0.06 per share of SunCoke Common Stock, or $0.24 per share of SunCoke Common Stock on an annualized basis, beginning with the first full quarterly period after the closing of the Merger.

On January 16, 2019, the SXCP Conflicts Committee held a telephonic meeting to discuss the revised SunCoke proposal with representatives of Akin Gump and Citi. After considering and discussing SunCoke’s revised proposal, the SXCP Conflicts Committee determined it would further consider the terms of the proposed merger before determining whether and the terms on which to deliver a counterproposal to SunCoke. Also at the meeting, the SXCP Conflicts Committee and its advisors discussed updated financial forecasts for SunCoke and SXCP that had been provided on that date, on behalf of SunCoke primarily to reflect SunCoke’s and SXCP’s actual full-year 2018 results and year-end financial position.

On January 17, 2019, the SunCoke Board convened a special telephonic meeting, attended by all seven directors, as well as members of SunCoke management. During this meeting, members of management provided an update on the status of negotiations with the SXCP Conflicts Committee and the most recent counterproposal from the SXCP Conflicts Committee.

On January 18, 2019, Mr. Rippey called Mr. Somerhalder to discuss the SXCP Conflicts Committee’s continued request for a one-time special cash payment as part of the proposed merger consideration and SunCoke’s continued rejection of this request.

On January 19, 2019, the SXCP Conflicts Committee held a telephonic meeting, attended by representatives of Akin Gump and Citi. During the meeting, the SXCP Conflicts Committee and its advisors discussed a potential response to SunCoke’s revised proposal. After the Committee temporarily adjourned the meeting, Mr. Somerhalder called Mr. Rippey to further discuss SunCoke’s revised proposal.

Later on January 19, 2019, the SXCP Conflicts Committee reconvened the telephonic meeting with representatives of Akin Gump and Citi in attendance. Mr. Somerhalder updated the participants on his conversation with Mr. Rippey, and the SXCP Conflicts Committee and its advisors further discussed the terms of SunCoke’s revised proposal. Following this discussion, the SXCP Conflicts Committee determined to respond to SunCoke by proposing: (i) an exchange ratio of 1.40 new shares of SunCoke Common Stock per SXCP Common Unit; and (ii) an assumption that: (w) SunCoke would implement a quarterly dividend of at least $0.06 per share of SunCoke Common Stock, or $0.24 per share of SunCoke Common Stock on an annualized basis, following closing of the Merger; (x) SXCP would continue to declare and pay quarterly cash distributions of at least $0.40 per unit for each fiscal quarter prior to closing of the Merger; (y) the Merger would not close prior to the record date for the distribution relating to the first quarter of 2019; and (z) the SXCP Public Unitholders would receive a final distribution at closing equal to the product of (1) the number of days elapsed from the first day of the most recent fiscal quarter with respect to which a distribution record date has not occurred multiplied by (2) a daily distribution rate equal to the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90. On January 20, 2019, at the direction of the SXCP Conflicts Committee, representatives of Citi delivered to representatives of Evercore the SXCP Conflicts Committee’s response, reflecting the terms discussed at the SXCP Conflicts Committee’s January 19, 2019 meeting, to SunCoke’s January 15, 2019 proposal.

On January 22, 2019, SunCoke responded to SXCP’s January 21, 2019 counterproposal by delivering a further revised proposal to the SXCP Conflicts Committee proposing to: (a) cause the exchange of 1.40 new shares of SunCoke Common Stock for each outstanding publicly-held SXCP Common Unit; (b) announce its intention to implement a quarterly dividend, subject to the approval of its Board of Directors, of $0.06 per share of SunCoke Common Stock, or $0.24 per share of SunCoke Common Stock on an annualized basis, with respect to the first full calendar quarter after the closing of the Merger and payable in the quarter thereafter; (c) cause

SXCP to continue to declare and pay quarterly cash distributions of $0.40 per SXCP Common Unit for each fiscal quarter with respect to which the record date occurs prior to closing of the Merger; and (d) cause the SXCP Public Unitholders to receive a final distribution at closing, payable in shares of SunCoke Common Stock (valued as of the date prior to execution of the Merger Agreement) equal to the product of: (i) the number of days elapsed from the first day of the most recent fiscal quarter with respect to which a distribution record date has not occurred multiplied by (ii) a daily distribution rate equal to the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90. In making this revised proposal, SunCoke assumed that the Merger would not close prior to the record date for the distribution relating to the first quarter of 2019. This revised proposal, signifying the mutual intent of SunCoke and the SXCP Conflicts Committee, subject to the negotiation, execution and delivery of mutually satisfactory definitive agreements with respect to the Merger, was countersigned by Mr. Somerhalder on behalf of the SXCP Conflicts Committee and delivered to SunCoke on January 29, 2019.

Also on January 22, 2019, on behalf of SunCoke, Baker Botts sent to Akin Gump a revised draft of the Merger Agreement in response to the comments that Akin Gump had sent on January 8, 2019. In the revised draft, SunCoke agreed to certain post-signing restrictions on SunCoke, including limitations on issuance of additional SunCoke equity prior to closing, but rejected the proposal of a termination fee in the event that SunCoke terminated the Merger Agreement following a change of recommendation by the SunCoke Board.

On January 24, 2019, the SXCP Conflicts Committee held a telephonic meeting with representatives of Akin Gump and Citi in attendance. During the meeting, the SXCP Conflicts Committee discussed SunCoke’s January 22, 2019 proposal and the revised draft of the Merger Agreement received from Baker Botts.

On January 25, 2019, on behalf of the SXCP Conflicts Committee, Akin Gump sent to Baker Botts a revised draft of the Merger Agreement, in response to the comments that Baker Botts had sent on January 22, 2019. The revised draft contemplated that, during the period between signing and closing, SunCoke would not be permitted to issue additional equity valued at more than $100 million, and also contemplated a termination fee of $6 million in the event that SunCoke terminated the Merger Agreement following a change of recommendation by the SunCoke Board. Later that afternoon, representatives of Baker Botts, Akin Gump and SunCoke management conferred by telephone regarding the remaining open points in the draft Merger Agreement. During the call, the representatives of SunCoke proposed to agree to: (i) the SXCP Conflicts Committee’s request for a $6 million termination fee in the event that SunCoke terminated the Merger Agreement following a change of recommendation by the SunCoke Board; and (ii) the SXCP Conflicts Committee’s request for a lower limit on equity issuances by SunCoke, if the SXCP Conflicts Committee otherwise agreed to the then-current draft.

On January 26, 2019, the SXCP Conflicts Committee held a telephonic meeting, also attended by representatives of Akin Gump and Citi. Representatives of Akin Gump informed the SXCP Conflicts Committee regarding Akin Gump’s conversation with SunCoke and Baker Botts representatives on the revised draft Merger Agreement.

Later that day, representatives of Akin Gump reported to Baker Botts that the SXCP Conflicts Committee had accepted SunCoke’s revisions to the Merger Agreement as outlined by SunCoke on January 25, 2019, subject to review of the revised draft Merger Agreement reflecting such revisions.

On January 28, 2019, on behalf of SunCoke, Baker Botts sent to Akin Gump a revised draft of the Merger Agreement, reflecting the discussion of January 25, 2019. Also later that day, Baker Botts sent Akin Gump an initial draft of the Support Agreement.

Over the next several days, the parties spoke with frequency regarding open items, including whether separate disclosure schedules were necessary to the Merger Agreement, additional edits to the Merger Agreement, including regarding the formula for SXCP distributions through closing, the Support Agreement and the public disclosure for the announcement of the execution of the Merger Agreement. The parties ultimately determined that no separate disclosure letters were required and instead included the necessary disclosures as schedules to the Merger Agreement.

On February 4, 2019, the SXCP Conflicts Committee held a telephonic meeting, which was attended by representatives of Akin Gump and Citi. During the meeting, Akin Gump reviewed with the SXCP Conflicts Committee the final terms of the Merger Agreement and Support Agreement. Also at this meeting, Citi reviewed with the SXCP Conflicts Committee its financial analysis of the Exchange Ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated February 4, 2019, to the SXCP Conflicts Committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to SXCP Public Unitholders. After discussion, the SXCP Conflicts Committee unanimously (i) determined that the Merger Agreement, the Support Agreement and the transactions contemplated thereby are not adverse to, and are in the best interest of, SXCP, including the SXCP Public Unitholders; (ii) approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Merger, which approval constituted “Special Approval” under the SXCP Partnership Agreement; and (iii) recommended that the SXCP Board approve the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Merger. See the section titled “The Merger—Recommendations of the SXCP Conflicts Committee and the SXCP Board and Their Reasons for the Merger.”

Later on February 4, 2019, a special telephonic meeting of the SXCP Board was held. In addition to members of SunCoke management, the meeting was attended by representatives of both Akin Gump and Baker Botts. At the meeting, the SXCP Conflicts Committee reported to the full SXCP Board as to its determinations and its receipt of Citi’s opinion as to the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the Merger Agreement. The full SXCP Board discussed the proposed Merger with the SXCP Conflicts Committee. At this meeting, the SXCP Board (acting upon the recommendation of the SXCP Conflicts Committee) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby were in the best interest of SXCP; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger; and (iii) directed that the Merger Agreement be submitted to a vote of SXCP Common Unitholders and authorized the SXCP Common Unitholders to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement.

Also on February 4, 2019, a special telephonic meeting of the SunCoke Board was convened, with members of SunCoke management and representatives of Evercore and Baker Botts also in attendance. At this meeting, at the request of the SunCoke Board, management reviewed the principal terms of the Merger Agreement. Additionally, Evercore reviewed its financial analysis of the Exchange Ratio and rendered an oral opinion, later confirmed by delivery of a written opinion dated February 4, 2019, to the SunCoke Board that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio was fair, from a financial point of view, to SunCoke. The SunCoke Board also discussed the potential market reaction to the transaction as well as perceived potential benefits of, and other considerations relating to, the Merger. After discussion, the SunCoke Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, were in the best interests of SunCoke and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) resolved to submit the Parent Stock Issuance to a vote of SunCoke’s stockholders and recommend approval of the Parent Stock Issuance at the SunCoke Special Meeting.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by a majority of the members of the SXCP Conflicts Committee acting in good faith constituted “Special Approval” under the SXCP Partnership Agreement. Under Section 7.9(c) of the SXCP Partnership Agreement, whenever a potential conflict of interest exists, such as consideration of the Merger Agreement and the Merger and other transactions contemplated thereby, any resolution or course of action by the SXCP General Partner or its affiliates in respect of such conflict of interest will be permitted and conclusively deemed approved by SXCP and by all of the partners of SXCP, and will not constitute a breach of the SXCP Partnership Agreement or of any duty existing at law, in equity or otherwise or obligation of any type, if the resolution or course of action is approved by Special Approval.

Under Section 7.10(b) of the SXCP Partnership Agreement, any action taken or omitted to be taken by the SXCP General Partner in reliance upon the advice or opinion of certain advisers (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it), as to matters reasonably believed to be in such adviser’s professional or expert competence, will be “conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.”

Recommendations of the SXCP Conflicts Committee and the SXCP Board and Their Reasons for the Merger

The SXCP Conflicts Committee consists of two independent directors, John W. Somerhalder II and Martha Z. Carnes, each of whom was appointed on August 11, 2017, to serve as directors effective as of September 1, 2017, concurrently with the resignations of C. Scott Hobbs, Wayne L. Moore and Nancy M. Snyder. In resolutions approved by the SXCP Board on December 3, 2018, the SXCP Board authorized the SXCP Conflicts Committee to, among other things, (i) review and evaluate the terms and conditions, and determine the advisability, of the proposed Merger; (ii) negotiate, or delegate the ability to negotiate to any persons, with any party the SXCP Conflicts Committee deems appropriate, with respect to the terms and conditions of the proposed Merger; (iii) determine whether to give or withhold the SXCP Conflicts Committee’s approval of the proposed Merger, including by “Special Approval” pursuant to Section 7.9(c) of the SXCP Partnership Agreement; and (iv) make a recommendation to the SXCP Board whether to approve the proposed Merger.

The SXCP Conflicts Committee retained Akin Gump as its legal counsel and Citi as its financial advisor in connection with its evaluation of the proposed Merger. The SXCP Conflicts Committee, among other things, conducted a review and evaluation of SunCoke’s proposal and conducted negotiations with SunCoke and its representatives with respect to the Merger, the Merger Agreement and the Support Agreement.

On February 4, 2019, the SXCP Conflicts Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are not adverse to, and are in the best interest of, SXCP, including the SXCP Public Unitholders; (ii) approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Merger, which approval constituted “Special Approval” under the SXCP Partnership Agreement; and (iii) recommended that the SXCP Board approve the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Merger.

Later on February 4, 2019, the SXCP Board (acting upon the recommendation of the SXCP Conflicts Committee) (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interest of SXCP, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted to a vote of SXCP Common Unitholders and authorized the SXCP Common Unitholders to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement.

The SXCP General Partner, the SXCP Conflicts Committee and the SXCP Board have not, including, without limitation, in making the determinations and approvals set forth above, assumed any obligations to SXCP or its limited partners (whether fiduciary, contractual, implied or otherwise) other than those obligations that may exist pursuant to the SXCP Partnership Agreement. Under the SXCP Partnership Agreement, whenever the SXCP General Partner, the SXCP Board or any committee of the SXCP Board (including the SXCP Conflicts Committee) makes a determination or takes any other action in its capacity as the general partner of SXCP then, unless another express standard is provided for in the SXCP Partnership Agreement, the SXCP General Partner, SXCP General Partner, the SXCP Board or such committee must make such determination or take or decline to take such other action in good faith and is not subject to any higher standard under the SXCP Partnership Agreement or under applicable law. A determination, other action or failure to act by SXCP General Partner, the SXCP Board or any committee thereof (including the SXCP Conflicts Committee) will be deemed to be in good faith unless the SXCP General Partner, the SXCP Board or any committee thereof (including the SXCP Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of SXCP. Nothing in this joint prospectus/consent statement/proxy statement or the actions or determinations of the SXCP General Partner, the SXCP Board or the SXCP Conflicts Committee described in this joint prospectus/consent statement/proxy statement should be read to mean that the SXCP General Partner, the SXCP Board or the SXCP Conflicts Committee assumed any obligations to SXCP or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist pursuant to the SXCP Partnership Agreement. You are urged to read the full text of the SXCP Partnership Agreement, which is incorporated by reference into this joint prospectus/consent statement/proxy statement. See the section titled “Where You Can Find More Information.”

The SXCP Conflicts Committee consulted with its legal and financial advisors and considered various factors in making its determination and approvals with respect to the Merger, the Merger Agreement and the Support Agreement, and the related recommendation to the SXCP Board. The SXCP Conflicts Committee viewed the following factors as generally positive or favorable in arriving at its determination, approvals and recommendation:

•

The Exchange Ratio of 1.40 shares of SunCoke Common Stock for each outstanding SXCP Public Unit, which represents an implied premium of approximately 10.4% to the closing price of SXCP Common Units on February 1, 2019, the trading day prior to the date on which the SXCP Conflicts Committee made its determinations regarding the Merger, and approximately 15.3% based on the average exchange ratio between SunCoke Common Stock and SXCP Common Units for the ten-day period ending on February 1, 2019.

•

SXCP Public Unitholders will be entitled to receive a prorated distribution per SXCP Public Unit, payable in SunCoke Common Stock and based on a quarterly distribution of $0.40 per unit, for the period beginning with the first day of the most recent full calendar quarter with respect to which an SXCP distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the closing occurs) and ending on the day prior to the closing of the Merger.

•	SunCoke’s status as a corporation following the Merger provides a number of potential benefits relative to SXCP’s MLP structure, including that:

•

corporations generally attract a broader investor base as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations;

•	SXCP Public Unitholders will have enhanced voting and other rights as stockholders of a corporation as compared to unitholders of an MLP controlled by a general partner; and

•

SunCoke Common Stock is expected to have greater liquidity than SXCP Public Units given the larger average daily trading volume of SunCoke Common Stock resulting from its broader investor base and larger public float.

•

The combined company will not be subject to the potential cost-of-capital burden resulting from the incentive distributions payable to SunCoke, which could from time to time make it more challenging for SXCP to pursue accretive acquisitions and relatively more expensive to fund its capital program.

•

The SXCP Conflicts Committee’s belief that the Merger presents a better opportunity to obtain value for the SXCP Public Unitholders, based on a comparison of the Merger against the SXCP status quo and in light of the IRS’ January 2017 decision to exclude cokemaking as a qualifying income generating activity in its final regulations issued in relation to the qualifying income exception for publicly traded partnerships.

•

The Merger is expected to improve the combined company’s credit profile and strengthen the combined company’s balance sheet by allowing it to retain a higher proportion of internally generated cash flow and potentially lower the combined company’s cost of capital, thereby allowing it to reduce its debt financing requirements, fund its maintenance capital requirements (including the anticipated significant cost of repairing and replacing SXCP’s heat recovery steam generation facilities) and improve its ability to pursue acquisitions and growth opportunities.

•	The Merger provides SXCP Public Unitholders with equity ownership in SunCoke, an entity expected to have better access to equity capital markets to fund growth projects.

•	In receiving SunCoke Common Stock in the Merger, SXCP Public Unitholders will be provided an opportunity to participate in the potential growth at SunCoke’s Indiana Harbor facility.

•

The financial presentation and opinion, dated February 4, 2019, of Citi to the SXCP Conflicts Committee as to the fairness, from a financial point of view and as of such date, of the Exchange Ratio provided for pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below in the section titled “Opinion of the SXCP Conflicts Committee’s Financial Advisor.”

•

The SXCP Conflicts Committee’s belief that the Merger Consideration represented the greatest amount of consideration that SunCoke was willing to agree to pay at the time of the SXCP Conflicts Committee’s determination and approval.

•	The Merger will simplify SunCoke’s and SXCP’s structure and eliminate potential conflicts of interest between SunCoke and SXCP.

•	The Merger is expected to create synergies in the form of cost savings and other efficiencies as a result of maintaining one public company rather than two.

•

The Exchange Ratio is fixed and therefore the implied value of the consideration payable to SXCP Public Unitholders will increase in the event that the market price of SunCoke Common Stock increases prior to the closing of the Merger.

•	SunCoke’s stated intention to initiate a quarterly dividend after the closing of the Merger at an annual rate of $0.24 per share.

•	The terms of the Merger Agreement, principally:

•

the pre-closing covenants applicable to SunCoke providing protection to SXCP Public Unitholders by restricting SunCoke’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the Merger Consideration;

•

SunCoke’s obligation to use reasonable commercial efforts to cause SXCP to declare and pay regular quarterly cash distributions at the quarterly rate of $0.40 per SXCP Common Unit, with the declaration date and record date for each quarterly distribution to occur no later than 35 and 47 days, respectively, after the end of each fiscal quarter;

•	the provisions requiring the consent of the SXCP Conflicts Committee to any amendment of or granting of a consent or waiver under the Merger Agreement;

•

SunCoke’s obligation to pay a termination fee and/or an expense reimbursement amount to SXCP Partners in certain circumstances in connection with termination of the Merger Agreement (as described under “The Merger Agreement—Termination” and “The Merger Agreement—Expense Reimbursement and Termination Fee”); and

•	that the consummation of the Merger is not conditioned on financing.

•	The lack of significant regulatory hurdles to consummation of the Merger increases the probability that the Merger will be completed.

•

The probability that SXCP and SunCoke will be able to consummate the Merger is significantly increased by the Support Agreement, requiring SC&C to provide a written consent in favor of the Merger Agreement and Merger, which is the only SXCP Common Unitholder approval required to be obtained.

•	The SXCP Conflicts Committee’s belief that potential alternative transactions with third parties were not achievable given SunCoke’s control of the SXCP General Partner.

•

In addition, the SXCP Conflicts Committee considered a number of other factors relating to procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

•

In connection with its consideration of the Merger, the SXCP Conflicts Committee selected and retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, SunCoke’s and SXCP’s industry generally, and SunCoke and SXCP particularly, as well as substantial experience advising publicly traded MLPs and other companies with respect to transactions similar to the Merger;

•

The terms and conditions of the Merger were determined through arm’s-length negotiations between the SXCP Conflicts Committee and the SunCoke Board and management and their respective representatives and advisors;

•	The SXCP Conflicts Committee had no obligation to approve or recommend any transaction; and

•

The members of the SXCP Conflicts Committee have served on the SXCP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of SunCoke.

The SXCP Conflicts Committee viewed the following factors as generally negative or unfavorable in arriving at its determination, approvals and recommendation:

•

The SXCP Public Unitholders will receive shares of SunCoke Common Stock that are expected, over the medium term, to pay a lower dividend as compared to the current distribution on SXCP Public Units on a standalone basis.

•	The Merger should be a taxable transaction to the SXCP Public Unitholders for U.S. federal income tax purposes. See the section titled “Material U.S. Federal Income Tax Consequences.”

•

Following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of SXCP is currently subject to only one level of tax (at the unitholder level).

•

The Exchange Ratio is fixed and therefore the implied value of the consideration payable to SXCP Public Unitholders will decrease in the event that the market price of SunCoke Common Stock decreases prior to the closing of the Merger.

•

The SXCP Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of SXCP or its assets. Since SunCoke indirectly controls SXCP, the SXCP Conflicts Committee believed that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire the assets or control of SXCP, and it was unlikely that the SXCP Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of the assets or control of SXCP.

•

SunCoke owns a sufficient number of SXCP Common Units to approve the Merger Agreement and the Merger without the approval of the SXCP Public Unitholders, and there is no requirement for separate approval by the SXCP Public Unitholders.

•	There is risk that the potential benefits expected to be realized in the Merger might not be fully realized, or might not be realized within the expected time period.

•

The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to SXCP’s normal business or negatively impact the trading price of SXCP Common Units.

•

While no specific issues came to the attention of the SXCP Conflicts Committee with respect to information it was provided, the SXCP Conflicts Committee was aware that SunCoke, as the control party of SXCP, controlled the delivery and presentation of information that the SXCP Conflicts Committee received for purposes of evaluating the Merger and the Merger Agreement.

•	Certain terms of the Merger Agreement, principally:

•	that the Merger is conditioned upon receiving the Parent Stock Issuance Approval;

•

the provisions allowing the SunCoke Board to make a SunCoke Adverse Recommendation Change (as described under “The Merger Agreement—SunCoke Board Recommendation and SunCoke Adverse Recommendation Change”); and

•

the provisions allowing for the termination of the Merger Agreement under certain circumstances following a SunCoke Adverse Recommendation Change (as described under “The Merger Agreement—Termination”).

•	SXCP Public Unitholders are not entitled to appraisal rights under the Merger Agreement, the SXCP Partnership Agreement or Delaware law.

•	SXCP Public Unitholders will be foregoing the potential benefits that could be realized by remaining common unitholders of a standalone entity.

•	SunCoke Common Stock may not trade at the expected valuations.

•	The resulting combined company might not achieve its projected financial results or expected synergies.

•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

•	Some of SXCP’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the SXCP Public Unitholders.

•	The risks of the type and nature described under the heading “Information Regarding Forward-Looking Statements” in this joint prospectus/consent statement/proxy statement.

The foregoing discussion of the information and factors considered by the SXCP Conflicts Committee is not intended to be exhaustive, but includes material factors the SXCP Conflicts Committee considered. In view of the variety of factors and the quality and amount of information considered, the SXCP Conflicts Committee as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall evaluation of the Merger. Individual members of the SXCP Conflicts Committee may have given different relative considerations to different factors. Overall, the SXCP Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered.

The explanation of the reasoning of the SXCP Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections titled “Information Regarding Forward-Looking Statements” and “Risk Factors.”

In reaching its conclusions regarding the Merger, the SXCP Board not only considered the process by which the SXCP Conflicts Committee has made its recommendations but also considered the matters described above or considered by the SXCP Conflicts Committee. As in the case of the SXCP Conflicts Committee, in view of the variety of factors and the quality and amount of information considered, the SXCP Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Merger. Individual members of the SXCP Board may have given different relative considerations to different factors.

Unaudited Financial Projections of SunCoke and SXCP

Neither SunCoke nor SXCP routinely publishes projections as to long-term future performance, earnings or dividends and distributions. In connection with the proposed Merger, management of SunCoke prepared non-public projections relating to the future financial and operating performance of SunCoke and SXCP with respect to the fiscal years ending December 31, 2019 through 2023. The projections summarized below were provided to the SXCP Conflicts Committee, the SXCP Board and the SunCoke Board in connection with their analysis of the Merger. These financial projections also were provided to SunCoke’s financial advisor, Evercore, and to the SXCP Conflicts Committee’s financial advisor, Citi, for their use and reliance in connection with their respective analyses and opinions described under the headings “—Opinion of SunCoke’s Financial Advisor” and “—Opinion of the SXCP Conflicts Committee’s Financial Advisor,” respectively. The summary of these projections is included below because these projections were made available to the SXCP Conflicts Committee, the SXCP Board, the SunCoke Board and their respective financial advisors in connection with the proposed Merger.

You should be aware that uncertainties are inherent in prospective financial information of any kind, and such uncertainties may increase with the passage of time. None of SunCoke or SXCP or any of their affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any SXCP Common Unitholder or SunCoke Stockholder, or any other person, regarding the ultimate performance of SXCP or SunCoke compared to the summarized information set forth below or that any such results will be achieved.

The inclusion of the following summary projections in this joint prospectus/consent statement/proxy statement should not be regarded as an indication that SXCP, SunCoke, or their respective advisors or other representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

The SunCoke and SXCP projections summarized below were prepared by management of SunCoke. The SunCoke and SXCP projections were not prepared with a view toward public disclosure or toward compliance with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither KPMG LLP (“KPMG”), nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, and accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. KPMG has not given advice or consultation in connection with the proposed Merger. The KPMG reports incorporated by reference into this joint prospectus/consent statement/proxy statement with respect to SunCoke and SXCP relate to historical financial information of SunCoke and SXCP, respectively. Such reports do not extend to the projections included below and should not be read to do so. Neither the SXCP Board nor the SunCoke Board prepared, and none of the SXCP Board, the SXCP Conflicts Committee, the SXCP General Partner, SXCP Board or the SunCoke Board gives any assurance regarding, the summarized information to any SXCP Common Unitholder or SunCoke Stockholder.

The financial projections are inherently subjective in nature, susceptible to interpretation and, accordingly, such projections may not be achieved. The financial projections also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. SunCoke management also prepares financial projections that include prospective projects, which are risked based on the status of each project’s probability of success and final approval, among other factors. The financial projections that include risked prospective projects are reviewed alongside the other projections in the ordinary course. As noted therein, the financial projections presented to the SXCP Conflicts Committee included the effects of risked prospective projects. Prospective mergers and acquisitions were excluded from the financial projections. Accordingly, there can be no assurance that the assumptions made in preparing the financial projections upon which the foregoing projected financial information was based will be realized. There may be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of SunCoke and SXCP. Although SunCoke’s management believes that there was a reasonable basis for its projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and such uncertainty increases with the length of the projected period. The projections are forward-looking statements and are subject to risks and uncertainties. See the section titled “Information Regarding Forward-Looking Statements.”

In developing the financial projections provided to the SXCP Conflicts Committee, SunCoke’s management made numerous material assumptions with respect to SunCoke and SXCP for the fiscal years ending December 31, 2019 through 2023, including:

•	the cash flow from existing assets and business activities;

•	expected volume and pricing for cokemaking and logistic contract renewals;

•	organic growth opportunities and potential economic terms;

•	capital expenditures and operating cash flows, including the related amounts and timing thereof;

•	outstanding debt during applicable periods, and the availability and cost of funding; and

•	other general business, market, and financial assumptions.

The summarized projected financial information set forth below was based on SunCoke’s and SXCP’s projected results for the fiscal years ending December 31, 2019 through 2023 with respect to the projections (may reflect rounding).

	Year Ended December 31,
	2019	2020	2021	2022	2023
	(Dollars in millions)
SunCoke:
Standalone SunCoke Adjusted EBITDA (1)	$47	$69	$67	$70	$65
SXCP Distributions(2)	$47	$47	$47	$47	$47
Cash Available for Dividends – Adjusted(3)	$84	$93	$79	$63	$67

SXCP:
Adjusted EBITDA attributable to SXCP(4)	$219	$227	$232	$237	$217
Distributable Cash Flow(5)	$100	$104	$106	$129	$114
Total Distributed Cash Flow(6)	$75	$75	$75	$75	$75

(1)

Standalone SunCoke Adjusted EBITDA is a non-GAAP measure of financial performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for non-recurring items and excluding the impact of transaction costs related to the simplification transaction. Standalone SunCoke Adjusted

EBITDA refers to adjusted EBITDA attributable to SunCoke excluding GP/LP distributions from SXCP and cash distributions made by Indiana Harbor in respect of non-controlling interests and related capital expenditure reimbursements, and includes SunCoke’s 100% interests in Jewell Coke, Brazil, and Dismal River Terminal, 85.2% interest in Indiana Harbor, 2% interests in Middletown, Haverhill, and Granite City, and SunCoke’s corporate and other costs.
(2)	SunCoke’s GP/LP distributions from SXCP.
(3)

Cash Available for Dividends – Adjusted is a non-GAAP measure of financial performance and is defined as Standalone SunCoke Adjusted EBITDA, computed as described above, less standalone maintenance capital expenditures, interest expense, cash taxes, and excluding certain noncash items. Adjustment includes adding back one-time oven rebuild costs at Indiana Harbor ($40 million of capital expenditures and $10 million of operating expenses) in 2019.

(4)

Adjusted EBITDA attributable to SXCP is a non-GAAP measure of financial performance. Adjusted EBITDA represents EBITDA, adjusted for non-recurring items and excluding the impact of transaction costs related to the simplification transaction. Adjusted EBITDA attributable to SXCP includes 100% interests in Convent Marine Terminal, Kanawha River Terminal, and Lake Terminal, 98.0% interests in Middletown, Haverhill, and Granite City, and SXCP’s corporate costs.

(5)

Distributable Cash Flow is a non-GAAP measure of financial performance and is defined as Adjusted EBITDA attributable to SXCP, computed as described above, less net cash paid for interest expense, ongoing capital expenditures, accruals for replacement capital expenditures, cash taxes, and adjusted for deferred revenue.

(6)	Total distributions paid by SXCP to its general partner and limited partners assuming a $0.40 per unit quarterly distribution.

NEITHER SXCP NOR SUNCOKE INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH PROSPECTIVE FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinion of the SXCP Conflicts Committee’s Financial Advisor

The SXCP Conflicts Committee has engaged Citi to act as its financial advisor in connection with the proposed Merger. In connection with Citi’s engagement, the SXCP Conflicts Committee requested that Citi evaluate the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the Merger Agreement. On February 4, 2019, at a meeting of the SXCP Conflicts Committee held to evaluate the proposed Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated February 4, 2019, to the SXCP Conflicts Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to holders of SXCP Public Units.

The full text of Citi’s written opinion, dated February 4, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint prospectus/consent statement/proxy statement and is incorporated into this joint prospectus/consent statement/proxy statement by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the SXCP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of SXCP General Partner to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for SXCP or the effect of any other transaction which SXCP might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated February 3, 2019, of the Merger Agreement;

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held discussions with certain senior officers, directors and other representatives of SXCP General Partner and certain senior officers and other representatives of SunCoke concerning the businesses, operations and prospects of SXCP and SunCoke;

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reviewed certain publicly available and other business and financial information relating to SXCP and SunCoke provided to or discussed with Citi by the respective managements of SXCP General Partner and SunCoke, including certain financial forecasts and other information and data relating to SXCP and SunCoke provided to or discussed with Citi by the managements of SXCP General Partner and SunCoke, in each case as reviewed and approved for Citi’s use by the SXCP Conflicts Committee;

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reviewed certain information and data relating to potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of SunCoke to result from the Merger;

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reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of SXCP Common Units and SunCoke Common Stock, the financial condition and historical and projected cash flows and other operating data of SXCP and SunCoke and the capitalization of SXCP and SunCoke;

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analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of SXCP and SunCoke;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;

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reviewed certain potential pro forma financial effects of the Merger utilizing the financial forecasts and other information and data relating to SXCP and SunCoke and the potential strategic implications and financial and operational benefits referred to above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of SXCP General Partner and SunCoke that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data (including estimates as to the tax attributes of SunCoke on a standalone basis and after giving effect to the Merger as expected by the management of SunCoke to be utilized by SunCoke) that Citi was directed to utilize in its analyses, Citi was advised by the managements of SXCP General Partner and SunCoke, and Citi assumed, with the SXCP Conflicts Committee’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, as applicable, as to, and were a reasonable basis upon which to evaluate, the future financial performance of SXCP and SunCoke, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of SunCoke to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with the SXCP Conflicts Committee’s consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

Citi relied, at the SXCP Conflicts Committee’s direction, upon the assessments of the managements of SXCP General Partner and SunCoke, as the case may be, as to, among other things, (i) the potential impact on SXCP and SunCoke of market, seasonal, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the coke production, coal, bulk terminaling and steel manufacturing industries and the geographic regions in which SXCP and SunCoke operate, including energy and commodity pricing and supply and demand for coal and steel, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (ii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, employees, suppliers, service providers and other commercial relationships of SXCP and SunCoke, and (iii) the ability of SunCoke to integrate the operations of SXCP and SunCoke. Citi assumed, with the SXCP Conflicts Committee’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on SXCP, SunCoke or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of SXCP, SunCoke or any other entity and Citi did not make any physical inspection of the properties or assets of SXCP, SunCoke or any other entity. Citi did not evaluate the solvency or fair value of SXCP, SunCoke or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on SXCP, SunCoke or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders or investigations. Citi assumed, with the SXCP Conflicts Committee’s consent, that the Merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on SXCP, SunCoke or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, with the SXCP Conflicts Committee’s consent, that the Merger would qualify for the intended tax treatment contemplated by the Merger Agreement. Citi’s opinion, as set forth therein, relates to the relative values of SXCP and SunCoke. Citi did not express any view or opinion as to the value of any securities (including SXCP Common Units or general partner interests and incentive distribution rights (“IDRs”) in SXCP) held by SunCoke, Merger Sub, SXCP General Partner, SXCP or their respective affiliates, the actual value of SunCoke Common Stock or any other securities when issued or retained in the Merger or the prices at which SunCoke Common Stock, SXCP Common Units or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Representatives of SXCP General Partner advised Citi, and Citi further assumed, that the final terms of the Merger Agreement did not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, tax and other laws, regulations and governmental and legislative policies affecting SXCP, SunCoke or the Merger (including the contemplated benefits thereof), and Citi relied, with the SXCP Conflicts Committee’s consent, upon the assessments of representatives of SXCP General Partner as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio (to the extent expressly specified therein), without regard to individual circumstances of specific holders with respect to any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) which may distinguish such holders or the securities of SXCP held by such holders and Citi’s analyses and opinion did not address, take into consideration or give effect to any rights, preferences, restrictions or limitations that may be attributable to any such securities nor did Citi’s opinion in any way address any other consideration payable in connection with the Merger or proportionate allocation or relative fairness. Citi’s opinion did not address any terms (other than the Exchange Ratio to the extent expressly specified therein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any support or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with Citi’s engagement, Citi was not requested to, and it did not, undertake a third-party solicitation process on behalf of SXCP with respect to the acquisition of all or a part of SXCP. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the SXCP Conflicts Committee was aware, the credit, financial and stock markets, and the industries in which SXCP and SunCoke operate, have experienced and continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on SXCP, SunCoke or the Merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of SXCP and SunCoke. No company, business or transaction reviewed is identical or directly comparable to SXCP, SunCoke or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between the SXCP Conflicts Committee and SunCoke and the decision on behalf of SXCP to enter into the Merger Agreement was solely that of the SXCP Conflicts Committee and the SXCP Board. Citi’s opinion was only one of many factors considered by the SXCP Conflicts Committee in its evaluation of Exchange Ratio and should not be viewed as determinative of the views of the SXCP Conflicts Committee, the SXCP Board or SXCP General Partner management with respect to the Merger or the consideration payable in the Merger.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses prepared and reviewed with the SXCP Conflicts Committee in connection with Citi’s opinion, dated February 4, 2019. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of the financial analyses described below, the term (i) “adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization, excluding certain non-recurring items, as applicable, and (ii) “SunCoke’s asset EBITDA” refers to adjusted EBITDA attributable to SunCoke excluding its limited partner interests in SXCP, referred to as LP interests, its general partner interests and related IDRs in SXCP, referred to as GP/IDR interests, and cash distributions made by Indiana Harbor in respect of non-controlling interests and related capital expenditure reimbursements. Approximate implied per unit and per share equity value reference ranges (other than such ranges derived from historical unit or stock trading histories and Wall Street research analysts’ unit or stock price targets) were rounded to the nearest $0.05 and approximate implied value reference ranges for SunCoke’s asset EBITDA and cash taxes were rounded to the nearest $5 million. Financial data utilized for SXCP and SunCoke in the financial analyses described below, to the extent based on financial forecasts and estimates of management, were based on financial forecasts and other information and data relating to SXCP and SunCoke provided to or discussed with Citi by the respective managements of SXCP and SunCoke (in each case as reviewed and approved for Citi’s use by the SXCP Conflicts Committee), referred to in this section as the SXCP forecasts and SunCoke forecasts, respectively.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, other than the selected precedent transactions analysis, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per unit equity value reference ranges derived for SXCP from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for SunCoke from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. In calculating an implied exchange ratio reference range as reflected in the selected precedent transactions analysis described below, Citi divided the low-end (or high-end, as the case may be) of the approximate implied per unit equity value reference range derived for SXCP from such analysis by the high-end (or low-end, as the case may be) of the approximate implied per share equity value reference range derived for SunCoke from the selected public companies analysis of SunCoke described below in order to calculate the low-end (or high-end) of such implied exchange ratio reference range.

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of SXCP (on a consolidated basis) and SunCoke (on a sum-of-the-parts basis) in which Citi reviewed certain financial and stock market information relating to SXCP, SunCoke and the selected publicly traded entities listed or referred to below.

SXCP. In its selected public companies analysis of SXCP, Citi reviewed certain financial and stock market information relating to SXCP and the following 12 selected publicly traded entities that Citi considered generally relevant, consisting of seven industrial process suppliers, referred to as the selected industrial process suppliers, one company with operations in the bulk terminaling industry, referred to as the selected bulk terminaling company, and four master limited partnerships, referred to as MLPs, with operations focused on the metals and mining industry, referred to as the selected M&M-focused MLPs, and, together with the selected industrial process suppliers and the selected bulk terminaling company, collectively referred to as the SXCP selected companies:

Selected Industrial Process Suppliers

•	Cabot Corporation
•	Compass Minerals International, Inc.
•	GrafTech International Ltd.
•	Harsco Corporation
•	Koppers Holdings Inc.
•	Minerals Technologies Inc.
•	PQ Group Holdings Inc.

Selected Bulk Terminaling Company

•	Westshore Terminals Investment Corporation

Selected M&M-Focused MLPs

•	Alliance Resource Partners, L.P.
•	Ciner Resources LP
•	Foresight Energy LP
•	Natural Resource Partners L.P.

Citi reviewed, among other information and to the extent publicly available, enterprise values, calculated, as applicable, as implied equity values based on closing unit or stock prices on February 1, 2019, plus implied general partner value, consolidated total debt, preferred equity and non-controlling interests and less consolidated cash and cash equivalents, as a multiple of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA. Financial data of the SXCP selected companies were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data of SXCP was based on the SXCP forecasts, publicly available Wall Street research analysts’ estimates and public filings.

The overall low to high calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples observed for the selected industrial process suppliers were 4.4x to 8.3x (with a median of 6.8x) and 4.2x to 7.7x (with a median of 6.4x), respectively, and for the selected M&M-focused MLPs were 4.1x to 5.9x (with a median of 5.3x) and 4.2x to 6.3x (with a median of 5.3x), respectively. The calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples observed for the selected bulk terminaling company were 6.9x and 6.2x, respectively. Citi noted that the calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples for SXCP were 6.3x and 6.2x, respectively, based on publicly available Wall Street research analysts’ estimates. Citi then applied selected ranges of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples derived from the SXCP selected companies of 5.7x to 7.0x and 5.4x to 6.5x, respectively, to corresponding data of SXCP based on the SXCP forecasts.

This analysis indicated an approximate implied per unit equity value reference range for SXCP of $9.15 to $15.00.

SunCoke. Citi performed a selected public companies analysis of SunCoke on a sum-of-the-parts basis to derive an approximate implied per share equity value reference range for SunCoke based on approximate implied values for (i) SunCoke’s asset EBITDA, (ii) SunCoke’s LP interests, and (iii) SunCoke’s GP/IDR interests.

In evaluating SunCoke’s asset EBITDA, Citi reviewed certain financial information relating to SunCoke’s asset EBITDA and certain financial and stock market information relating to the selected industrial process suppliers and the selected bulk terminaling company, collectively referred to as the SunCoke selected companies, including the overall low to high (and median) calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples observed for the selected industrial process suppliers and the calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples observed for the selected bulk terminaling company described above under “—Selected Public Companies Analyses—SXCP.” Financial data relating to SunCoke’s asset EBITDA was based on the SunCoke forecasts. Citi then applied selected ranges of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples derived from the SunCoke selected companies of 6.2x to 7.6x and 5.6x to 6.9x, respectively, to SunCoke’s asset EBITDA. This analysis indicated an approximate implied value reference range for SunCoke’s asset EBITDA of $340 million to $415 million.

In evaluating SunCoke’s LP interests, Citi utilized the approximate implied per unit equity value reference range derived for SXCP of $9.15 to $15.00 from the selected public companies analysis of SXCP described above under “—Selected Public Companies Analyses—SXCP,” which indicated an approximate implied value reference range for SunCoke’s LP interests of $261 million to $427 million.

In evaluating SunCoke’s GP/IDR interests, Citi reviewed the calendar year 2019 estimated cash distributions associated with SunCoke’s GP/IDR interests and SXCP’s current (as of February 1, 2019) indicative distribution yield. Financial data of SunCoke’s GP/IDR interests was based on the SXCP forecasts and publicly available information. This analysis indicated an approximate implied value for SunCoke’s GP/IDR interests of $13 million.

The analyses described above for SunCoke on a sum-of-the-parts basis indicated an overall approximate implied per share equity value reference range for SunCoke of $10.85 to $14.60.

Utilizing the approximate implied per unit equity value reference range derived for SXCP and the overall approximate implied per share equity value reference range derived for SunCoke as described above, Citi calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.627x – 1.382x	1.400x

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following 18 selected transactions that Citi considered generally relevant as transactions involving acquisitions by general partners of their respective affiliated MLPs with operations in the natural resources industry, referred to as the SXCP selected precedent transactions:

Announced	Acquiror	Seller/Target
November 26, 2018	• ArcLight Energy Partners Fund VI, L.P.	• TransMontaigne Partners L.P.
November 26, 2018	• Dominion Energy, Inc.	• Dominion Energy Midstream Partners, LP
October 22, 2018	• EnLink Midstream, LLC	• EnLink Midstream Partners, LP
October 18, 2018	• Valero Energy Corporation	• Valero Energy Partners LP
October 9, 2018	• Antero Midstream GP LP	• Antero Midstream Partners LP
September 28, 2018	• ArcLight Energy Partners Fund V, L.P.	• American Midstream Partners, LP
September 18, 2018	• Enbridge Inc.	• Enbridge Energy Partners, L.P.
August 24, 2018	• Enbridge Inc.	• Spectra Energy Partners, LP
August 1, 2018	• Energy Transfer Equity, L.P.	• Energy Transfer Partners, L.P.
March 26, 2018	• Tallgrass Energy GP, LP	• Tallgrass Energy Partners, LP

Announced	Acquiror	Seller/Target
January 2, 2018	• Archrock, Inc.	• Archrock Partners, L.P.
February 1, 2017	• ONEOK, Inc.	• ONEOK Partners, L.P.
May 31, 2016	• SemGroup Corporation	• Rose Rock Midstream, L.P.
November 3, 2015	• Targa Resources Corp.	• Targa Resources Partners LP
May 6, 2015	• Crestwood Equity Partners LP	• Crestwood Midstream Partners LP
November 12, 2014	• Enterprise Products Partners L.P.	• Oiltanking Partners, L.P.
August 10, 2014	• Kinder Morgan, Inc.	• El Paso Pipeline Partners, L.P.
August 10, 2014	• Kinder Morgan, Inc.	• Kinder Morgan Energy Partners, L.P.

Citi reviewed, among other information, the premiums implied by the consideration paid or proposed to be paid in the SXCP selected precedent transactions based on closing unit prices of the target partnerships involved in such transactions one trading day prior to the public announcement date of the relevant transaction and average closing unit prices of such target partnerships over the 30-day period prior to such announcement date. Financial data of the SXCP selected precedent transactions were based on public filings and other publicly available information. Unit price information of SXCP was based on publicly available market data.

The overall low to high one-day and average 30-day premiums observed for the SXCP selected precedent transactions were (3.9)% to 25.8% (with a mean of 8.8% and a median of 9.3%) and (8.7)% to 26.9% (with a mean of 10.1% and a median of 9.4%), respectively. Citi then applied selected ranges of premiums derived from the SXCP selected precedent transactions of 0% to 25.8% and 0% to 26.9% to SXCP’s closing unit price on February 1, 2019 and average closing unit prices over the 30-day period prior to February 1, 2019, respectively. This analysis indicated an approximate implied per unit equity value reference range for SXCP of $13.10 to $16.55.

Utilizing the approximate implied per unit equity value reference range derived for SXCP as described above and the overall approximate implied per share equity value reference range derived for SunCoke described above under “—Selected Public Companies Analyses—SunCoke,” Citi calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.897x – 1.525x	1.400x

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of SXCP (on a consolidated basis) and SunCoke (on a sum-of-the-parts basis).

SXCP. Citi performed a discounted cash flow analysis of SXCP by calculating the estimated present value of the unlevered free cash flows that SXCP was forecasted to generate during the fiscal years ending December 31, 2019 through December 31, 2023 based on the SXCP forecasts. Citi calculated implied terminal values for SXCP by applying to SXCP’s fiscal year 2023 estimated adjusted EBITDA a selected range of terminal adjusted EBITDA multiples of 5.7x to 7.0x. The present values (as of January 1, 2019) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.3% to 9.8%. This analysis indicated an approximate implied per unit equity value reference range for SXCP of $14.10 to $19.60.

SunCoke. Citi performed a discounted cash flow analysis of SunCoke on a sum-of-the-parts basis to derive an approximate implied per share equity value reference range for SunCoke based on approximate implied values for (i) SunCoke’s asset EBITDA, (ii) SunCoke’s LP interests and (iii) SunCoke’s GP/IDR interests, after taking into account SunCoke’s estimated cash taxes, based on the SunCoke forecasts.

In evaluating SunCoke’s asset EBITDA, Citi performed a discounted cash flow analysis of SunCoke’s asset EBITDA by calculating the estimated present value of the unlevered free cash flows associated with SunCoke’s asset EBITDA during the fiscal years ending December 31, 2019 through December 31, 2023 based on the SunCoke forecasts. Citi calculated terminal values for SunCoke’s asset EBITDA by applying to SunCoke’s estimated asset EBITDA for fiscal year 2023 a selected range of terminal adjusted EBITDA multiples of 6.2x to 7.6x. The present values (as of January 1, 2019) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.3% to 11.6%. This analysis indicated an approximate implied value reference range for SunCoke’s asset EBITDA of $350 million to $420 million.

In evaluating SunCoke’s LP interests, Citi utilized the approximate implied per unit equity value reference range derived for SXCP of $14.10 to $19.60 from the discounted cash flow analysis of SXCP described above under “—Discounted Cash Flow Analyses—SXCP,” which indicated an approximate implied aggregate value reference range for SunCoke’s LP interests of $402 million to $559 million.

In evaluating SunCoke’s GP/IDR interests, Citi utilized the approximate implied value derived for SunCoke’s GP/IDR interests of $13 million from the analysis of SunCoke’s GP/IDR interests described above under “—Selected Public Companies Analyses—SunCoke.”

In evaluating SunCoke’s cash taxes, Citi performed a discounted cash flow analysis of SunCoke’s cash taxes by calculating the estimated present value of such cash taxes, taking into account SunCoke’s expected utilization of tax attributes, during the fiscal years ending December 31, 2019 through December 31, 2023 based on the SunCoke forecasts. Citi calculated a terminal value for such cash taxes assuming no growth in SunCoke’s cash taxes after the fiscal year ending December 31, 2023. The present values (as of January 1, 2019) of the cash taxes and terminal values were then calculated using a selected range of discount rates of 11.8% to 15.0%. This analysis indicated an approximate implied value reference range for SunCoke’s cash taxes of $145 million to $190 million.

The analyses described above for SunCoke on a sum-of-the-parts basis indicated an overall approximate implied per share equity value reference range for SunCoke of $10.95 to $13.75.

Utilizing the approximate implied per unit equity value reference range derived for SXCP and the overall approximate implied per share equity value reference range derived for SunCoke as described above, Citi calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
1.025x – 1.790x	1.400x

Has/Gets. Citi compared the approximate implied per unit equity value reference ranges derived for SXCP on a standalone basis described above under “—Selected Public Companies Analyses—SXCP” and “—Discounted Cash Flow Analyses—SXCP” relative to illustrative approximate implied per unit equity values on a pro forma basis derived from a selected public companies analysis and a discounted cash flow analysis of the combined company based on the Exchange Ratio and after taking into account the potential cost savings anticipated by the management of SunCoke to result from the Merger. Citi utilized, in the case of such selected public companies analysis, selected ranges of calendar year 2019 and calendar year 2020 estimated adjusted EBITDA multiples of 5.7x to 7.6x and 5.4x to 6.9x, respectively, and, in the case of such discounted cash flow analysis, a selected range of terminal adjusted EBITDA multiples of 5.7x to 7.6x and a selected range of discount rates of 8.3% to 9.8%. Financial data of SXCP was based on the SXCP forecasts and public filings. Financial data of the pro forma combined company was based on the SXCP forecasts, SunCoke forecasts and public filings.

Citi observed that the pro forma ownership of SXCP Public Unitholders in the combined company implied by the Exchange Ratio indicated that the Merger could result in approximate implied per unit equity values on a pro forma basis derived from the selected public companies analysis and discounted cash flow analysis described above of $13.15 to $20.65 and $16.25 to $23.25, respectively (relative to $9.15 to $15.00 and $14.10 to $19.60, respectively, on a standalone basis). Actual results achieved by SXCP, SunCoke and the pro forma combined company may vary from forecasted results and variations may be material.

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

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historical closing prices of SXCP Common Units and SunCoke Common Stock during the 52-week period ended February 1, 2019, which indicated during such period low and high closing prices for SXCP Common Units and SunCoke Common Stock of approximately $9.91 and $19.65 per unit and $7.76 and $14.14 per share, respectively, and an implied exchange ratio reference range of 1.080x to 1.990x;

•

publicly available Wall Street research analysts’ price targets for SXCP Common Units and SunCoke Common Stock, which indicated overall low to high target price ranges for SXCP Common Units and SunCoke Common Stock of $14.00 to $20.00 (with a median of $19.50) per unit and $14.00 to $15.00 (with a median of $14.00) per share, respectively, and an implied exchange ratio reference range of 0.933x to 1.429x; and

•

certain illustrative pro forma financial effects of the Merger on, among other things, SXCP’s estimated distributable cash flow per unit and SunCoke’s estimated cash available for dividends per share for calendar year 2019 (before giving effect to certain one-time, non-recurring expenses in such year) and calendar years 2020 through 2023, and SXCP’s estimated distributions per unit in such years, based on the SXCP forecasts, the SunCoke forecasts and publicly available information and after taking into account expected regular quarterly cash dividends to holders of SunCoke Common Stock following consummation of the Merger and the potential cost savings anticipated by the management of SunCoke to result from the Merger, which indicated that the Merger could be:

•

relative to SXCP on a standalone basis, accretive to SXCP’s estimated distributable cash flow per unit by approximately 18.3% to 36.1% during calendar year 2019 through calendar year 2023 and dilutive to SXCP’s estimated distributions per unit by approximately (79.0)% during such calendar years; and

•	relative to SunCoke on a standalone basis, accretive to SunCoke’s estimated cash available for dividends per share by approximately 21.1% to 63.1% during calendar year 2019 through calendar year 2023.

Actual results achieved by SXCP, SunCoke and the pro forma combined company may vary from forecasted results and variations may be material.

Miscellaneous

SXCP has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $3 million, of which a portion was payable upon Citi’s engagement, a portion was payable upon the delivery of Citi’s opinion and $2.5 million is payable contingent upon consummation of the Merger. SXCP also has agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the SXCP Conflicts Committee was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to SXCP, SXCP General Partner, SunCoke and/or certain of their respective affiliates unrelated to the proposed Merger, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting (i) in the case of SXCP, as (a) joint book-running manager and an initial purchaser for a debt offering of SXCP and an affiliate thereof and (b) a lender under a credit facility of SXCP and certain of its affiliates and (ii) in the case of SunCoke, as (a) a lender under a credit facility of SunCoke and (b) agent on behalf of SunCoke in connection with certain purchases of SXCP Common Units. For the services described in clauses (i) and (ii) above, Citi and its affiliates received during such two-year period aggregate fees of approximately $1.5 million from SXCP and SunCoke. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of SXCP, SunCoke and their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with SunCoke, SXCP General Partner, SXCP and their respective affiliates.

The SXCP Conflicts Committee selected Citi to act as financial advisor in connection with the proposed Merger based on Citi’s reputation, experience and familiarity with SXCP, SunCoke and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Recommendation of the SunCoke Board and Its Reasons for the Merger

On February 4, 2019, the SunCoke Board (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and (iii) resolved to submit the Parent Stock Issuance to a vote of SunCoke’s stockholders and recommend approval of the Parent Stock Issuance.

The SunCoke Board considered many factors in making its determination and recommendation. The SunCoke Board consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendation:

•

The Merger is expected to simplify the SunCoke organizational structure and create a larger float which is expected to result in improved trading liquidity. The simplified structure is expected to lower the cost of capital, improve consolidated credit metrics, improve access to and cost of debt financing and provide opportunities for synergies.

•	The Merger is expected to provide flexibility to further delever the consolidated balance sheet and accelerate the pace of debt repayment.

•

The Merger is anticipated to enhance SunCoke’s ability to fund acquisitions and growth projects with internally generated cash flow, as well as expand the universe of SunCoke’s growth opportunities by eliminating SXCP’s current qualifying income limitations on pursuing certain growth opportunities.

•

Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, dated February 4, 2019, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore as set forth in the written opinion, the Exchange Ratio was fair, from a financial point of view, to SunCoke.

•

The SunCoke Board has reviewed with its financial and legal advisors the financial and other terms of the Merger Agreement and related documents, including the conditions to the parties’ respective obligations and the termination provisions, including the contractual obligation of SC&C to support the Merger pursuant to the Support Agreement.

•	The SunCoke Board is familiar with, and understands, the businesses, assets, liabilities, results of operations, financial condition, and competitive positions and prospects of SunCoke and SXCP.

The following factors are generally negative or unfavorable in making a determination and recommendation with respect to the Merger:

•	The Merger is expected to be immediately dilutive to SunCoke Stockholders.

•

The Exchange Ratio is fixed and therefore the value of the Exchange Ratio payable to SXCP Public Unitholders will increase in the event that the market price of SunCoke Common Stock increases prior to the Closing.

•	There is risk that the potential benefits sought in the Merger might not be fully realized.

•	There is a risk that SunCoke would be required to pay a termination fee to SXCP if the Merger Agreement is terminated under certain specified circumstances.

There is risk that the Merger might not be completed in a timely manner, or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, including as a result of a failure to obtain Parent Stock Issuance Approval, and a failure to complete the Merger could negatively affect the trading price of SunCoke Common Stock.

After taking into account all of the factors set forth above, as well as others, the SunCoke Board concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and its stockholders.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the SunCoke Board in considering the Merger. In view of the number and variety of factors and the amount of information considered, the SunCoke Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the SunCoke Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the SunCoke Board may have given different weights to different factors. The SunCoke Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the SunCoke Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements.”

Opinion of SunCoke’s Financial Advisor

The SunCoke Board retained Evercore to act as financial advisor to the SunCoke Board in connection with evaluating the Merger. On February 4, 2019, at a meeting of the SunCoke Board and at the request of the SunCoke Board, Evercore rendered its oral opinion to the SunCoke Board that, as of February 4, 2019, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio is fair, from a financial point of view, to SunCoke. Evercore subsequently confirmed its oral opinion in a written opinion on the same date.

The full text of the written opinion of Evercore, dated as of February 4, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C to this joint prospectus/consent statement/proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the SunCoke Board in connection with its evaluation of the fairness of the Exchange Ratio from a financial point of view to SunCoke, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the SunCoke Board or to any other persons in respect of the Merger, including as to how any SunCoke Stockholder or SXCP unitholder should act or vote in respect of the Parent Stock Issuance Proposal or the Merger, as applicable. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to SunCoke and SXCP that Evercore deemed to be relevant, including the Annual Report on Form 10-K for the year ended December 31, 2017, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by SunCoke or SXCP, as applicable, since January 1, 2018;

•

reviewed certain non-public historical and projected financial and operating data and assumptions relating to SunCoke and SXCP prepared and furnished to Evercore by management of SunCoke and SXCP and reviewed and approved for Evercore’s use by the management of SunCoke and SXCP;

•

reviewed certain projected cost savings and U.S. federal income tax synergies to result from the Merger (the “Projected Cost Savings and Synergies”) prepared and furnished to Evercore by management of SunCoke and SXCP and reviewed and approved for Evercore’s use by the management of SunCoke and SXCP;

•

discussed the past and current operations, financial projections and current financial condition of SunCoke and SXCP and the Projected Cost Savings and Synergies with management of SunCoke and SXCP, including their views on the risks and uncertainties associated therewith;

•	reviewed publicly-available research analysts’ estimates for each of SunCoke’s and SXCP’s future financial performance on a standalone basis;

•	reviewed the reported prices and the historical trading activity of shares of the SunCoke Common Stock and the SXCP Common Units since April 20, 2017;

•	performed discounted cash flow analyses on SunCoke and SXCP based on forecasts and other data provided by management of SunCoke and SXCP;

•

compared the financial performance of SunCoke and SXCP, utilizing forecasts and other data provided by management of SunCoke and SXCP, and each of their stock market trading multiples with those of certain other publicly traded partnerships and companies that Evercore deemed relevant;

•

compared the financial performance of SunCoke and SXCP, utilizing forecasts and other data provided by management of SunCoke and SXCP, and the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the Merger Agreement dated February 4, 2019; and

•

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors and information that Evercore deemed appropriate for the purposes of providing its opinion.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to SunCoke and SXCP referred to above and the Projected Cost Savings and Synergies, Evercore assumed that such data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of SunCoke and SXCP as to the future financial performance of SunCoke and SXCP under the assumptions reflected therein. Evercore did not express a view as to any projected financial data relating to SunCoke or SXCP or the Projected Cost Savings and Synergies or the assumptions on which they are based. Evercore has relied, at the direction of the SunCoke Board, without independent verification, upon the assessments of the management of SunCoke and SXCP as to the future financial and operating performance of SunCoke and SXCP.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof, and that the Exchange Ratio will not be adjusted from 1.40 shares of SunCoke Common Stock per SXCP Common Unit. Evercore has further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.

Evercore did not make, nor assume any responsibility for making any independent valuation or appraisal of any assets or liabilities of SunCoke or SXCP, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of SunCoke or SXCP under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore on the date of its opinion. It is understood that subsequent developments or information of which Evercore was not aware may affect this opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, as of the date of its opinion, of the Exchange Ratio to SunCoke, from a financial point of view. Evercore did not express any view on, and its opinion does not address, the fairness of the Merger to, or any exchange ratio received in connection therewith by, the holders of any securities, creditors or other constituencies of SunCoke or SXCP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SunCoke or SXCP, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Evercore assumed that any modification to the structure of the Merger Agreement would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to SunCoke or SXCP, nor did it address the underlying business decision of SunCoke to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to any other extraordinary transaction involving SunCoke or SXCP. Evercore’s opinion did not constitute a recommendation to SunCoke or to any other persons in respect of the Merger, including as to how any holder of shares of the SunCoke Common Stock should vote in respect of the Parent Stock Issuance Proposal or the Merger, as applicable. Evercore expressed no opinion as to the price at which the shares of the SunCoke Common Stock would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by SunCoke, SXCP and their advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the SunCoke Board on February 4, 2019, in connection with rendering Evercore’s opinion to the SunCoke Board. Each analysis was provided to the SunCoke Board. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on February 1, 2019, and is not necessarily indicative of current market conditions.

Analysis of SXCP

Assumptions with Respect to SXCP

Evercore performed a series of analyses to derive indicative valuation ranges for the SXCP Common Units. Evercore performed its analyses utilizing the financial projections for SXCP provided by management of SXCP

(the “SXCP Financial Projections”). A summary of the SXCP Financial Projections are available in “The Merger—Unaudited Financial Projections of SunCoke and SXCP” above. The SXCP Financial Projections were not adjusted by Evercore.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of SXCP by valuing the cash flows to be received by SXCP based on the SXCP Financial Projections. Evercore calculated the per unit value range for SXCP Public Units by utilizing a range of discount rates based on SXCP’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”) and SXCP’s non-traditional MLP and bulk terminal MLP peers, and terminal values based on a range of estimated EBITDA exit multiples and perpetuity growth rates. Evercore assumed a range of discount rates of 8.0% to 9.5%, a range of EBITDA exit multiples of 7.5x to 9.5x and a range of perpetuity growth rates of 0.0% to 2.0%. For both the EBITDA exit multiple and perpetuity growth rate methodologies, Evercore adjusted the SXCP Public Unit value to incorporate the net present value of the projected cash tax benefit resulting from remedial income allocations to SunCoke (“Remedial Allocations”), which result in the holders of SXCP Public Units being allocated less than their pro-rata share of SXCP’s income, based on a 10.0% equity cost of capital, which was derived from the CAPM utilizing SXCP’s non-traditional MLP and bulk terminal MLP peers and Evercore’s professional judgment. The Discounted Cash Flow analysis utilizing the EBITDA exit multiple methodology to calculate terminal value resulted in an implied equity value per SXCP Public Unit range of $17.91 to $26.09. The Discounted Cash Flow Analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in an implied equity value per SXCP Public Unit range of $11.07 to $22.45.

Precedent M&A Transaction Analysis

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of SXCP, including transactions involving (i) fee-based raw materials processing assets and (ii) bulk terminal assets.

Evercore reviewed transactions involving fee-based raw materials processing assets announced since January 2014 and selected eight transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SXCP’s cokemaking assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SXCP’s cokemaking assets:

Date Announced	Acquiror / Target
05/12/17	Enviva Partners, LP / 50.4% of Enviva Port of Wilmington, LLC (Enviva Wilmington Holdings, LLC)
10/17/16	Enviva Partners, LP / 100% of Enviva Pellets Sampson, LLC (Enviva Wilmington Holdings, LLC)
12/14/15	Enviva Partners, LP / 100% of Southampton Plant (Enviva Holdings, LP)
07/21/15	SunCoke Energy Partners, L.P. / 23.0% of Granite City Coke Facility (SunCoke Energy, Inc.)
05/22/15	AS Graanul Invest / SIA Latgran (BillerudKorsnas)
01/12/15	SunCoke Energy Partners, L.P. / 75.0% of Granite City Coke Facility (SunCoke Energy, Inc.)
09/30/14	Enviva Partners, LP / Green Circle Energy Inc. (JCE Group Aktiebolag)
04/23/14	SunCoke Energy Partners, L.P. / 33.0% of Haverhill and Middletown cokemaking facilities (SunCoke Energy, Inc.)

Evercore noted that the mean and median of the implied Enterprise Value (defined below) to EBITDA multiples for the selected fee-based raw materials processing transactions were equal to 7.6x and 7.7x, respectively.

Evercore reviewed selected transactions involving bulk terminal infrastructure assets announced since December 2012 and selected 18 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SXCP’s logistics assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SXCP’s logistics assets:

Date Announced	Acquiror	Target	Seller
10/30/18	Inter Terminals Ltd.	European Bulk Liquid Storage Business	NuStar Energy L.P.
10/10/18	Green Plains Inc.	Ethanol Storage and Transportation Assets	Green Plains Partners LP
06/29/18	Ergon Asphalt & Emulsions, Inc.	Three Asphalt Terminals	Blueknight Energy Partners, L.P.
06/18/18	Institutional Investors	Marine Products Terminals	American Midstream Partners, LP
02/26/18	Delek Logistics Partners, LP	Big Spring Logistics	Delek U.S.
10/31/17	Blueknight Energy Partners, L.P.	Asphalt Terminal	Ergon, Inc.
02/15/17	Martin Midstream Partners L.P.	Asphalt Terminal Facility	Martin Resources Management Corporation
07/16/16	Blueknight Energy Partners, L.P.	Nine Asphalt and Emulsions Terminals	Ergon, Inc.
02/02/16	Blueknight Energy Partners, L.P.	Two Asphalt Terminaling Facilities	Axeon Specialty Products, LLC
01/04/16	Green Plains Partners LP	Ethanol Storage and Transportation Assets	Green Plains, Inc.
07/21/15	SunCoke Energy Partners, L.P.	Convent Marine Terminal	Raven Energy Holdings
12/09/14	Sprague Resources LP	Kildair Service Ltd.	Sprague Canadian Properties, LLC
10/01/14	Delek Logistics Partners, LP	Mount Pleasant Terminal and Related Logistics Assets	Magellan Midstream Partners, L.P.
06/18/14	World Point Terminals, LP	Two Terminals with Storage Capability for Asphalt, Crude Oil, Distillates and Residual Fuels	NuStar Energy L.P.
12/10/13	American Midstream Partners, LP	Blackwater Midstream Holdings, LLC	Affiliate of ArcLight Capital Partners, LLC
08/06/13	SunCoke Energy Partners, L.P.	Kanawha River Terminals LLC
06/26/13	SunCoke Energy Partners, L.P.	Lakeshore Coal Handling Corporation	Beemsterboer Corporation
12/21/12	EQT Infrastructure II	Bulk Liquid Storage Solutions	Contanda, formerly Westway Terminals

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected bulk terminal transactions were each equal to 8.2x.

Based on Evercore’s review of the selected precedent transactions, Evercore derived a range of relevant implied multiples of Enterprise Value to EBITDA of 7.0x to 8.5x for fee-based raw materials processing precedent transactions and 7.0x to 9.0x for bulk terminals precedent transactions. Evercore then applied these ranges of selected multiples to 2018 adjusted EBITDA for each of SXCP’s relevant businesses. After adjusting for debt and cash as of January 1, 2019, and dividing by total units outstanding as of January 1, 2019, Evercore determined a range of value per SXCP Common Unit of $15.94 to $23.70.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of SXCP by reviewing and comparing the market values and trading multiples of the following five publicly traded partnerships that Evercore deemed to have certain characteristics that are similar to those of SXCP, including size and asset base, divided into non-traditional master limited partnerships (“MLPs”) and bulk terminals MLPs:

Non-Traditional MLPs:

•	Ciner Resources LP

•	Enviva Partners, LP

•	Martin Midstream Partners L.P.

Bulk Terminals MLPs:

•	Blueknight Energy Partners, L.P.

•	Sprague Resources LP

Although the peer groups were utilized to value the SXCP Public Units for purposes of this analysis, no partnership used in the Peer Group Trading Analysis is identical or directly comparable to SXCP. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group partnerships, Evercore calculated the following trading multiples:

•

Enterprise Value/2019 EBITDA, which is defined as market value of equity, plus debt and preferred units, less cash (“Enterprise Value”), divided by estimated adjusted EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated adjusted EBITDA for the calendar year 2020.

The mean and median Enterprise Value to EBITDA trading multiples of the non-traditional and bulk terminals MLPs are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of Enterprise Value to EBITDA multiples and certain other considerations related to the specific characteristics of SXCP noted by Evercore.

Benchmark (Non-Traditional MLPs)	Mean	Median
Enterprise Value/2019 EBITDA	8.5x	8.9x
Enterprise Value/2020 EBITDA	7.5x	7.5x

Benchmark (Bulk Terminals MLPs)	Mean	Median
Enterprise Value/2019 EBITDA	9.2x	9.2x
Enterprise Value/2020 EBITDA	8.0x	8.0x

Benchmark	Reference Range – Non- Traditional MLPs	Reference Range – Bulk Terminals	Implied Enterprise Value Range ($ in millions)
Enterprise Value/2019 EBITDA	7.5x – 9.0x	8.0x – 10.0x	$1,677 - $2,040
Enterprise Value/2020 EBITDA	7.0x – 8.0x	7.5x – 8.5x	$1,629 - $1,857

After adjusting for debt and cash as of January 1, 2019, and dividing by total units outstanding as of January 1, 2019, Evercore determined an implied equity value per SXCP Common Unit range of (i) $18.54 to $26.23 based on 2019 adjusted EBITDA and (ii) $17.52 to $22.34 based on 2020 adjusted EBITDA.

Analysis of SunCoke

Assumptions with Respect to SunCoke

Evercore performed a series of analyses to derive indicative valuation ranges for shares of the SunCoke Common Stock. Evercore performed its analyses utilizing the financial projections for SunCoke provided by management of SunCoke (the “SunCoke Financial Projections”). A summary of the SunCoke Financial Projections are available in “The Merger—Unaudited Financial Projections of SunCoke and SXCP” above. The SunCoke Financial Projections were not adjusted by Evercore.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of SunCoke to derive a range of implied value per share of SunCoke Common Stock utilizing the SunCoke Financial Projections based on: (i) a discounted cash flow analysis of SunCoke’s directly-held assets; (ii) the implied value of the SXCP Common Units owned by SunCoke based on the SXCP Discounted Cash Flow Analysis, excluding the adjustment to the SXCP Public Units for Remedial Allocations, and (iii) the value of SunCoke’s general partner interest in SXCP implied by the Precedent M&A Transaction Analysis for SunCoke, as described further below.

For the discounted cash flow analysis of SunCoke’s directly-held assets, Evercore calculated ranges of implied enterprise value of SunCoke’s directly-held assets utilizing a range of discount rates based on SunCoke’s WACC, as estimated by Evercore based on the CAPM and SunCoke’s steel-supplier and steel producer peers and Evercore’s professional judgment, and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 11.0% to 13.0%, a range of EBITDA exit multiples of 5.5x to 7.5x and a range of perpetuity growth rates of 0.0% to 2.0%. Evercore then added the implied values of the SXCP Common Units owned by SunCoke, derived from the Discounted Cash Flow Analysis of SXCP, and the implied values of SunCoke’s general partner interest in SXCP, derived from the SunCoke Precedent M&A Transaction Analysis (described below), to the implied enterprise value ranges based on the discounted cash flow analysis of SunCoke’s directly-held assets to derive ranges of SunCoke’s total enterprise value. Evercore then added the SunCoke’s net cash as of January 1, 2019, and subtracted SunCoke’s liability for pneumoconiosis benefits as of January 1, 2019, as provided by management of SunCoke, to derive implied ranges of SunCoke’s equity value. Evercore then divided the ranges of implied equity values of SunCoke by the number of fully-diluted shares of SunCoke Common Stock outstanding as of January 1, 2019, to derive ranges of implied values per share of the SunCoke Common Stock. Evercore then subtracted the net present value of the projected cash tax expense resulting from Remedial Allocations utilizing a discount rate of 12.0% based on SunCoke’s WACC from the implied values per share of SunCoke Common Stock.

The Discounted Cash Flow analysis utilizing the EBITDA exit multiple methodology to calculate terminal value resulted in a range of implied equity value per share of SunCoke Common Stock of $12.64 to $18.27. The Discounted Cash Flow Analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in a range of implied equity value per share of SunCoke Common Stock of $8.74 to $15.63.

Precedent M&A Transaction Analysis

Evercore reviewed selected transactions that Evercore deemed to have certain characteristics similar to those of SunCoke, including transactions involving (i) fee-based raw materials processing assets; (ii) steel assets and (iii) general partner interests in MLPs.

Evercore reviewed transactions involving fee-based raw materials processing assets announced since April 2014 and selected eight transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SunCoke’s directly-held assets, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SunCoke.

Date Announced	Acquiror / Target
05/12/17	Enviva Partners, LP / 50.4% of Enviva Port of Wilmington, LLC (Enviva Wilmington Holdings, LLC)
10/17/16	Enviva Partners, LP / 100% of Enviva Pellets Sampson, LLC (Enviva Wilmington Holdings, LLC)
12/14/15	Enviva Partners, LP / 100% of Southampton Plant (Enviva Holdings, LP)
07/21/15	SunCoke Energy Partners, L.P. / 23.0% of Granite City Coke Facility (SunCoke Energy, Inc.)
05/22/15	AS Graanul Invest / SIA Latgran (BillerudKorsnas)
01/12/15	SunCoke Energy Partners, L.P. / 75.0% of Granite City Coke Facility (SunCoke Energy, Inc.)
09/30/14	Enviva Partners, LP / Green Circle Energy Inc. (JCE Group Aktiebolag)
04/23/14	SunCoke Energy Partners, L.P. / 33.0% of Haverhill and Middletown cokemaking facilities (SunCoke Energy, Inc.)

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected fee-based raw materials processing transactions were equal to 7.6x and 7.7x, respectively.

Evercore reviewed selected transactions involving steel assets announced since April 2002 and selected 23 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of SunCoke’s assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to SunCoke.

Date Announced	Acquiror	Target
03/01/18	Senalior Investments (DCH)	DMZ (Evraz)
01/02/18	Commercial Metals	TAMCO / Reinforcing Steel West (Gerdau)
02/21/17	Ternium SA	ThyssenKrupp CSA
04/08/15	Hyundai Steel	Hyundai Hysco
07/21/14	AK Steel	Severstal Dearborn
02/03/11	Nippon Steel	Sumitomo Metal
12/21/10	JSW Steel	Ispat
03/21/08	SeverStal	Sparrows Point
08/26/07	US Steel	Stelco
04/15/07	Essar	Algoma
03/17/07	Votorantim	Acerias Paz del Rio
12/20/06	Arcelor Mittal	Sicartsa
11/20/06	Evraz Group	Oregon Steel
10/05/06	Tata Steel	Corus Group
06/25/06	Mittal	Arcelor
11/23/05	Arcelor	Dofasco

Date Announced	Acquiror	Target
10/24/05	Mittal Steel	Vat Kryvorizhstal
07/13/05	Evraz Group	Vitkovice Steel
12/15/04	SeverStal	Lucchini
10/25/04	Ispat / Mittal	ISG
16/28/04	Arcelor	Siderurgica de Tubarao
01/09/03	US Steel	National Steel - Steel Assets
04/12/02	ISG	LTV Steel

Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected steel transactions were equal to 7.3x and 6.8x, respectively.

Based on Evercore’s review of selected fee-based raw materials processing transactions and selected steel transactions, Evercore determined a range of relevant Enterprise Value to EBITDA multiples of 6.5x to 7.5x and applied this range to 2018 adjusted EBITDA generated by SunCoke’s directly-held assets to derive an implied value range of SunCoke’s directly-held assets.

Evercore also reviewed publicly available information for selected transactions involving general partners of MLPs announced since January 2015 and selected seven transactions that Evercore deemed to have certain characteristics that are similar to those of SunCoke’s general partner interest in SXCP, although Evercore noted that none of the selected transactions or the selected companies or partnerships that participated in the selected transactions were directly comparable to SunCoke’s general partner interest in SXCP.

Date Announced	Acquiror	Target
02/08/18	NuStar Energy L.P.	NuStar GP Holdings, LLC
01/16/18	Energy Transfer Partners, L.P.	USA Compression Partners GP LLC
12/15/17	CNX Resources Corporation	50.0% Interest of CONE Gathering LLC
04/28/16	Memorial Production Partners LP	Memorial Production Partners, GP
01/21/16	Royal Energy Resources, Inc.	Rhino GP LLC
04/20/15	Vanguard Natural Resources, LLC	LRE GP, LLC
01/15/15	Azure Midstream Energy, LLC	Marlin Midstream Partners, L.P.

Based on its review of the selected transactions involving general partner interests and observed metrics and certain other considerations related to the specific characteristics of SunCoke and SXCP, Evercore selected a range of general partner value to general partner and IDR cash flow of 8.0x to 12.5x and a range of general partner value to underlying MLP equity market capitalization of 1.0% to 4.0%. Evercore then applied the selected ranges to SXCP’s general partner and IDR payments based upon the current quarterly SXCP distribution per SXCP Common Unit and to the SXCP equity market capitalization as of February 1, 2019, as applicable, to derive an implied value range for SunCoke’s general partner interest in SXCP.

Evercore calculated the implied value of the cash flow from SunCoke’s international licensing arrangement with a Brazilian cokemaking facility (the “Licensing Fee Value”), which terminates in 2023, by discounting such remaining cash flow at 12.0% based on SunCoke’s WACC.

Evercore calculated the total implied SunCoke Enterprise Value range based on the sum of (i) the implied values of SunCoke’s directly-held assets and general partner interest based on the Precedent M&A Transaction Analysis, (ii) the Licensing Fee Value and (iii) the value of the SXCP Common Units owned by SunCoke based on the value per SXCP Common Unit implied by the SXCP Precedent M&A Transaction Analysis. Evercore then added SunCoke’s net cash as of January 1, 2019, and subtracted SunCoke’s liability for pneumoconiosis benefits as of January 1, 2019, as provided by management of SunCoke, to derive implied ranges of SunCoke’s equity value. Evercore then divided the range of implied equity values of SunCoke by the number of fully-diluted shares of SunCoke Common Stock outstanding as of January 1, 2019, to derive a range of value per share of SunCoke Common Stock of $13.42 to $17.97.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of SunCoke by reviewing and comparing the market values and trading multiples of the following two steel suppliers that Evercore deemed to have certain characteristics that are similar to those of SunCoke:

•	Cleveland-Cliffs Inc.

•	Sims Metal Management Limited

Although the peer group was compared to SunCoke for purposes of this analysis, no company used in the peer group analysis is identical or directly comparable to SunCoke. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group companies, Evercore calculated the following trading multiples:

•	Enterprise Value/2019 EBITDA, which is defined as Enterprise Value divided by estimated adjusted EBITDA for the calendar year 2019; and

•	Enterprise Value/2020 EBITDA, which is defined as Enterprise Value divided by estimated adjusted EBITDA for the calendar year 2020.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of SunCoke noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2019 EBITDA	5.9x	5.9x
Enterprise Value/2020 EBITDA	6.2x	6.2x

Benchmark	Reference Range
Enterprise Value/2019 EBITDA	5.0x – 7.0x
Enterprise Value/2020 EBITDA	5.0x – 8.0x

Evercore calculated the total implied SunCoke Enterprise Value range based on the sum of (i) the implied values of its directly-held assets and general partner interest in SXCP implied by the Peer Group Trading Analysis, (ii) the Licensing Fee Value and (iii) the value of the SXCP Common Units owned by SunCoke based upon the value per SXCP Common Unit implied by the SXCP Peer Group Trading Analysis. Evercore then added SunCoke’s net cash as of January 1, 2019, and subtracted SunCoke’s liability for pneumoconiosis benefits as of January 1, 2019, as provided by management of SunCoke, to derive implied ranges of SunCoke’s equity value. Evercore then divided the ranges of implied equity values of SunCoke by the number of fully-diluted shares of SunCoke Common Stock outstanding as of January 1, 2019, to derive a range of value per share of SunCoke Common Stock of (i) $13.01 to $18.22 based on 2019 adjusted EBITDA and (ii) $14.32 to $20.09 based on 2020 adjusted EBITDA.

Exchange Ratio Summary

Evercore analyzed the exchange ratios implied by the ranges of value per SXCP Common Unit / share of SunCoke Common Stock based on each applicable valuation methodology. In analyzing the implied exchange ratios, and at the direction of SunCoke management, Evercore incorporated into the implied exchange ratios the net present value of the after-tax Projected Cost Savings and Synergies expected to result from the Merger, as applicable, including the elimination of Remedial Allocations, incremental tax depreciation expense resulting from the step-up in tax basis for the publicly-owned interest in SXCP’s assets and the elimination of public partnership expenses, each of which were provided by management of SunCoke.

The resulting implied exchange ratio reference ranges utilizing each applicable valuation methodology are summarized below.

Benchmark	Reference Range
Discounted Cash Flow Analysis—EBITDA Multiple	1.43x—1.53x
Discounted Cash Flow Analysis—Perpetuity Growth	1.44x—1.55x
Precedent M&A Transaction Analysis	1.32x—1.45x
Peer Group Trading Analysis – 2019 EBITDA	1.44x—1.57x
Peer Group Trading Analysis – 2020 EBITDA	1.22x—1.39x

The net present values of the after-tax Projected Cost Savings and Synergies were determined by discounting amounts at 12.0% based on SunCoke’s WACC. The high end of the implied exchange ratio reference ranges summarized above reflect upwards adjustments that resulted from incorporating the net present values of the after-tax Projected Cost Savings and Synergies, which are summarized below.

Benchmark	Increase to High End of Reference Range
Discounted Cash Flow Analysis—EBITDA Multiple	0.10x
Discounted Cash Flow Analysis—Perpetuity Growth	0.12x
Precedent M&A Transaction Analysis	0.13x
Peer Group Trading Analysis – 2019 EBITDA	0.13x
Peer Group Trading Analysis – 2020 EBITDA	0.16x

Evercore compared the results of the exchange ratio analysis to the Exchange Ratio, noting that the Exchange Ratio was within or below the exchange ratio ranges implied by each of the aforementioned analyses, with the exception of the Peer Group Trading Analysis based on 2020 EBITDA.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the SunCoke Board. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Exchange Ratio. No company used in the above analyses as a comparison is directly comparable to SunCoke and no partnership used in the above analyses as a comparison is directly comparable to SXCP, and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SunCoke, SXCP and their advisors.

Evercore prepared these analyses solely for the information and benefit of the SunCoke Board and for the purpose of providing an opinion to the SunCoke Board as to whether the Exchange Ratio is fair, from a financial point of view, to SunCoke. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the SunCoke Board imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through arm’s-length negotiations between the SunCoke Board and the SXCP Conflicts Committee. Evercore did not recommend any specific exchange ratio to the SunCoke Board or recommend that any specific exchange ratio constituted the only appropriate exchange ratio in the Merger. Evercore’s opinion was only one of many factors considered by the SunCoke Board in its evaluation of the Merger and should not be viewed as determinative of the views of the SunCoke Board with respect to the Merger or the Exchange Ratio.

Under the terms of Evercore’s engagement letter with SunCoke, SunCoke has agreed to pay Evercore a fee of $1,000,000 upon rendering its opinion and an advisory fee of $1,500,000 upon consummation of the Merger. Evercore also received a fee of $250,000 upon execution of its engagement letter with SunCoke. In addition, SunCoke has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

Prior to this engagement, Evercore and its affiliates provided financial advisory services to SunCoke and had received fees for the rendering of these services including the reimbursement of expenses. During the two-year period prior to the date hereof and except as described herein, no material relationship existed between Evercore and SunCoke or SXCP pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to SunCoke or SXCP and their respective affiliates.

Interests of Certain Persons in the Merger Transactions

In considering the recommendations of the SunCoke Board, SunCoke Stockholders should be aware that the executive officers and directors of SunCoke have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SunCoke Stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described in this section. The SunCoke Board was aware of these interests and considered them, among other matters, prior to providing its approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby.

In considering the recommendations of the SXCP Conflicts Committee and the SXCP Board, SXCP Common Unitholders should be aware that the executive officers and directors of the SXCP General Partner have interests in the Merger Transactions that may differ from, or may be in addition to, the interests of SXCP Common Unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described in this section. The SXCP Conflicts Committee and the SXCP Board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the Merger Agreement and the transactions contemplated thereby.

Common Directors and Executive Officers

All of the executive officers (Michael G. Rippey, Fay West, P. Michael Hardesty, Katherine T. Gates and Gary P. Yeaw) of the SXCP General Partner are also executive officers of SunCoke, and two of the directors (Michael G. Rippey and Alvin Bledsoe) of the SXCP General Partner are also directors of the SunCoke Board. The following table lists each individual who holds a position as a director or executive officer (as applicable) of both the SXCP General Partner and SunCoke. Each of these individuals is expected to retain his or her position with SunCoke following the completion of the Merger.

Individual	SXCP General Partner Position	SunCoke Position
Michael G. Rippey	Chairman, President and Chief Executive Officer and Director	President, Chief Executive Officer and Director
Fay West	Senior Vice President, Chief Financial Officer and Director	Senior Vice President and Chief Financial Officer
P. Michael Hardesty	Senior Vice President, Commercial Operations, Business Development, Terminals, and International Coke and Director	Senior Vice President Commercial Operations, Business Development, Terminals and International Coke
Katherine T. Gates	Senior Vice President, General Counsel and Chief Compliance Officer and Director	Senior Vice President, General Counsel and Chief Compliance Officer
Gary P. Yeaw	Senior Vice President, Human Resources	Senior Vice President, Human Resources

Indemnification and Insurance

Subject to certain terms and conditions specified in the Merger Agreement, SunCoke has agreed to, for a period of six years after the effective time of the Merger, to the fullest extent permitted by applicable laws:

•

indemnify and hold harmless against any reasonable costs or expenses, judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened proceeding arising from acts or omissions occurring at or prior to the effective time of the Merger and provide advancement of expenses to certain past and present directors and officers of each of the SXCP General Partner, SXCP and SXCP’s subsidiaries and any person who is or was serving as an officer, director, member, partner, agent fiduciary or trustee of another person at the request of the SXCP General Partner, SXCP or SXCP’s subsidiaries (the “SXCP D&O Indemnified Parties”) with respect to each of the foregoing;

•

honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement in favor of the SXCP D&O Indemnified Parties;

•

ensure that the governing documents of SXCP and the SXCP General Partner (or their successor entities) contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of such entities’ present and former directors, officers, employees and agents than are set forth in the governing documents of SXCP and SXCP General Partner as of the date of the Merger Agreement; and

•

maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each SXCP D&O Indemnified Party who is or at any time prior to the effective time of the Merger was covered by the existing officers’ and directors’ liability insurance applicable to each of the SXCP General Partner, SXCP and SXCP’s subsidiaries on terms substantially no less advantageous to the SXCP D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time of the Merger.

These provisions are in addition to any other rights that certain of the directors and officers of each of the SXCP General Partner, SXCP and SXCP’s subsidiaries may have under the organizational documents of each of the SXCP General Partner, SXCP and SXCP’s subsidiaries or under applicable law.

Directors and Executive Officers of SunCoke after the Merger

The directors and executive officers of SunCoke prior to the completion of the Merger are expected to continue as directors and executive officers of SunCoke after the completion of the Merger.

Unit and Share Ownership of Directors and Executive Officers

All of the executive officers and certain of the directors of SunCoke beneficially own SXCP Common Units, and these executive officers and directors will receive the Merger Consideration upon completion of the Merger for each SXCP Common Unit that he or she holds. Please see the section titled “— Security Ownership of Executive Officers and Directors of SunCoke and the SXCP General Partner” below for further detail.

In addition, certain directors of SXCP General Partner have deferred compensation accounts pursuant to the SunCoke Energy Partners, L.P. Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). These deferred compensation accounts represent rights to future cash distributions on separation from service, but pending distribution the amounts deferred are deemed invested in SXCP Common Units. Upon completion of the Merger, each deemed investment in an SXCP Common Unit will be converted into a deemed investment in the Merger Consideration. Pursuant to the Deferred Compensation Plan, deferred compensation accounts will continue to be distributed to the participating director in cash upon his or her separation from service.

No Severance Payments

No executive officer or director of SunCoke or the SXCP General Partner is entitled to or will receive any severance payments in connection with the Merger.

Executive Compensation

SXCP does not directly employ any of the individuals responsible for managing or operating its business. None of the individuals who have served as a director or executive officer at the SXCP General Partner or SunCoke since the beginning of 2018 have any agreements or understandings with SunCoke, SXCP General Partner, SXCP or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be included in the SunCoke proxy in connection with this joint prospectus/consent statement/proxy statement.

Security Ownership of Executive Officers and Directors of SunCoke and the SXCP General Partner

Some of the directors and executive officers of the SXCP General Partner beneficially own SXCP Common Units and will receive the applicable Merger Consideration upon the effective time of the Merger. In addition, some of the directors and executive officers of SunCoke beneficially own SXCP Common Units and will receive the applicable Merger Consideration upon the effective time of the Merger. The following table sets forth the beneficial ownership of each of the directors and named executive officers of SunCoke and the SXCP General Partner, and of all of the directors and executive officers of SunCoke and the SXCP General Partner as a group, of (i) SXCP Common Units prior to the effective time of the Merger, (ii) shares of SunCoke Common Stock prior to the effective time of the Merger and (iii) shares of SunCoke Common Stock after giving effect to the Merger, in each case as of March 7, 2019.

Name of Beneficial Owner	SXCP Common Units (1)	Percentage of SXCP Common Units Outstanding	Shares of SunCoke Common Stock prior to the Merger (1)	Percentage of shares of SunCoke Common Stock Outstanding
Michael G. Rippey	—	—	24,288	—
Fay West	—	—	296,069	*
Katherine T. Gates	—	—	87,571	*
P. Michael Hardesty(2)	6,031	*	235,120	*
Gary P. Yeaw	2,500	*	192,135	*
Allison S. Lausas	300	*	23,449	*
John W. Rowe	—	—	5,000	*
Alvin Bledsoe(3)(4)	1,000	*	5,934	*
Peter B. Hamilton	—	—	73,451	*
Susan R. Landahl	—	—	—	—
Robert A. Peiser	—	—	33,951	*
James E. Sweetnam	16,100	*	—	—
Martha Z. Carnes(4)(5)	1,668	*	—	—
John W. Somerhalder, II(4)(5)	—	—	—	—

All directors and executive officers of SunCoke and the SXCP General Partner as a group (14 persons)	27,599	*	976,968	1.50%

*	Less than one percent.
(1)

The amounts shown in this column includes shares of SunCoke Common Stock which the persons listed have the right to acquire as a result of the vesting and exercise of stock options, conversion of restricted share units, and/or settlement of performance share units at 100% of target, within 60 days after March 7, 2019 under certain plans, including the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan.

(2)

Mr. Hardesty also holds 9,981 units, valued at $4.61/unit, in the SunCoke 401(k) Plan, and 8,949 units, valued at $4.90/unit, in the SunCoke Energy, Inc. Savings Restoration Plan. Equivalent share ownership represented by these units was derived, in each case, by multiplying the number of units held by the current value per unit, and then dividing by $9.00/common share (NYSE closing price on March 7, 2019). Thus, Mr. Hardesty’s participation in these funds represents an aggregate share equivalent position of approximately 1,109 shares of SunCoke. This position is not reflected in the data shown in the foregoing table.

(3)

Mr. Bledsoe has elected to defer a portion of his compensation from SunCoke in the form of Share Units under the SunCoke Energy, Inc. Directors’ Deferred Compensation Plan. Mr. Bledsoe currently holds 67,906.49 Share Units.

These Share Units are not reflected in the data shown in the foregoing table. Each Share Unit is treated as if it were invested in SunCoke common stock, and dividend equivalents (if any) are credited in the form of additional Share Units. These Share Units do not have voting rights. Such Share Units ultimately will be settled in cash (based upon a ten-day average closing price for trading of SunCoke common stock on the NYSE prior to payment) following termination of Mr. Bledsoe’s service on SunCoke’s Board of Directors. A description of the SunCoke Energy, Inc. Directors’ Deferred Compensation Plan will be included in the proxy statement for SunCoke’s 2019 annual meeting of stockholders which will be available upon its filing on the SEC’s website at www.sec.gov and on SunCoke’s website at www.suncoke.com at the “Investors—Financial Reports—Annual Report & Proxy” tab. SunCoke’s 2019 Proxy Statement also will be available free of charge from the Corporate Secretary of the SXCP General Partner.
(4)

Certain directors have elected to defer all or a portion of their compensation into phantom unit credits under the SunCoke Energy Partners, L.P. Directors’ Deferred Compensation Plan. Each phantom unit credit is treated as if it were invested in common units representing limited partnership interests in SXCP, and distribution equivalents are credited in the form of additional phantom unit credits. These phantom unit credits do not have voting rights. Such phantom unit credits ultimately will be settled in cash following termination of the director’s service on the SXCP Board, based upon the average closing price for our common units for the ten trading days on the NYSE immediately prior to the payment date. The following directors hold such phantom unit credits: Mr. Bledsoe: 6,188.31 phantom unit credits; Ms. Carnes: 5,847.96 phantom unit credits and Mr. Somerhalder: 16,723.64 phantom unit credits.

(5)

Consistent with the SXCP Partnership Agreement, Ms. Carnes and Mr. Somerhalder, as independent directors otherwise unaffiliated with SXCP General Partner, or SunCoke, are expected not to maintain any ownership interest in SunCoke Common Stock.

No Appraisal Rights

Neither the SXCP Common Unitholders nor the SunCoke Stockholders have appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the SXCP Partnership Agreement, the amended and restated certificate of incorporation of SunCoke (the “SunCoke Certificate”), the amended and restated bylaws of SunCoke (the “SunCoke Bylaws,” and together with the SunCoke Certificate, the “SunCoke Organizational Documents”), or the Merger Agreement.

Regulatory Matters

In connection with the Merger, SunCoke and SXCP each intend to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. SunCoke and SXCP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

Because the Merger is not reportable under the HSR Act, no filings with respect to the Merger were required with the FTC or the DOJ.

Listing of the SunCoke Common Stock to be Issued in the Merger

SunCoke expects to obtain approval to list its SunCoke Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary (ASC 810). Because SunCoke controls SXCP both before and after the Merger, the changes in SunCoke’s ownership interest in SXCP will be accounted for as an equity transaction. SunCoke’s costs will be recognized as an adjustment to additional paid-in capital, net of estimated tax benefit, upon exchange of securities at Closing, consistent with SunCoke’s historical accounting policy election. Transaction costs incurred by SXCP will be expensed in the consolidated statement of income as incurred. In addition, the tax effect of the Merger will be presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the SunCoke historical financial information includes the accounts of SXCP, the historical financial information of SXCP has not been shown separately. SunCoke will apply its historical accounting policies and recognize the assets and liabilities of SXCP at their respective historical values as of the closing date of the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint prospectus/consent statement/proxy statement as Annex A and is incorporated into this joint prospectus/consent statement/proxy statement by reference. You should read the Merger Agreement because it, and not this joint prospectus/consent statement/proxy statement, is the legal document that governs the terms of the Merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties, and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.

The Merger Agreement and the summary of its terms in this joint prospectus/consent statement/proxy statement have been included to provide information about the terms and conditions of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for the purposes of the Merger Agreement and were qualified and subject to certain limitations and exceptions agreed to by the parties thereto in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to unitholders and stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint prospectus/consent statement/proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint prospectus/consent statement/proxy statement.

For the foregoing reasons, the representations, warranties and covenants, including any descriptions of those provisions, should not be read alone. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint prospectus/consent statement/proxy statement or incorporated by reference into this joint prospectus/consent statement/proxy statement.

SunCoke and SXCP will provide additional disclosure in their public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the Merger Agreement and will update such disclosure as required by the federal securities laws.

Structure of the Merger

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into SXCP, with SXCP being the surviving entity in the Merger as an indirect wholly owned subsidiary of SunCoke.

When the Merger Becomes Effective

Concurrently with or as soon as practicable following the Closing, SunCoke and SXCP will cause a duly executed certificate of merger effecting the Merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time and on the date on which the certificate of merger is filed or, if agreed to by the parties, such later time and date as may be expressed in the certificate of merger. This time is referred to as the “effective time of the Merger.”

Effect of the Merger

At the effective time of the Merger:

•	Each SXCP Public Unit outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Merger Consideration.

•

Each SXCP Public Unit, upon being converted into the right to receive the Merger Consideration, will cease to be outstanding and will be canceled and retired and will cease to exist and each holder of such SXCP Public Unit immediately prior to the effective time of the Merger will thereafter cease to be a limited partner of SXCP or have any rights with respect to any such SXCP Public Units except the right to receive the Merger Consideration and any dividends and other distributions described in the Merger Agreement.

•

All SXCP general partner interests, IDRs in SXCP, and SXCP Common Units that are not SXCP Public Units will, in each case, remain outstanding as partnership interests in the surviving entity, unaffected by the Merger.

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The limited liability company interests in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive an aggregate number of common units of the surviving entity equal to the number of SXCP Public Units that are converted into the right to receive the Merger Consideration pursuant to the Merger.

If, before the effective time of the Merger, the number of outstanding SXCP Common Units or shares of SunCoke Common Stock will be changed into a different number of units, shares or other securities, by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, then the Merger Consideration, and any other similarly dependent items will be appropriately adjusted to reflect fully the effect of such transaction and to provide SXCP, Merger Sub and SXCP Public Units the same economic effect as contemplated by the Merger Agreement prior to such event.

For a description of the SXCP Common Units and the SunCoke Common Stock and a description of the comparative rights of SXCP Common Unitholders and SunCoke Stockholders, please read “Comparison of the Rights of SunCoke Stockholders and SXCP Common Unitholders” and “Description of SunCoke Common Stock.”

Exchange of Units; Fractional Share Proceeds

Exchange Agent

SunCoke has appointed Computershare Trust Company, N.A. (the “Exchange Agent”) to act as exchange agent for the payment of the Merger Consideration, any dividends and other distributions required to be paid pursuant to the Merger Agreement and any Fractional Share Proceeds (as defined and described below). At or prior to the closing of the Merger, SunCoke will (i) deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of SXCP Public Units, an amount of cash sufficient to pay the Fractional Share Proceeds (the “Exchange Fund”), (ii) reserve with the Exchange Agent the shares of SunCoke Common Stock to be issued pursuant to the Merger Agreement and (iii) authorize the Exchange Agent to exchange shares of SunCoke Common Stock as described above under “— Effect of the Merger.” SunCoke will deposit with the Exchange Agent any additional cash or other consideration as applicable in excess of the Exchange Fund as and when necessary to pay any dividends and other distributions and other amounts required to be paid pursuant to the Merger Agreement. SunCoke will pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

After the effective time of the Merger, there will be no further transfers on the records of SXCP or its transfer agent of SXCP Public Units. If SXCP Public Units are presented to SXCP or its transfer agent for transfer after the effective time of the Merger, they will be canceled against delivery of the SunCoke Common Stock and any proceeds resulting from the sale of fractional SunCoke Common Stock and unpaid distributions.

Exchange of Units; Fractional Share Proceeds

If you are a SXCP Public Unitholder whose SXCP Public Units are converted into the right to receive the Merger Consideration as of the effective time of the Merger, SunCoke will, or will cause the Exchange Agent to, mail to you a form of letter of transmittal and instructions for effecting your surrender of SXCP Common Unit certificates or Book-Entry SXCP Common Units in exchange for, as applicable, whole shares of SunCoke Common Stock, any dividends and other distributions required to be paid pursuant to the Merger Agreement and any Fractional Share Proceeds.

Each registered holder of SXCP Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of SunCoke Common Stock (after taking into account all SXCP Public Units held by such holder immediately prior to the effective time of the Merger) will receive, from the Exchange Agent, a cash payment, without interest, in lieu of such fractional shares representing such holder’s proportionate interest, in the proceeds from the sale by the Exchange Agent (the “Share Proceeds”) of the aggregate number of fractional shares of SunCoke Common Stock that registered holders of SXCP Public Unitholders converted pursuant to the Merger would have otherwise been entitled to receive (such Share Proceeds held in trust for the benefit of the holders of SXCP Public Units by the Exchange Agent until such Share Proceeds are distributed to such holders of SXCP Public Units, the “Fractional Share Proceeds”).

SXCP Public Unitholders who deliver a properly completed and duly executed letter of transmittal and any such other documents as may reasonably be required by the Exchange Agent, together with their SXCP Common Unit certificates (if any) or Book-Entry SXCP Common Units, will be entitled to receive (i) that number of whole shares of SunCoke Common Stock to which such holder is entitled in accordance with the Merger Agreement as described above under “— Effect of the Merger,” (ii) the Fractional Share Proceeds, if any, payable in lieu of any fractional shares of SunCoke Common Stock otherwise issuable, and (iii) any dividends or distributions required to be paid pursuant to the Merger Agreement.

Conditions to the Merger

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•	the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by holders of at least a majority of the outstanding SXCP Common Units;

•	the absence of legal injunctions prohibiting the transactions contemplated by the Merger Agreement;

•	the effectiveness of a Registration Statement on Form S-4 with respect to the Parent Stock Issuance;

•	the approval of the listing on the NYSE, subject to official notice of issuance, of the SunCoke Common Stock to be issued in the Merger;

•	the affirmative vote of the holders of a majority of the votes cast at the SunCoke Special Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance;

•	the receipt of all governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on either SunCoke or SXCP; and

•	the clearing of this joint prospectus/consent statement/proxy statement by the SEC and the mailing of such to holders of SunCoke Common Stock and SXCP Common Units.

The parties’ obligations are also separately subject to the satisfaction or waiver of the following conditions:

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certain fundamental representations and warranties of the other party relating to organization and existence, authorization to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby and, in the case of SunCoke only, capitalization of SunCoke shall be true and correct in all material respects as of the Closing;

•

the representations and warranties of the other party relating to the absence of an occurrence or event which has had a material adverse effect on such party shall be true and correct as of the Closing;

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all agreements and covenants required to be performed by the other party that have materiality, “Parent Material Adverse Effect,” “SXCP Material Adverse Effect” or similar qualifiers shall have been performed or complied with, and all other agreements and covenants required to be performed by the other party that are not so qualified shall have been performed or complied with in all material respects; and

•	the other party has delivered a certificate of an executive officer of such party certifying that the preceding conditions have been satisfied.

Representations and Warranties

The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, several of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties are qualified by reference to (i) the disclosure letters corresponding to the Merger Agreement and (ii) filings made by each of SunCoke and SXCP.

The representations and warranties made by SXCP concern, among other things:

•	organization and existence;

•	authorization and approval to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby;

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absence of contraventions, violations, conflicts or liens not entered into in the ordinary course of business and other conflicts caused by the execution, performance and delivery of the Merger Agreement;

•	receipt of any applicable consents, approvals, licenses, permits, orders or authorizations of, or any filing with or notice to, any governmental entity;

•	absence of changes that would have a material adverse effect;

•	receipt of a financial advisor opinion; and

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accuracy of information supplied in writing by or on behalf of the SXCP Conflicts Committee specifically for inclusion or incorporation by reference in the registration statement of which this joint prospectus/consent statement/proxy statement forms a part.

The representations and warranties made by SunCoke concern, among other things:

•	organization and existence;

•	authorization and approval to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby;

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absence of contraventions, violations, conflicts or liens not entered into in the ordinary course of business and other conflicts caused by the execution, performance and delivery of the Merger Agreement;

•	receipt of any applicable consents, approvals, licenses, permits, orders or authorizations of, or any filing with or notice to, any governmental entity;

•	capitalization and ownership of capital stock;

•	reports filed with the SEC and internal controls;

•	accuracy of financial statements and absence of undisclosed liabilities;

•	title to real properties, rights-of-way, zoning and condemnation;

•	absence of litigation and violation of laws;

•	absence of changes that would have a material adverse effect;

•	tax matters;

•	absence of violations or liabilities under environmental laws;

•	compliance with applicable licenses and permits;

•	material contracts and agreements;

•	employees and employee benefits;

•	labor matters;

•	insurance matters;

•	condition of assets;

•	Investment Company Act of 1940, as amended (the “Investment Company Act”), compliance;

•	brokerage arrangements;

•	inapplicability of state takeover laws and takeover provision in the SunCoke Organizational Documents;

•	receipt of a financial advisor opinion; and

•	accuracy of information in the registration statement of which this joint prospectus/consent statement/proxy statement forms a part (including information regarding SXCP).

For purposes of the Merger Agreement:

•

a “Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of SunCoke, Merger Sub and the partially or wholly owned and controlled, directly or indirectly, subsidiaries of SunCoke (excluding SXCP, SXCP General Partner and any partially or wholly owned and controlled, directly or indirectly, subsidiaries of SXCP), taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following are disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the coke industry or the bulk terminaling industry generally (including any change in the prices of coal, steel or natural gas, any changes in industry margins or any regulatory changes or changes in applicable laws), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (e) changes in any laws applicable to SunCoke or any of its subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects the Merger Agreement or the transactions contemplated thereby, (f) the SunCoke Parties taking any action required or contemplated by the Merger Agreement, (g) changes, effects, events or occurrences at any SXCP Group Entity (as defined in the Merger Agreement) or (h) any change in the market price or trading volume of the shares of common stock or other equity securities of SunCoke; provided further that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the Parent Group Entities (as defined in the Merger Agreement), taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; and

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an “SXCP Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of SXCP and any partially or wholly owned and controlled, directly or indirectly, subsidiaries of SXCP, taken as whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an SXCP Material Adverse Effect: (a) changes, effects, events or occurrences affecting the coke industry generally or the bulk terminaling industry generally (including any change in the prices of coal, steel or natural gas, any changes in industry margins or any regulatory changes or changes in applicable laws), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, (e) changes in any laws applicable to SXCP or any of its subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects the Merger Agreement or the transactions contemplated thereby, (f) the SXCP Parties taking any action required or contemplated by the Merger Agreement or (g) any change in the market price or trading volume of the limited partner interests or other equity securities of SXCP; provided further that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the SXCP Group Entities (as defined in the Merger Agreement), taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of either of the SXCP Parties to perform their obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

Covenants and Other Agreements

Prior to the Closing, the parties have agreed that neither SXCP nor SunCoke shall take any action prohibited by the Merger Agreement or fail to take any action required by the Merger Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to the Closing. Each of SXCP and SunCoke has also agreed to promptly notify the other party in writing of (i) any event, condition, or circumstance that could reasonably be expected to result in any of the conditions to the Closing not being satisfied at the effective time of the Merger and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in the Merger Agreement. In addition, SunCoke has agreed to provide reasonable access to information with respect to SunCoke to the representatives and advisors of the SXCP Conflicts Committee.

Prior to the Closing and except (i) as provided in the Merger Agreement, (ii) as required by applicable laws, or (iii) as consented to in writing by the SXCP Conflicts Committee (which consent may not be unreasonably withheld, delayed, or conditioned), SunCoke has generally agreed not to take any action to cause (and has agreed not to permit SXCP General Partner to cause) the amendment of the SXCP Partnership Agreement or the limited liability company agreement of SXCP General Partner, as amended, supplemented or restated, in each case, to the extent that any such change or amendment would reasonably be expected to (x) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (y) adversely impact the holders of SXCP Public Units in any material respect.

Except (i) as provided in the Merger Agreement, (ii) as required by applicable laws, (iii) as provided in any material contract to SunCoke, or (iii) as consented to in writing by the SXCP Conflicts Committee (which consent may not be unreasonably withheld, delayed, or conditioned), SunCoke has generally further agreed not to (and not to permit any of Merger Sub or the partially or wholly owned and controlled, directly or indirectly, subsidiaries of SunCoke (excluding SXCP, SXCP General Partner and any partially or wholly owned and controlled, directly or indirectly, subsidiaries of SXCP) to):

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amend the SunCoke Organizational Documents in any manner that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede, or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or

(ii) have an adverse effect on the value of the Merger Consideration to be received by the holders of SXCP Public Units in the Merger;

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declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends or distributions that have a record date after the effective time of the Merger;

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other than transactions exclusively between wholly owned subsidiaries of SunCoke, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, or other reorganization or business combination agreement, in each case, that would reasonably be expected to (i) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of, the Merger or the other transactions contemplated by the Merger Agreement or (ii) have an adverse effect on the value of the Merger Consideration to be received by the holders of SXCP Public Units in the Merger;

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issue, deliver or sell any equity securities or rights to acquire equity securities, of SunCoke, except for an issuance, delivery or sale (x) for cash in an amount not exceeding $40,000,000 in the aggregate (based on the market price of the securities at the time of issuance), (y) in connection with an acquisition in an amount not exceeding $10,000,000 in the aggregate (based on the market price of the securities at the time of issuance) or (z) in connection with the at-the-market offerings by SunCoke pursuant to an equity distribution program, other than as expressly permitted under the terms of the Merger Agreement;

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grant any awards consisting of shares of SunCoke Common Stock or other equity interests of SunCoke under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan, other than in the ordinary course of business consistent with past practice, as retention incentives, or the payment of bonuses in the form of equity-based awards;

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settle any claims, demands, lawsuits, or proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a material adverse effect (as described above) on SunCoke; or

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except with respect to a SunCoke Acquisition Proposal or SunCoke Designated Proposal, agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The Merger Agreement contains additional agreements between the parties thereto including agreements regarding, among other things (and subject to certain exceptions and limitations):

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(i) cooperating in the preparation of a registration statement and the joint prospectus/consent statement/proxy statement constituting a part thereof, (ii) using commercially reasonable best efforts to cause the shares of SunCoke Common Stock issued in the Merger to be approved for trading on the NYSE (subject, if applicable, to notice of issuance) prior to the effective time of the Merger, and (iii) making all required filings under applicable state securities and “blue sky” laws;

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filing the registration statement with the SEC as promptly as reasonably practicable and using all commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the registration statement effective until the earlier of the consummation of the transactions contemplated by the Merger Agreement and the termination of the Merger Agreement in accordance with its terms;

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using reasonable best efforts to cause the joint prospectus/consent statement/proxy statement to be mailed to the holders of SunCoke Common Stock and SXCP Common Units as promptly as practicable after the registration statement is declared effective under the Securities Act;

•	furnishing to the other party all information concerning the party and its subsidiaries, and to take such other action as may be reasonably requested in connection with the foregoing;

•	ensuring the accuracy of information in the registration statement and the joint prospectus/consent statement/proxy statement constituting a part thereof;

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prompt notification of the receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings in connection with the Merger and other transactions contemplated thereby or for additional information and prompt supply of all correspondence with the SEC or its staff or any other applicable government official with respect thereto;

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using commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the joint prospectus/consent statement/proxy statement or the registration statement as promptly as practicable;

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establishing a record date for, duly call, give notice of, convene and hold a special meeting of SunCoke Stockholders, as soon as practicable following the effective date of the registration statement, for the purpose of obtaining the Parent Stock Issuance Approval and using best efforts to obtain the Parent Stock Issuance Approval;

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using commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable and (ii) defend any lawsuits or other proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby, including the Merger;

•	making certain public announcements in connection with the Merger Agreement or the transactions contemplated thereby;

•	paying costs and expenses incurred in connection with the Merger Agreement;

•	cooperating fully with respect to any filing, submission, or communication with a governmental entity having jurisdiction over the Merger;

•	tax matters;

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using reasonable commercial efforts to cause SXCP to declare and pay regular quarterly cash distributions to SXCP Common Unitholders at the quarterly per unit distribution rate of $0.40, with the declaration date and record date for each quarterly distribution to occur no later than 35 days and 47 days, respectively, after the end of each fiscal quarter;

•	Section 16 matters; and

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not, prior to the effective time of the Merger or the termination of the Merger Agreement, without the consent of the SXCP Conflicts Committee, (i) eliminating the SXCP Conflicts Committee, (ii) revoking or diminishing the authority of the SXCP Conflicts Committee, or (iii) removing or causing the removal of any director of the SXCP Board that is a member of the SXCP Conflicts Committee either as a member of the SXCP Board or the SXCP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the SXCP Board, including the affirmative vote of each of the other members of the SXCP Conflicts Committee.

Indemnification and Insurance

Subject to certain terms and conditions specified in the Merger Agreement, SunCoke has agreed to, for a period of six years after the effective time of the Merger:

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indemnify and hold harmless against any reasonable costs or expenses, judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened proceeding arising from acts or omissions occurring at or prior to the effective time of the Merger and provide advancement of expenses to certain past and present directors and officers of each of the SXCP General Partner, SXCP and SXCP’s subsidiaries and any person who is or was serving as an officer, director, member, partner, agent fiduciary or trustee of another person at the request of the SXCP General Partner, SXCP or SXCP’s subsidiaries (the “SXCP D&O Indemnified Parties”) with respect to each of the foregoing;

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honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement in favor of the SXCP D&O Indemnified Parties;

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ensure that the governing documents of SXCP and the SXCP General Partner (or their successor entities) contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of such entities’ present and former directors, officers, employees and agents than are set forth in the governing documents of SXCP and SXCP General Partner as of the date of the Merger Agreement; and

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maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each SXCP D&O Indemnified Party who is or at any time prior to the effective time of the Merger was covered by the existing officers’ and directors’ liability insurance applicable to each of the SXCP General Partner, SXCP and SXCP’s subsidiaries on terms substantially no less advantageous to the SXCP D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the effective time of the Merger.

These provisions are in addition to any other rights that certain of the directors and officers of each of the SXCP General Partner, SXCP and SXCP’s subsidiaries may have under the organizational documents of each of the SXCP General Partner, SXCP and SXCP’s subsidiaries or under applicable law.

SunCoke Board Recommendation and SunCoke Adverse Recommendation Change

On February 4, 2019, the SunCoke Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are in the best interests of SunCoke and the SunCoke Stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, and resolved to submit the Parent Stock Issuance to a vote of SunCoke Stockholders and recommend approval of the Parent Stock Issuance at the SunCoke Special Meeting.

Subject to the exceptions described below, the Merger Agreement provides that SunCoke will not, through the SunCoke Board:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXCP, the SunCoke Board Recommendation; or

•	fail to include the SunCoke Board Recommendation in this joint prospectus/consent statement/proxy statement.

SunCoke taking any of the actions described above is referred to as a “SunCoke Adverse Recommendation Change.”

Subject to the conditions described below, the SunCoke Board may, at any time prior to the SunCoke Stockholders approving the Parent Stock Issuance, effect a SunCoke Adverse Recommendation Change if the SunCoke Board determines in good faith (after consultation with SunCoke’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the SunCoke Stockholders under applicable law.

Pursuant to the Merger Agreement, the SunCoke Board (i) is not permitted to make a SunCoke Adverse Recommendation Change in response to a SunCoke Acquisition Proposal that does not constitute a SunCoke Designated Proposal (each as defined below) and (ii) may not effect a SunCoke Adverse Recommendation Change unless:

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SunCoke has provided prior written notice to the SXCP Conflicts Committee specifying in reasonable detail the reasons for such action (including, in the case of a SunCoke Designated Proposal, a description of the material terms of such SunCoke Designated Proposal and complete copies of any written proposals, offers and/or draft definitive agreements in connection therewith) at least three days in advance of its intention to take such action with respect to a SunCoke Adverse Recommendation Change, unless at the time such notice is required to be given there are less than three days remaining prior to the SunCoke Special Meeting, in which case SunCoke is required to provide as much notice as is reasonably practicable (the period inclusive of all such days, the “SunCoke Notice Period”); and

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during the SunCoke Notice Period the SunCoke Board has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with the SXCP Conflicts Committee in good faith (to the extent the SXCP Conflicts Committee desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such SunCoke Adverse Recommendation Change would not be inconsistent with its fiduciary duties to stockholders under applicable law (provided that any material amendment to the terms of a SunCoke Designated Proposal, if applicable, will require a new notice as described above and a new SunCoke Notice Period, except that such new SunCoke Notice Period in connection with any material amendment will be for one business day from the time SXCP receives such notice (as opposed to three days)).

For purposes of the Merger Agreement:

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the term “SunCoke Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the SXCP Parties or any subsidiaries of SXCP, relating to any:

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of SunCoke and its partially or wholly owned subsidiaries, excluding any the SXCP Parties or any subsidiaries of SXCP, (including securities of SunCoke subsidiaries) equal to 25% or more of the assets (based on fair market value) of SunCoke and its partially or wholly owned subsidiaries, excluding any the SXCP Parties or any subsidiaries of SXCP, taken as a whole, or to which 25% or more of the revenues or earnings (for the twelve-month period ending on the last day of SunCoke’s most recently completed fiscal quarter) of SunCoke and its partially or wholly owned subsidiaries, excluding any the SXCP Parties or any subsidiaries of SXCP, taken as a whole, are attributable;

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of 25% or more of any outstanding class of equity securities of SunCoke;

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tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more any outstanding class of equity securities of SunCoke; or

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merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving SunCoke which is structured to permit such person or group to acquire beneficial ownership of at least 25% of SunCoke’s consolidated assets or any class of outstanding equity interests.

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the term “SunCoke Designated Proposal” means a bona fide written SunCoke Acquisition Proposal obtained after the date of the Merger Agreement, which is on terms and conditions which the SunCoke Board has determined in its good faith judgment is reasonably likely to be more favorable to the SunCoke Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of the Merger Agreement that as of the time of determination had been committed to by SXCP and the SunCoke in writing (provided that for purposes of the definition of “SunCoke Designated Proposal,” references in the term “SunCoke Acquisition Proposal” to “25%” will be deemed to be references to “50%”).

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written agreement of the parties thereto duly authorized by the SunCoke Board, on behalf of SunCoke, and by the SXCP Conflicts Committee, on behalf of SXCP. In addition, either of SXCP or SunCoke may terminate the Merger Agreement on its own prior to the effective time of the Merger if:

•

the Merger has not been consummated on or before September 30, 2019, provided that this right to terminate the Merger Agreement will not be available to the party seeking to terminate if such party failed to perform or observe in any material respect its obligations under the Merger Agreement in any manner that will have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date;

•

a governmental entity has issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) will have become final and non-appealable, provided that the party seeking to terminate the Merger Agreement has complied with its obligations under the Merger Agreement regarding certain filings, the SunCoke Special Meeting, the SunCoke Board Recommendation, commercially reasonable efforts to cause the Merger to occur, and other further assurances;

•

the other party breaches or fails to perform any of its representations, warranties, covenants or agreements in the Merger Agreement (or if any of the other party’s representations or warranties will fail to be true), or, in the case of SunCoke, if SC&C breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Support Agreement, in each case, which breach or failure (i) would (if it occurred or was continuing as of the closing of the Merger) give rise to the failure of a condition to the Merger being satisfied, and (ii) is incapable of being cured, or is not cured, prior to the Termination Date, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other party’s obligation to close under the Merger Agreement;

•

the Parent Stock Issuance Approval has not been obtained upon the conclusion of the SunCoke Special Meeting (it being understood by SXCP that SunCoke is permitted to terminate in such circumstance even where failure to obtain Parent Stock Issuance Approval is proximately caused by a withdrawal, modification, or qualification of the SunCoke Board Recommendation whether or not permitted by the Merger Agreement); or

•	a SunCoke Adverse Recommendation Change occurs.

Expense Reimbursement and Termination Fee

The Merger Agreement provides that in the event the Merger Agreement is terminated (a) by SXCP for a breach by SunCoke of any of SunCoke’s representations, warranties, or agreements in the Merger Agreement, or if any of SunCoke’s representations or warranties becomes untrue and such breach (i) results in a condition to the Merger not being satisfied, and (ii) is incapable of being cured, or is not cured, prior to the Termination Date (provided that SXCP is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to SunCoke’s obligation to close under the Merger Agreement), (b) by SXCP or SunCoke pursuant to a failure to obtain the Parent Stock Issuance Approval at the SunCoke Special Meeting, or (c) by SXCP or SunCoke pursuant to a SunCoke Adverse Recommendation Change, then SunCoke will pay to SXCP, within two business days after the termination date, (x) all the direct and indirect expenses and costs incurred by or on behalf of SXCP in connection with the negotiation, execution and delivery of the Merger Agreement and the transactions contemplated thereby and/or (y) a termination fee in the amount of $6,000,000 (except that no termination fee will be payable in the case of (b) above if there was no Parent Adverse Recommendation Change).

Amendment and Waiver

Subject to compliance with applicable laws, prior to the Closing, any provision of the Merger Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties to the Merger Agreement; provided, however, that, in addition to any other approvals required by SXCP Parties’ constituent documents or under the Merger Agreement, the foregoing consents, waivers, amendments, or modifications in clauses (a) and (b), and any decision or determination by SXCP to (x) terminate the Merger Agreement or (y) enforce the Merger Agreement, must be approved by the SXCP Conflicts Committee.

Support Agreement

Concurrently with the execution of the Merger Agreement, SXCP and SC&C entered into the Support Agreement, pursuant to which, subject to the terms and conditions therein, SC&C has agreed to deliver the SC&C Written Consent covering all the SXCP Common Units beneficially owned by SC&C approving the Merger, the Merger Agreement and any other matters necessary for consummation of the Merger and other transactions contemplated by the Merger Agreement within two business days after the registration statement becomes effective under the Securities Act.

The Support Agreement also generally prohibits SC&C from transferring its SXCP Common Units. The Support Agreement terminates upon the earliest to occur of the effective time of the Merger, the termination of the Merger Agreement and the written agreement of the parties to the Support Agreement terminate the Support Agreement.

THE MERGER PARTIES

SunCoke

SunCoke is a Delaware corporation formed in 2010 and headquartered in Lisle, Illinois, that became a publicly-traded company in 2011. SunCoke is the largest independent producer of high-quality coke in the Americas, as measured by tons of coke produced each year and, through its predecessor entities, has approximately 55 years of coke production experience. Coke is a principal raw material in the blast furnace steelmaking process and is produced by heating metallurgical coal in a refractory oven, which releases certain volatile components from the coal, thus transforming the coal into coke. SunCoke’s cokemaking ovens combust the coal’s volatile components liberated during the cokemaking process, where the resulting heat can be used to create steam or electricity for sale. SunCoke also provides handling and/or mixing services to steel, coke (including some of SunCoke’s domestic cokemaking facilities), electric utility, coal producing and other manufacturing based customers. SunCoke owns the SXCP General Partner, which owns a 2.0% general partner interest and IDRs in SXCP, and owns a 60.4% limited partner interest in SXCP. The remaining 37.6% interest in SXCP is held by SXCP Public Unitholders.

SXCP

SXCP is a Delaware limited partnership formed by SunCoke in July 2012 to own and operate certain coke production facilities and logistics terminals. SXCP also provides coal handling and/or mixing services at its logistics terminals. SXCP licenses its advanced heat recovery cokemaking process from SunCoke. On January 24, 2013, SXCP completed the initial public offering of its common units representing limited partner interests in SXCP. SXCP operates and owns a 98% interest in three domestic cokemaking facilities and operates and owns four domestic logistics and coal handling terminals.

SC Energy Acquisition LLC

SC Energy Acquisition LLC, which is referred to in this joint prospectus/consent statement/proxy statement as Merger Sub, is a Delaware limited liability company and a wholly owned subsidiary of SunCoke. Merger Sub was formed on January 30, 2019, solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Executive Offices of SunCoke, SXCP, and Merger Sub

The principal executive offices of SunCoke, SXCP and Merger Sub are located at 1011 Warrenville Road, Suite 600, Lisle, IL 60532. The telephone number of both of SunCoke and Merger Sub is (630) 824-1907 and the telephone number of SXCP is (630) 824-1987. The SunCoke website is located at http://www.suncoke.com/English/Home/default.aspx and the SXCP website is located at http://www.suncoke.com/English/investors/sxcp/overview/default.aspx.

SunCoke and SXCP each make available their periodic reports and other information filed with or furnished to the SEC, free of charge, through their respective websites, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on the foregoing websites or any other website is not incorporated by reference into this joint prospectus/consent statement/proxy statement and does not constitute a part of this joint prospectus/consent statement/proxy statement.

COMPARISON OF THE RIGHTS OF SUNCOKE STOCKHOLDERS

AND SXCP COMMON UNITHOLDERS

SunCoke is a Delaware corporation, while SXCP is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of SunCoke Stockholders are governed by the SunCoke Organizational Documents and the DGCL. The rights of SXCP Common Unitholders are governed by the SXCP Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the “Delaware Partnership Act”). If the Merger is completed, the rights of SXCP Common Unitholders as SunCoke Stockholders following the conversion of the SXCP Public Unitholders’ SXCP Common Units to SunCoke Common Stock will be governed by the SunCoke Organizational Documents and the DGCL.

There are many differences between the rights of SXCP Common Unitholders and SunCoke Stockholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences that may affect the rights of SunCoke Stockholders and SXCP Common Unitholders but does not purport to be a complete statement of all of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. SXCP Common Unitholders should carefully read the SunCoke Organizational Documents and the SXCP Partnership Agreement in their entirety. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” This summary is qualified in its entirety by reference to the DGCL, the Delaware Partnership Act, the SunCoke Organizational Documents, and the SXCP Partnership Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the SunCoke Organizational Documents and the SXCP Partnership Agreement, as applicable.

SunCoke	SXCP
Purpose and Term of Existence

SunCoke’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. SunCoke is to have perpetual existence.	SXCP’s stated purposes under the SXCP Partnership Agreement are to engage directly or indirectly in any lawful business activity that is approved by the SXCP General Partner, in its sole discretion, and to exercise all rights and powers conferred upon SXCP pursuant to any agreements relating to such business activity and to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to SXCP’s subsidiaries. However, the SXCP General Partner shall not cause SXCP to engage directly or indirectly in any business activity that the SXCP General Partner determines would be reasonably likely to cause SXCP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The SXCP General Partner has no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by SXCP of any business.

SXCP’s partnership term will continue until SXCP is dissolved pursuant to the terms of the SXCP Partnership Agreement. SXCP’s existence as a separate legal entity will continue until cancellation of its certificate of limited partnership pursuant to the Delaware Partnership Act.

SunCoke	SXCP
Authorized Capital

SunCoke’s authorized capital stock consists of:

•   300,000,000 shares of Common Stock, $0.01 par value per share (as defined elsewhere in this joint prospectus/consent statement/proxy statement, the “SunCoke Common Stock”), 65,094,789 shares of which were outstanding as of March 7, 2019; and

•   50,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), none of which were outstanding as of the date of this joint prospectus/consent statement/proxy statement.

On each matter on which the holders of capital stock are entitled to vote, each holder of shares of SunCoke Common Stock is entitled to one vote per share of SunCoke Common Stock held. Except as otherwise required by law or by the SunCoke Certificate, holders of each class of capital stock vote together as a single class.

As of March 7, 2019, the outstanding capitalization of SXCP consisted of: 46,227,148 SXCP Common Units, 28,499,899 of which were indirectly owned by SunCoke through SunCoke’s ownership of 100% of the membership interests of SC&C; the General Partner Interest, all of which was indirectly owned by SunCoke through SunCoke’s indirect ownership of 100% of the membership interests of the SXCP General Partner; and the IDRs, all of which were indirectly owned by SunCoke through SunCoke’s indirect ownership of 100% of the membership interests of the SXCP General Partner. The SXCP General Partner currently holds the IDRs but may transfer these rights separately from the General Partner Interest, subject to restrictions in the SXCP Partnership Agreement.

SXCP may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as the SXCP General Partner shall determine, including in additional classes or series, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), all without the approval of any Unitholders. The SXCP Partnership Agreement defines “Partnership Interest” as meaning any class or series of equity interest in SXCP, including any General Partner Interest and Limited Partner Interests, but excluding options, rights, warrants and appreciation rights relating to an equity interest in SXCP. The SXCP Partnership Agreement defines “Unitholders” as the holders of Units and defines “Unit” as a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units but does not include the General Partner Interest or IDRs. As of the date of this joint prospectus/consent statement/proxy statement, the SXCP Common Units represented all of the issued and outstanding Units of SXCP and the SXCP Common Unitholders represented all of the SXCP Common Unitholders of record of SXCP.

SunCoke Dividends; SXCP Distributions

SunCoke Stockholders are entitled to receive, to the extent permitted by law, such dividends as may be declared by the SunCoke Board, out of funds legally available for their payment.	The SXCP Partnership Agreement categorizes distributions as either distributions from Operating Surplus or distributions from Capital Surplus. The SXCP Partnership Agreement establishes different

SunCoke	SXCP

“waterfalls” for distributions of cash and cash equivalents from Operating Surplus and for distributions of cash and cash equivalents from Capital Surplus. “Operating Surplus” distributions are made prior to any “Capital Surplus” distributions.

Distributions of Cash from Operating Surplus. The term “Operating Surplus” is more particularly described in the SXCP Partnership Agreement, and is generally comprised of $26.5 million; plus certain cash receipts; plus cash distributions paid on certain equity issued to finance construction, acquisition or development projects; plus proceeds of SXCP’s initial public offering retained to offset discounts related to certain tax credits; less operating expenditures following SXCP’s initial public offering; less the amount of cash reserves established by SXCP General Partner to provide funds for future operating expenditures; less all Working Capital Borrowings (as defined in the SXCP Partnership Agreement) not repaid within 12 months of being incurred or repaid within such period with the proceeds of additional Working Capital Borrowings; less any cash loss realized on the disposition of an investment capital expenditure.

SXCP distributes cash and cash equivalents from Operating Surplus, if any, with respect to any fiscal quarter as follows: first, 98% to all SXCP Common Unitholders, pro rata, and 2% to the SXCP General Partner, until SXCP distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; second, 98% to all SXCP Common Unitholders, pro rata, and 2% to the SXCP General Partner, until SXCP distributes for each outstanding unit an amount equal to the First Target Distribution (as defined in the SXCP Partnership Agreement); third, 85% to all SXCP Common Unitholders, pro rata, and 15% to the SXCP General Partner, until SXCP distributes for each outstanding unit an amount equal to the Second Target Distribution (as defined in the SXCP Partnership Agreement); fourth, 75% to all SXCP Common Unitholders, pro rata, and 25% to the SXCP General Partner, until SXCP distributes for each outstanding unit an amount equal to the Third Target Distribution (as defined in the SXCP Partnership Agreement); and thereafter, 50% to all SXCP Common Unitholders, pro rata, and 50% to the SXCP General Partner. This is based on the assumptions that SXCP General Partner maintains its 2% General Partner Interest and holds all of the IDRs and that SXCP does not issue additional classes of Partnership Interests.

SunCoke	SXCP
Distributions of Cash from Capital Surplus. The term “Capital Surplus” means cash and cash equivalents distributed by SXCP in excess of Operating Surplus. SXCP distributes cash and cash equivalents from Capital Surplus, if any, with respect to any fiscal quarter as follows: first, 98% to all SXCP Common Unitholders, pro rata, and 2% to the SXCP General Partner, until the minimum quarterly distribution has been reduced to zero; second, 98% to all SXCP Common Unitholders, pro rata, and 2% to the SXCP General Partner, until each SXCP Common Unitholder has received a total amount equal to the Cumulative Common Unit Arrearage (as defined in the SXCP Partnership Agreement); and thereafter, in such a manner as if such distributions of cash and cash equivalents were being made from Operating Surplus.

The preceding discussion is based on the assumption that the SXCP General Partner maintains its 2% General Partner Interest and holds all of the IDRs and that SXCP does not issue additional classes of Partnership Interests.

Each time a distribution of cash and cash equivalents from Capital Surplus is made, the Target Distributions will be adjusted proportionately downward in the same proportion that the distribution had to the fair market value of the SXCP Common Units immediately prior to the announcement of the distribution.

Merger or Consolidation

Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement.

SunCoke is subject to the provisions of Section 203 of the DGCL. With respect to SunCoke, Section 203 prohibits SunCoke from engaging in a business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless (i) the SunCoke Board approves the transaction by which the stockholder becomes an interested stockholder or approves the business combination, in each case before the stockholder

The merger or consolidation of SXCP requires the prior consent of the SXCP General Partner, which the SXCP General Partner may withhold free of any fiduciary duty or obligation whatsoever. The SXCP General Partner must also approve the merger agreement, which must include certain information as set forth in the SXCP Partnership Agreement. Subject to certain exceptions set forth in the SXCP Partnership Agreement and described below, once approved by the SXCP General Partner, the merger agreement and the merger or consolidation contemplated thereby, as applicable, must be submitted to a vote of the Limited Partners, and the merger agreement will be approved upon receipt of the affirmative vote or consent of the holders of a majority of the outstanding SXCP Common Units, voting as a single class (as defined in the SXCP Partnership Agreement, a “Unit Majority”) unless the merger agreement contains a provision that, if contained in an amendment to the SXCP Partnership

SunCoke	SXCP
becomes an interested stockholder, (ii) the interested stockholder acquires 85% of SunCoke’s outstanding voting stock (excluding certain stock) in the transaction by which such stockholder becomes an interested stockholder, or (iii) the business combination is subsequently approved by the SunCoke Board and approved at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of SunCoke’s outstanding voting stock not owned by the interested stockholder. See the section titled “Description of SunCoke Common Stock—Certain Provisions in the SunCoke Organizational Documents.”

Agreement, would require a greater percentage of the outstanding SXCP Common Units, in which case such greater percentage shall be required.

The SXCP General Partner may consummate any conversion, merger or conveyance without the prior approval of the SXCP Common Unitholders if (i) the SXCP General Partner has received an opinion of counsel that the merger or conveyance, as the case may be, would not result in the loss of limited liability of any Limited Partner or cause SXCP or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of SXCP into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the SXCP General Partner with substantially the same rights and obligations as are contained in the SXCP Partnership Agreement.

In addition, the SXCP General Partner may consummate any merger or consolidation of SXCP with or into another entity, without the prior approval of the SXCP Common Unitholders, if: (i) the SXCP General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause SXCP or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already treated as such), (ii) the merger or consolidation would not result in an amendment to the SXCP Partnership Agreement that could not otherwise be adopted solely by the SXCP General Partner, (iii) SXCP is the surviving entity in such merger or consolidation, (iv) each Partnership Interest in SXCP outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of SXCP after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by SXCP in such merger or consolidation does not exceed 20% of the Partnership Interests (other than the IDRs) outstanding immediately prior to the effective date of such merger or consolidation.

SunCoke	SXCP

Disposal of Assets

Under the DGCL, a corporation may not, without the affirmative vote of the holders of a majority of the outstanding stock entitled to vote, sell, lease, or exchange all or substantially all the assets of the corporation.	The SXCP General Partner generally may not, without approval by a Unit Majority, sell, exchange, or otherwise dispose of all or substantially all the assets of SXCP and its subsidiaries in a single transaction or a series of related transactions. However, the SXCP General Partner may, without such approval, (i) mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of SXCP’s assets or (ii) sell any or all of SXCP’s assets in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Management by SunCoke Board; SXCP General Partner

In accordance with the DGCL, SunCoke’s business and affairs are managed by or under the direction of the SunCoke Board.

The SunCoke Bylaws provide that the SunCoke Board shall consist of a number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire SunCoke Board. As of the date of this joint prospectus/consent statement/proxy statement, the SunCoke Board consists of seven directors.

The SXCP General Partner conducts, directs, and manages all activities of SXCP. Except as expressly provided in the SXCP Partnership Agreement, all management powers over the business and affairs of SXCP are exclusively vested in the SXCP General Partner, and no Limited Partner has any management power over the business and affairs of SXCP. The SXCP General Partner has full power and authority to do all things and, on such terms, as it determines to be necessary or appropriate to conduct SXCP’s business.

Nomination and Election of SunCoke Board; SXCP General Partner

Nominations of persons for election to the SunCoke Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the SunCoke Board (or any duly authorized committee thereof) or (b) provided that the SunCoke Board has determined that directors will be elected at such meeting, by any stockholder of record on the date of the giving of notice and on the record date for the determination of stockholders entitled to vote at such meeting, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in the SunCoke Bylaws. See “Stockholder Proposals and Director Nominations” below.	Unitholders have no right to elect the SXCP General Partner unless the SXCP General Partner has been removed or withdrawn, as described below, and have no right to elect the directors of the SXCP General Partner.

Directors are elected by the affirmative vote of a majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present.

Once elected, directors hold office for a three-year term and remain in office until a successor is duly elected and qualified, or, if earlier, until their death, resignation, or removal from office.

SunCoke	SXCP

Removal of SunCoke Directors; Withdrawal or Removal of the SXCP General Partner

Any director, or the entire SunCoke Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares then entitled to vote at an election of directors, voting together as a single class, subject to certain exceptions.	Withdrawal of the SXCP General Partner. At any time prior to September 30, 2022, the SXCP General Partner may withdraw as the general partner by giving 90 days’ advance written notice and obtaining the approval of the holders of at least a majority of the outstanding Units, excluding those held by the SXCP General Partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any of the Limited Partners or cause SXCP or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (the “Withdrawal Opinion”), and such withdrawal will not constitute a breach of the SXCP Partnership Agreement.

At any time after September 30, 2022, the SXCP General Partner may withdraw as the general partner without first obtaining Unitholder approval by giving 90 days’ advance written notice, and such withdrawal will not constitute a breach of the SXCP Partnership Agreement. Notwithstanding the preceding paragraph, the SXCP General Partner may withdraw without Unitholder approval upon 90 days’ notice to the Limited Partners if at least 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the SXCP General Partner and its affiliates).

Removal of the SXCP General Partner. The SXCP General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3 % of the outstanding Units (including Units held by the SXCP General Partner and its affiliates) voting together as a single class. Any action by Unitholders for the removal of the SXCP General Partner must also provide for the election of a successor General Partner by a Unit Majority, voting as a separate class, and by a majority of the outstanding Subordinated Units (if any Subordinated Units are then outstanding), voting as a separate class (including, in each case, Units held by the SXCP General Partner and its affiliates). In addition, any such removal of the SXCP General Partner will be effective immediately following the admission of a successor general partner.

SunCoke	SXCP

If the SXCP General Partner (i) withdraws not in breach of the SXCP Partnership Agreement or (ii) is removed without cause, and the successor general partner is elected pursuant to the SXCP Partnership Agreement, it has the option to require its successor to purchase its General Partner Interest and IDRs at fair market value. If the SXCP General Partner (i) withdraws in breach of the SXCP Partnership Agreement or (ii) is removed for cause, its successor has the option to purchase the SXCP General Partner’s General Partner Interest and IDRs at fair market value.

Filling Vacancies on the SunCoke Board; Replacing the SXCP General Partner

Under the SunCoke Certificate, vacancies on the SunCoke Board arising through death, resignation, retirement, disqualification, removal, or otherwise, or any newly created directorship resulting from an increase in the authorized number of directors, may be filled only by a majority of the directors then in office, although such majority is less than a quorum, or at a special meeting of the stockholders by the holders of shares of capital stock of SunCoke entitled to vote for the election of directors, and the directors so chosen will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Replacement Following Withdrawal of the SXCP General Partner. Upon the voluntary withdrawal of the SXCP General Partner, the holders of a Unit Majority may elect a successor to the withdrawing SXCP General Partner. If a successor is not elected, or a Withdrawal Opinion cannot be obtained, SXCP will be dissolved, wound up and liquidated, unless within a specified time period after that withdrawal, the holders of a majority of the outstanding Units agree to continue SXCP’s business and to appoint a successor General Partner.

Replacement Following Removal of the SXCP General Partner. As described above under “Removal of SunCoke Directors; Withdrawal or Removal of the SXCP General Partner,” any action by Unitholders for the removal of the SXCP General Partner must also provide for the election of a successor General Partner by a Unit Majority, voting as a separate class, and by a majority of the outstanding Subordinated Units (if any Subordinated Units are then outstanding), voting as a separate class (including, in each case, Units held by the SXCP General Partner and its affiliates). In addition, any such removal of the SXCP General Partner will only be effective if SXCP receives a Withdrawal Opinion.

Transfer of General Partner Interest

Not applicable.	Prior to September 30, 2022, the SXCP General Partner may not transfer all or any part of its General Partner Interest in SXCP unless (i) such transfer has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding SXCP Common Units (excluding any SXCP Common Units held by the SXCP General Partner

SunCoke	SXCP

and its affiliates) upon proper notice, (ii) the transferee agrees to assume the rights and duties of the SXCP General Partner under the SXCP Partnership Agreement and to be bound by the provisions thereunder, (iii) SXCP receives an opinion of counsel that such transfer would not result in the loss of the limited liability of any of the Limited Partners or cause SXCP or any of its subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, and (iv) such transferee agrees to purchase all of the SXCP interest held by the SXCP General Partner.

After September 30, 2022, the SXCP General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

Limited Call Rights

Not applicable.	If at any time the SXCP General Partner and its affiliates hold more than 80% of the outstanding Limited Partnership Interests of any class then outstanding, the SXCP General Partner will have the right, which it may assign in whole or in part to its affiliates or to SXCP, to purchase all, but not less than all, of such Limited Partnership Interests of such class then outstanding that are held by unaffiliated persons as of a record date to be selected by the SXCP General Partner, and shall cause the transfer agent to mail a notice of such election to purchase to such record holders (the “Notice of Election”) at least 10 but not more than 60 days prior to the purchase date. The purchase price in the event of a purchase under these circumstances would be the greater of (i) the Current Market Price (as defined in the SXCP Partnership Agreement) of the applicable Limited Partnership Interests as of the date three days before the date the Notice of Election is mailed and (ii) the highest price paid by the SXCP General Partner or any of its affiliates for any such Limited Partnership Interests within the 90 days preceding the date the SXCP General Partner mails the Notice of Election.

Preemptive Rights

Stockholders have no preemptive rights to purchase additional shares of SunCoke Common Stock or other securities.	The SXCP General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Partnership Interests from SXCP or make additional capital contributions to SXCP whenever, and on the same terms that, SXCP issues Partnership Interests to persons other

SunCoke	SXCP
than the SXCP General Partner and its affiliates, to the extent necessary to maintain the percentage ownership interests of the SXCP General Partner and its affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. No other holder of any Partnership Interest or any other person has preemptive rights to acquire additional Partnership Interests.

Amendment of Governing Documents

SunCoke Certificate. The SunCoke Certificate may be amended in any manner provided by the DGCL. Articles XI, XII, XIII, XIV and XV of the SunCoke Certificate may only be amended or repealed by the affirmative vote of the holders of record of no less than eighty percent of the voting power of the shares entitled to vote generally in the election of directors.

SunCoke Bylaws. The SunCoke Certificate provides that the SunCoke Bylaws may be adopted, amended or repealed by the vote of a majority of the SunCoke Board, but any provision adopted by the SunCoke Board may be amended or repealed by a stockholder vote. The SunCoke Bylaws provide that the SunCoke Bylaws may be altered, amended or repealed at any meeting of the stockholders, provided proper notice was given.

Amendments to the SXCP Partnership Agreement may be proposed only by the SXCP General Partner. The SXCP General Partner has no duty or obligation to propose or approve any amendment and may decline to do so in its sole discretion and in declining to propose or approve an amendment, has no duty to act in good faith or pursuant to any standard imposed by the SXCP Partnership Agreement or the partnership agreement of any subsidiary or other agreement or the Delaware Partnership Act. An amendment shall be effective upon the approval by the SXCP General Partner and a Unit Majority. Any amendment that materially and adversely affects the rights or preferences of any type or class of Partnership Interest in relation to other types or classes of Partnership Interests will require the approval of at least a majority of the type or class of Partnership Interest so affected. However, in some circumstances, more particularly described in the SXCP Partnership Agreement, the SXCP General Partner may amend the SXCP Partnership Agreement without the approval of the Limited Partners or their assignees to reflect:

•   a change in the name of SXCP, the location of its principal place of business, its registered agent, or its registered office;

•   the admission, substitution, withdrawal, or removal of Partners;

•   a change that the SXCP General Partner determines to be necessary or appropriate to qualify or continue the qualification of SXCP as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that SXCP and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

SunCoke	SXCP

•   a change that the SXCP General Partner determines does not adversely affect the Limited Partners (or any particular class of Limited Partners as compared to other classes of Limited Partners) in any material respect;

•   a change that the SXCP General Partner determines to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of the SXCP Common Units (including the division of any class or classes of outstanding SXCP Common Units into different classes to facilitate uniformity of tax consequences within such classes of SXCP Common Units) or comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the SXCP Common Units are or will be listed or admitted for trading;

• a change that the SXCP General Partner determines to be necessary or appropriate in connection with splits or combinations of Partnership Interests;

•   a change required to effect the intent expressed in the Registration Statement on Form S-1 as it has been or as it may be amended from time to time, filed by SXCP with the SEC to register the offering and sale of the SXCP Common Units in SXCP’s initial offering or the intent of the provisions of the SXCP Partnership Agreement or otherwise contemplated by the SXCP Partnership Agreement;

•   a change in SXCP’s fiscal year or taxable period and any changes that the SXCP General Partner determines are necessary or appropriate as a result of a change in SXCP’s fiscal year or taxable period;

•   an amendment that is necessary, as set forth in an opinion of counsel, to prevent SXCP, or the SXCP General Partner or its directors, officers, trustees, or agents from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

SunCoke	SXCP

•   an amendment that the SXCP General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants and appreciation rights relating to the issuance of additional Partnership Interests;

• any amendment expressly permitted by the SXCP Partnership Agreement to be made by the SXCP General Partner acting alone;

• an amendment effected, necessitated, or contemplated by a merger agreement approved in accordance with the SXCP Partnership Agreement;

•   an amendment that the SXCP General Partner determines to be necessary or appropriate to reflect and account for the formation by SXCP of, or an investment by SXCP in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by SXCP of activities permitted by the SXCP Partnership Agreement;

• a merger or conveyance to effect a change in SXCP’s legal form; or

• any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the SXCP General Partner and the holders of at least a Unit Majority, unless a greater or different percentage is required under the SXCP Partnership Agreement or by Delaware law. No provision of the SXCP Partnership Agreement that establishes a percentage of outstanding SXCP Common Units (including SXCP Common Units deemed owned by the SXCP General Partner) or requires a vote or approval of Limited Partners (or a subset of Limited Partners) holding a specified percentage interest required to take any action shall be amended, altered, changed, repealed, or rescinded to reduce such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding SXCP Common Units whose aggregate outstanding SXCP Common Units constitute not less than the voting requirement sought to be reduced or increased, as applicable or the affirmative vote of Limited Partners whose aggregate percentage interests constitute not less than the voting requirement sought to be reduced, if applicable.

SunCoke	SXCP

No amendment to the SXCP Partnership Agreement (other than those that may be made by the SXCP General Partner without the approval of the Limited Partners) may enlarge the obligations of any Limited Partner without its consent, unless approved by at least a majority of the type or class of Limited Partner interests so affected. No amendment to the SXCP Partnership Agreement may enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to, the SXCP General Partner or any of its affiliates, without the consent of the SXCP General Partner, which may be given or withheld at its option.

No amendment to the SXCP Partnership Agreement (other than those that may be made by the SXCP General Partner without the approval of the Limited Partners) will become effective without the approval of the holders of at least 90% of the Partnership Interests of all Limited Partners voting together as a single class unless SXCP obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

Meetings, Voting and Action by Written Consent

SunCoke Stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders, and, except as otherwise required by law, vote together as a single class.

The SunCoke Bylaws provide that special meetings of the stockholders may only be called by (a) the chairman of the SunCoke Board or (b) the SunCoke Board pursuant to a resolution adopted by a majority of the total number of directors which SunCoke would have if there were no vacancies. The SunCoke Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Any action which may be taken by a vote of the SunCoke stockholders at a meeting may be taken without a meeting by one or more consents in writing, setting forth the action so taken or to be taken, bearing the date of signature and signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys, subject to certain exceptions.

Each Unitholder of record has a vote according to its percentage interest in SXCP, although additional Limited Partner interests having special voting rights could be issued. However, if at any time any person or group, other than the SXCP General Partner or its affiliates, beneficially owns 20% or more of the Partnership Interests of any class then outstanding, none of the Partnership Interests of any class owned by such person or group will be entitled to vote on any matter and will not be considered to be outstanding when sending notices of a meeting of Limited Partners to vote on any matter, calculating required votes, determining the presence of a quorum, or for other similar purposes. The foregoing limitations do not apply to (i) any person or group that acquired 20% or more of any such Partnership Interests directly from the SXCP General Partner or its affiliates (other than SXCP), (ii) any person or group that acquired 20% or more of any such Partnership Interests directly or indirectly from an initial transferee of the SXCP General Partner or its affiliates (provided that the SXCP General Partner has notified such ultimate transferee that the foregoing limitations do not apply), or (iii) any person or group that acquired 20% or more of any such Partnership Interests with the prior approval of the SXCP Board.

SunCoke	SXCP
With respect to SXCP Common Units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or any agent of any of the foregoing), in whose name such SXCP Common Units are registered, such other person shall, in exercising the voting rights in respect of such SXCP Common Units on any matter, and unless the arrangement between such persons provides otherwise, vote such SXCP Common Units in favor of, and at the direction of, the person who is the beneficial owner, and SXCP shall be entitled to assume it is so acting without further inquiry.

Special meetings of Limited Partners may be called by the SXCP General Partner or by Limited Partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the SXCP Partnership Agreement. Limited Partners shall call a special meeting by delivering to the SXCP General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is so called. The SXCP General Partner must send notice of the meeting to all Limited Partners within 60 days after receipt of such call from the Limited Partners or within such greater time as may be reasonably necessary for SXCP to comply with statutes or other similar requirements governing the holding of a meeting or the solicitation of proxies for use at such meeting and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting. Limited Partners may vote either in person or by proxy at meetings. The holders of a majority, by percentage interest, of the Partnership Interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action requires approval by holders of a greater percentage interest, in which case the quorum will be the greater percentage.

If authorized by the SXCP General Partner, any action that is required or permitted to be taken by the Limited Partners may be taken either at a meeting of the Limited Partners or without a meeting, without a vote and without prior notice, if consented to in writing by Limited Partners owning not less than the minimum percentage, by percentage interests, of the Partnership Interests of the class or classes for which a meeting has been called necessary to authorize or take that action at such meeting.

SunCoke	SXCP

Stockholder Proposals and Director Nominations

The SunCoke Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors at annual or special meetings. To be timely, a stockholders’ notice for an annual meeting must be given to the SunCoke secretary no earlier than the 120th day prior and no later than the 90th day prior to the anniversary of the previous year’s annual meeting (unless the annual meeting is called for a date not within 30 days before or more than 60 days after such anniversary date, in which case notice must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting, or if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such meeting, on the 10th day following the day on which public disclosure of the date of the annual meeting was made). A stockholder notice for a special meeting to elect directors must be provided no later than 10 and no more than 60 days before the date of the special meeting. A stockholder notice must also provide certain information and make certain representations.	Not applicable.

Limitation on Liability; Indemnification; Advancement of Expenses

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. However, the DGCL does not permit exculpation for liability:

•   for breach of the duty of loyalty;

•   for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL (which relates to unlawful dividends and stock repurchases); or

•   for transactions from which the director derived an improper personal benefit.

The SunCoke Certificate eliminates the personal liability of certain persons, including officers and directors, to SunCoke and its stockholders for monetary damages for breaches of fiduciary duty to the fullest extent permitted by the DGCL.

The SunCoke Certificate requires SunCoke to indemnify certain persons, including officers and directors, to the fullest extent permitted by the DGCL, as further delineated in the SunCoke Bylaws.

The SXCP Partnership Agreement provides that certain persons, including the SXCP General Partner, managers, managing members, officers, employees, and agents, shall not be liable for monetary damages to SXCP, any Limited Partners, or any other persons who have acquired interests in the Partnership Interests of SXCP, or is otherwise bound by the SXCP Partnership Agreement, for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

The SXCP Partnership Agreement indemnifies certain persons, including the SXCP General Partner, managers, managing members, officers, employees, and agents, to the fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of SXCP, subject to certain limitations in the SXCP Partnership Agreement. The SXCP Partnership Agreement also provides for advancement of expenses

SunCoke	SXCP

The SunCoke Bylaws further provide that the SunCoke Board may grant rights to indemnification and the advancement of expenses to any director, officer, employee or agent of SunCoke. In addition, under the SunCoke Bylaws, SunCoke may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of SunCoke or of another entity against any expense, liability or loss, whether or not SunCoke would have the power to indemnify such person against such expense, liability or loss under the DGCL.

For further information, see the section titled “Item 20—Indemnification of Officers and Directors of SunCoke” beginning on page II-1 of this joint prospectus/consent statement/proxy statement.

for proceedings against any such person. Further, the SXCP Partnership Agreement allows SXCP to purchase and maintain insurance on behalf of indemnified persons and any person designated by the SXCP General Partner to protect against any liability incurred by such person on behalf of SXCP.

Fiduciary Duties; Conflicts of Interest

SunCoke’s directors owe fiduciary duties to SunCoke and its stockholders.

Under the DGCL, no contract or transaction between SunCoke and any of its officers or directors, or between SunCoke and another entity with which any officer or director of SunCoke is an officer or director or in which any officer or director of SunCoke has a financial interest, will be void or voidable solely because the officer or director is present at or participates in the board or committee meeting at which the contract or transaction is authorized, or solely because such officer’s or director’s votes are counted for such purpose, if:

•   the material facts as to the officer’s or director’s relationship or interest as to the contract or transaction are disclosed or known to the SunCoke Board (or duly authorized committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith, even though such disinterested directors may be less than a quorum;

•   the material facts as to the officer’s or director’s relationship or interest and as to the contract or transaction are disclosed or known to SunCoke’s stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or

•   the contract or transaction is fair as to SunCoke as of the time it is authorized, approved, or ratified by the SunCoke Board (or duly authorized committee thereof) or the SunCoke stockholders.

The SXCP Partnership Agreement contains provisions that eliminate the SXCP General Partner’s fiduciary duties to SXCP and the SXCP Common Unitholders.

The SXCP General Partner may take into account the interests of other parties in addition to SXCP’s interests when resolving conflicts of interest. In effect, these provisions limit the SXCP General Partner’s fiduciary duties to SXCP Common Unitholders. The SXCP Partnership Agreement also restricts the remedies available to the SXCP Common Unitholders for actions taken by the SXCP General Partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a potential conflict of interest arises between the SXCP General Partner or any of its affiliates, on the one hand, and SXCP, its subsidiaries or any Partner, on the other hand, any resolution or course of action by the SXCP General Partner or its affiliates in respect of such conflict of interest will be conclusively deemed approved by SXCP, all Partners and each person who acquires an interest in a Partnership Interest and each other person who is bound by the SXCP Partnership Agreement, and will not breach the SXCP Partnership Agreement or any duty in law or equity, if such resolution or course of action is:

•   approved by a majority of the members of the SXCP Conflicts Committee (as referred to elsewhere in this joint prospectus/consent statement/proxy statement, such approval constituting “Special Approval” under the SXCP Partnership Agreement); or

SunCoke	SXCP

• approved by the vote of a majority of the outstanding SXCP Common Units (excluding SXCP Common Units owned by the SXCP General Partner and its affiliates);

If Special Approval is sought, then it will be presumed that the SXCP Conflicts Committee, in making its decision to approve or reject the resolution or course of action, acted in good faith, unless the SXCP Conflicts Committee believed such determination was adverse to the interests of SXCP.

Whenever the SXCP General Partner (including the SXCP Board or any committee thereof) makes a determination or takes or declines to take any other action, or any affiliate of the SXCP General Partner causes it to do or not do any of the foregoing, in its individual capacity, unless another express standard is provided for in the SXCP Partnership Agreement, the SXCP General Partner, the SXCP Board, such committee or affiliates causing the SXCP General Partner to do so, shall make such determination or take such action in good faith and shall not be subject to any higher standard contemplated by the SXCP Partnership Agreement or under law.

For example, whenever the phrase, “at the option of the General Partner” or “in its sole discretion,” or some variation of those phrases, is used in the SXCP Partnership Agreement, it indicates that the SXCP General Partner is acting in its individual capacity. Also, whenever the SXCP General Partner votes or transfers its Partnership Interests or refrains from voting or transferring its Partnership Interests, it is acting in its individual capacity.

Taxation

SunCoke is subject to U.S. federal income taxes on its taxable income. Cash distributions to SunCoke Stockholders are taxable to each stockholder as ordinary dividend income to the extent distributed out of SunCoke’s current or accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Cash distributions in excess of SunCoke’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder’s adjusted tax basis in such holder’s SunCoke Common Stock and, to the extent the cash distribution exceeds such holder’s adjusted tax basis, as gain from the sale or exchange of such shares.

SXCP is a flow-through entity for U.S. federal income tax purposes, which means that it is generally not subject to entity-level U.S. federal income taxes.

Each SXCP Common Unitholder receives a Schedule K-1 from SXCP reflecting such unitholder’s share of SXCP’s items of income, gain, loss, and deduction for each fiscal year following the end of such fiscal year.

SunCoke	SXCP

No Appraisal Rights

Under the DGCL, stockholders who properly demand and perfect appraisal rights in connection with a merger or consolidation of the corporation may have the right to receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. Subject to certain exceptions, the DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 holders, (3) cash in lieu of fractional shares of such corporations, or (4) any combination of the above.	Not applicable.

As described elsewhere in this joint prospectus/consent statement/proxy statement, the SunCoke Stockholders will not have appraisal rights in connection with the Merger.

Dissolution

Under the DGCL, SunCoke will dissolve upon any of the following: (i) adoption of a resolution by the SunCoke Board to dissolve, and subsequent approval of such resolution by holders of a majority of SunCoke’s outstanding capital stock entitled to vote on the proposal, or (ii) the unanimous written consent of all stockholders of SunCoke entitled to vote on a proposal to dissolve.	SXCP will dissolve, and its affairs will be wound up, upon: (i) an Event of Withdrawal (as defined in the SXCP Partnership Agreement) of the SXCP General Partner, as provided in the SXCP Partnership Agreement, unless a successor General Partner is admitted to SXCP pursuant to the SXCP Partnership Agreement, (ii) an election to dissolve SXCP by the SXCP General Partner that is approved by the holders of a Unit Majority, (iii) the entry of a decree of judicial dissolution of SXCP pursuant to the provisions of the Delaware Partnership Act, or (iv) there being no Limited Partners, unless SXCP is continued without dissolution in accordance with the Delaware Partnership Act.

DESCRIPTION OF SUNCOKE COMMON STOCK

The following description of the material terms of SunCoke Common Stock is not complete and is qualified in its entirety by reference to (i) the SunCoke Organizational Documents and (ii) the documents incorporated in this joint prospectus/consent statement/proxy statement by reference (to the extent such documents relate to the following description of the material terms of SunCoke Common Stock).

SunCoke Common Stock

As of the date of this joint prospectus/consent statement/proxy statement, SunCoke is authorized to issue up to 300,000,000 shares of SunCoke Common Stock, par value $0.01 per share and up to 50,000,000 shares of Preferred Stock, par value $0.01 per share. As of March 7, 2019 there were 65,094,789 shares of SunCoke Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. The outstanding shares of SunCoke Common Stock are fully paid and nonassessable. The SunCoke Stockholders are not entitled to preemptive rights. Shares of SunCoke Common Stock are not convertible into shares of any other class of capital stock. Computershare Trust Company, N.A. (“Computershare”) is the transfer agent and registrar for SunCoke Common Stock. SunCoke Common Stock is listed on the NYSE under the ticker symbol “SXC.”

Dividends

SunCoke Stockholders are entitled to receive, to the extent permitted by law, such dividends as may be declared by the SunCoke Board, out of funds legally available for their payment.

Voting Rights

SunCoke Stockholders are entitled to one vote per share on all matters submitted to a vote of SunCoke Stockholders, and, except as otherwise required by law, vote together as a single class on all matters on which SunCoke Stockholders are entitled to vote. SunCoke Stockholders do not have cumulative voting rights.

Certain Provisions in the SunCoke Organizational Documents

SunCoke currently has the following provisions in the SunCoke Bylaws that may make it more difficult to acquire control of SunCoke or remove its management:

•	Only the chairman or a majority of the SunCoke Board may call a special meeting of the stockholders; and

•	Stockholders must provide advance notice for nominations of candidates for election as directors to the SunCoke Board or for proposing matters which can be acted upon at stockholders’ meetings.

SunCoke is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents SunCoke from engaging in any business combination with any interested stockholder, which is defined generally as a person owning 15% or more of SunCoke’s outstanding voting stock, for a period of three years following the date that such stockholder became an interested stockholder, unless:

•

before such stockholder became an interested stockholder, the SunCoke Board approved either the business combination or the transaction by which the interested stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of SunCoke’s voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the voting stock outstanding but not the outstanding voting stock owned by the interested stockholder, stock held by persons who are both directors and officers of SunCoke or by certain employee stock plans); or

•

on or following the date on which such stockholder became an interested stockholder, the business combination is approved by the SunCoke Board and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of SunCoke’s outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Exclusive Forum

The SunCoke Bylaws provide that unless SunCoke consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or other state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of SunCoke, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of SunCoke to SunCoke or SunCoke’s stockholders, (iii) any action asserting a claim against SunCoke or any director or officer or other employee of SunCoke arising pursuant to any provision of the DGCL, the SunCoke Certificate or the SunCoke Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against SunCoke or any director or officer or other employee of SunCoke governed by the internal affairs doctrine.

Limitation of Liability and Indemnification

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. However, the DGCL does not permit exculpation for liability:

•	for breach of the duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (which relates to unlawful dividends and stock repurchases); or

•	for transactions from which the director derived an improper personal benefit.

The SunCoke Certificate eliminates the personal liability of directors to SunCoke or SunCoke’s stockholders for monetary damages for breaches of fiduciary duty as a director to the fullest extent permitted by the DGCL, subject to the foregoing limitations.

The SunCoke Certificate requires SunCoke to indemnify certain persons, including officers and directions, to the fullest extent permitted by the DGCL, as further delineated in the SunCoke Bylaws.

The SunCoke Bylaws further provide that the SunCoke Board may grant rights to indemnification and the advancement of expenses to any director or officer, employee or agent of SunCoke. In addition, under the SunCoke Bylaws, SunCoke may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of SunCoke or of another entity against any expense, liability or loss, whether or not SunCoke would have the power to indemnify such person against such expense, liability or loss under the DGCL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of SunCoke Common Stock received in the Merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders of SXCP Public Units that hold their SXCP Public Units, and will hold their SunCoke Common Stock received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local, or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of SXCP Public Units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	holders of options, or holders of restricted units or bonus units, granted under any SXCP benefit plan;

•	a person whose functional currency is not the U.S. dollar;

•	a holder of SXCP Public Units that holds such SXCP Public Units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction; or

•	a U.S. expatriate.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds SXCP Public Units, the tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of the partnership. A partner in a partnership holding SXCP Public Units should consult its own tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SXCP Public Units or SunCoke Common Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SUNCOKE COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF SXCP PUBLIC UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP, AND DISPOSITION OF SUNCOKE COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of SXCP Public Units

Tax Characterization of the Merger. The receipt of SunCoke Common Stock and any cash in lieu of fractional shares of SunCoke Common Stock in exchange for SXCP Public Units pursuant to the Merger should be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger should be treated as a taxable sale of a U.S. holder’s SXCP Public Units in exchange for SunCoke Common Stock and any cash received in lieu of fractional shares of SunCoke Common Stock in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized. A U.S. holder who receives SunCoke Common Stock and cash in lieu of fractional shares of SunCoke Common Stock in exchange for SXCP Public Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the amount of any cash received, (B) the fair market value of any SunCoke Common Stock received, and (C) such U.S. holder’s share of SXCP’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. holder’s adjusted tax basis in the SXCP Public Units exchanged therefor (which includes such U.S. holder’s share of SXCP’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in its SXCP Public Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the SXCP Public Units plus the U.S. holder’s share of SXCP’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of SXCP’s income and by any increases in the U.S. holder’s share of SXCP’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from SXCP, by the U.S. holder’s share of SXCP’s losses, by any decreases in the U.S. holder’s share of SXCP’s nonrecourse liabilities and by the U.S. holder’s share of SXCP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of SXCP Public Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by SXCP and its subsidiaries. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Under Section 199A of the Code, subject to certain limitations and restrictions, an individual unitholder is entitled to a deduction equal to 20% of any such ordinary income to the extent attributable to unrealized receivables or inventory items. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of an SXCP Public Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s SXCP Public Units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of SXCP Public Units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder’s holding period for its SXCP Public Units is more than twelve months as of the effective time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the value of the SunCoke Common Stock and the amount of any cash received in lieu of fractional shares of SunCoke Common Stock by each U.S. holder in the Merger, the adjusted tax basis of the SXCP Public Units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded the U.S. holder’s share of SXCP’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in SXCP pursuant to the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to them of the Merger, taking into account its own particular circumstances.

SXCP Items of Income, Gain, Loss, and Deduction for the Taxable Period Ending on the Date of the Merger. U.S. holders of SXCP Public Units will be allocated their share of SXCP’s items of income, gain, loss, and deduction for the taxable period of SXCP ending on the date of the Merger. These allocations will be made in accordance with the terms of the SXCP partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from SXCP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the SXCP Public Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the SXCP Public Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in SunCoke Common Stock Received in the Merger. A U.S. holder’s tax basis in the SunCoke Common Stock received in the Merger will equal the fair market value of such SunCoke Common Stock. A U.S. holder’s holding period in SunCoke Common Stock received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of SunCoke Common Stock Received in the Merger

Distributions on SunCoke Common Stock. For U.S. federal income tax purposes, distributions of cash by SunCoke to a U.S. holder with respect to SunCoke Common Stock received in the Merger will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of SunCoke’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to SunCoke Stockholders by SunCoke after the Merger may exceed SunCoke’s current and accumulated earnings and profits. Distributions of cash in excess of SunCoke’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s SunCoke Common Stock and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such SunCoke Common Stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions, or Other Taxable Dispositions of SunCoke Common Stock. Upon the sale, exchange, certain redemptions or other taxable dispositions of SunCoke Common Stock received in the Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of SunCoke Common Stock and (ii) the U.S. holder’s adjusted tax basis in such SunCoke Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the SunCoke Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, SunCoke Common Stock received in the Merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, SunCoke Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of SunCoke Common Stock to be issued in the Merger will be passed upon by Baker Botts. Baker Botts has provided legal services to SunCoke in the past regarding matters unrelated to the Merger.

EXPERTS

The consolidated financial statements of SunCoke Energy, Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SunCoke Energy Partners, LP and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

SunCoke will hold its regular annual meeting of stockholders in 2019 regardless of whether the Merger Transactions are completed.

In order for a stockholder proposal to be considered for inclusion in SunCoke’s proxy materials for the 2019 annual meeting, the proposal must have been received by SunCoke’s Secretary at SunCoke’s executive offices at 1011 Warrenville Road, Suite 600, Lisle, IL 60532, on or before November 21, 2018 and complied with the procedures and requirements set forth in Rule 14a-8(e)(2) under the Exchange Act.

In accordance with the advance notice requirements contained in the SunCoke Bylaws, for director nominations or other business to be brought before the 2019 annual meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice must have been delivered no earlier than the close of business on January 3, 2019 and no later than the close of business on February 4, 2019 to SunCoke’s Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

These stockholder notices must comply with the requirements of the SunCoke Bylaws and will not be effective otherwise.

Under the Delaware Partnership Act and the SXCP Partnership Agreement, SXCP is not required to hold an annual meeting of SXCP Common Unitholders. Ownership of SXCP Common Units does not entitle SXCP Common Unitholders to make proposals at any special meeting of SXCP that may be called in accordance with the SXCP Partnership Agreement.

WHERE YOU CAN FIND MORE INFORMATION

SunCoke and SXCP are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. The public may read and copy any reports or other information filed with the

SEC at the SEC’s public reference room, 100 F Street N.E., Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. SunCoke’s and SXCP’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference into this joint prospectus/consent statement/proxy statement and you should not consider that information a part of this joint prospectus/consent statement/proxy statement.

SunCoke’s and SXCP’s SEC filings can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. SunCoke will also provide to you, at no cost, a copy of any document incorporated by reference in this joint prospectus/consent statement/proxy statement and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from SunCoke by mail at the following address, or by telephone at the following telephone number:

SunCoke Energy, Inc.

Investor Relations

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Telephone Number: (630) 824-1907

SunCoke and SXCP each make available free of charge on or through their respective Internet websites, http://www.suncoke.com/English/Home/default.aspx and http://www.suncoke.com/English/investors/sxcp/overview/default.aspx, their reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is filed with or furnished to the SEC. Information contained on SunCoke’s or SXCP’s website is not incorporated by reference into this joint prospectus/consent statement/proxy statement and you should not consider that information a part of this joint prospectus/consent statement/proxy statement.

SunCoke has filed with the SEC a registration statement on Form S-4 of which this joint prospectus/consent statement/proxy statement forms a part. The registration statement registers SunCoke Common Stock to be issued to SXCP Public Unitholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the SunCoke Common Stock and the SXCP Common Units. The rules and regulations of the SEC allow SunCoke and SXCP to omit certain information included in the registration statement from this joint prospectus/consent statement/proxy statement.

In addition, the SEC allows SXCP and SunCoke to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint prospectus/consent statement/proxy statement, except for any information that is superseded by information included directly in this joint prospectus/consent statement/proxy statement or incorporated by reference subsequent to the date of this joint prospectus/consent statement/proxy statement as described below. Statements contained in this joint prospectus/consent statement/proxy statement as to the contents of any contract or other documents are not necessarily complete, and in each instance SXCP Common Unitholders are referred to the copy of the contract or other document filed with the SEC, each statement being qualified in all respects by such reference.

This joint prospectus/consent statement/proxy statement incorporates by reference the documents listed below that SXCP and SunCoke have previously filed with the SEC. They contain important information about the companies and their financial condition, business and prospects. You should analyze the information in this joint prospectus/consent statement/proxy statement and the additional information in the documents described under the heading “Documents Incorporated By Reference.”

SXCP Common Unitholders and SunCoke Stockholders may also request copies of these publicly filed documents from SXCP or SunCoke, respectively, without charge, upon written request to 1011 Warrenville Road, Suite 600, Lisle, IL 60532, Attention: Investor Relations. In order to receive timely delivery of requested documents in advance of the SunCoke Special Meeting, your request should be received no later than             , 2019. If you request any documents, SunCoke or SXCP, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows SunCoke and SXCP to “incorporate by reference” certain information in documents SunCoke and SXCP file with the SEC, which means that SunCoke and SXCP can disclose important information to you in this joint prospectus/consent statement/proxy statement by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint prospectus/consent statement/proxy statement, except for any information superseded by information in this joint prospectus/consent statement/proxy statement, or information filed subsequently that is incorporated by reference and information in any joint prospectus/consent statement/proxy statement supplement. These documents contain important business and financial information about SunCoke and SXCP, including information concerning financial performance, and SunCoke and SXCP each urge you to read them. SunCoke and SXCP incorporate by reference into this joint prospectus/consent statement/proxy statement all of the following documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	SXCP’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 15, 2018;

•	SXCP’s Current Report on Form 8-K filed on February 5, 2019;

•	SunCoke’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 15, 2018;

•	SunCoke’s Current Report on Form 8-K filed on February 5, 2019; and

•

The description of the SunCoke Common Stock contained in the registration statement on Form 8-A filed with the SEC on July 19, 2011, and any subsequent amendments or reports filed for the purpose of updating such description.

All additional documents filed by SunCoke or SXCP with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this joint prospectus/consent statement/proxy statement forms a part and prior to the effectiveness of such registration statement, and after the date of this joint prospectus/consent statement/proxy statement and prior to the date on which the Merger is consummated, are also deemed to be incorporated by reference. However, any documents or portions thereof or any exhibits thereto that SunCoke or SXCP furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this joint prospectus/consent statement/proxy statement.

You can obtain any of these documents in accordance with the procedures described above under “Where You Can Find More Information.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this joint prospectus/consent statement/proxy statement and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. SunCoke makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included or incorporated by reference in this joint prospectus/consent statement/proxy statement regarding the benefits of the Merger, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negative of these terms or variations of them or similar terms. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks, and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in Item 1A of each of SunCoke’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 15, 2019, and SXCP’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 15, 2019, entitled “Risk Factors,” risk factors discussed in other reports that each of SunCoke and SXCP file with the SEC and the following risks arising in connection with or impacted as a result of the Merger:

•	The Closing, expected timing, and benefits of the Merger;

•	SunCoke’s ability, following the Merger, to generate sufficient cash flow from operations to enable it to pay its obligations and its current and expected dividends or to fund its liquidity needs;

•	The levels and maintenance of future dividends payable by SunCoke to SunCoke Stockholders;

•	Expected levels of future cash distributions by SXCP with respect to general partner interests, IDRs and limited partner interests;

•	The effect of SunCoke’s debt level on its future financial and operating flexibility, including its ability to obtain additional capital on terms that are favorable to it;

•	SunCoke’s ability to access the debt and equity markets, which will depend on general markets conditions and the credit ratings for SunCoke’s debt obligations and equity; and

•	Amounts and nature of future capital requirements.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for SunCoke or SXCP to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this joint prospectus/consent statement/proxy statement, which forward-looking statements reflect SunCoke’s and SXCP’s management’s opinions only as of the date hereof. Except as required by law, SunCoke and SXCP undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Because forward-looking statements involve risks and uncertainties, SunCoke and SXCP caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this joint prospectus/consent statement/proxy statement, the qualifications in the section entitled “The Merger—Unaudited Financial Projections of SunCoke and SXCP,” and the risks set forth in in SunCoke’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 15, 2019, SXCP’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 15, 2019 and any subsequent Quarterly Reports on Form 10-Q filed by each of SunCoke and SXCP, each of which will be incorporated by reference in this joint prospectus/consent statement/proxy statement.

SUNCOKE ENERGY, INC. INDEX TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2018	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Income For the Year Ended December 31, 2018	F-4
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-5

Introduction to the Unaudited Pro Forma Condensed Consolidated Financial Statements

On February 5, 2019, SunCoke announced a unit-for-stock transaction whereby SunCoke will acquire all of the outstanding SXCP Common Units that SunCoke and its subsidiaries do not already own in exchange for SunCoke Common Stock. At the effective date of the Merger, each SXCP Public Unit will be converted into the right to receive 1.40 shares of SunCoke Common Stock.

The unaudited pro forma condensed financial information has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of SunCoke. The historical consolidated financial statements of SunCoke already consolidate SXCP. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2018 of SunCoke has been prepared to give effect to the Merger as if it had occurred on December 31, 2018. The unaudited pro forma condensed consolidated statement of income of SunCoke for the year ended December 31, 2018, has been prepared to give effect to the Merger as if it had occurred on January 1, 2018.

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary (ASC 810). Because SunCoke controls SXCP both before and after the Merger, the changes in SunCoke’s ownership interest in SXCP will be accounted for as an equity transaction. SunCoke’s costs will be recognized as an adjustment to additional paid-in capital, net of estimated tax benefit, upon exchange of securities at Closing, consistent with SunCoke’s historical accounting policy election. Transaction costs incurred by SXCP will be expensed in the consolidated statement of income as incurred. In addition, the tax effect of the Merger will be presented in additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740). Since the SunCoke historical financial information includes the accounts of SXCP, the historical financial information of SXCP has not been shown separately. SunCoke will apply its historical accounting policies and recognize the assets and liabilities of SXCP at their respective historical values as of the closing date of the Merger.

The unaudited pro forma condensed consolidated financial statements include pro forma adjustments that are factually supportable and directly attributable to the Merger. In addition, with respect to the unaudited pro forma condensed consolidated statement of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on results.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes included the respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 for SunCoke and SXCP.

The unaudited pro forma adjustments are based on available information and certain assumptions that SunCoke believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the results that might have occurred had the Merger actually taken place on December 31, 2018, for balance sheet purposes, or on January 1, 2018, for statement of income purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial statements.

SunCoke Energy, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2018

($ in millions)

	SunCoke Energy Historical	Pro Forma Adjustments Related to the Merger		SunCoke Energy Pro Forma
Assets
Cash and cash equivalents	$145.7	$—		$145.7
Receivables	75.4	—		75.4
Inventories	110.4	—		110.4
Income tax receivable	0.7	—		0.7
Other current assets	2.8	—		2.8

Total current assets	335.0	—		335.0

Properties, plants and equipment, net	1,471.1	—		1,471.1
Goodwill and other intangible assets, net	76.9	—		76.9
Deferred income taxes	156.8	—		156.8
Deferred charges and other assets	5.5	(0.5	) (a)	5.0

Total assets	$2,045.3	$(0.5)		$2,044.8

Liabilities and Equity
Accounts payable	$115.0	$—		$115.0
Accrued liabilities	45.6	10.3	(a)	55.9
Deferred revenue	3.0	—		3.0
Current portion of long-term debt and financing obligation	3.9	—		3.9
Interest payable	3.6	—		3.6

Total current liabilities	171.1	10.3		181.4

Long-term debt and financing obligation	834.5	—		834.5
Accrual for black lung benefits	44.9	—		44.9
Retirement benefit liabilities	25.2	—		25.2
Deferred income taxes	254.7	(59.2	) (c)	195.5
Asset retirement obligations	14.6	—		14.6
Other deferred credits and liabilities	17.6	—		17.6

Total liabilities	1,362.6	(48.9)		1,313.7

Equity
Preferred stock	—	—		—
Common stock	0.7	0.2	(b)	0.9
Treasury stock	(140.7)	—		(140.7)
Additional paid-in capital	488.8	245.9	(b)	734.7
Accumulated other comprehensive loss	(13.1)	—		(13.1)
Retained earnings	127.4	(3.6	) (b)	123.8

Total SunCoke Energy, Inc. stockholders’ equity	463.1	242.5		705.6
Noncontrolling interests	219.6	(194.1	) (b)	25.5

Total equity	682.7	48.4		731.1

Total liabilities and equity	$2,045.3	$(0.5)		$2,044.8

SunCoke Energy, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2018

($ in millions)

	SunCoke Energy Historical	Pro Forma Adjustments Related to the Merger		SunCoke Energy Pro Forma
Revenues
Sales and other operating revenue	$1,450.9	$—		$1,450.9
Costs and operating expenses
Cost of products sold and operating expenses	1,124.5	—		1,124.5
Selling, general and administrative expenses	66.1	(2.4	) (d)	63.7
Depreciation and amortization expense	141.6	—		141.6

Total costs and operating expenses	1,332.2	(2.4)		1,329.8

Operating income	118.7	2.4		121.1
Interest expense	61.4	—		61.4
Gain on extinguishment of debt	0.3	—		0.3

Loss before income tax expense and loss from equity method investment	57.0	2.4		59.4
Income tax expense	4.6	5.4	(f)	10.0
Loss from equity method investment	5.4	—		5.4

Net income	$47.0	$(3.0)		$44.0
Less: Net income attributable to noncontrolling interests	20.8	(21.6	) (e)	(0.8)

Net income attributable to SunCoke Energy, Inc.	$26.2	$18.6		$44.8

Earnings attributable to SunCoke Energy, Inc. per common share
Basic	$0.40	$—		$0.50
Diluted	$0.40	$—		$0.50
Weighted average number of common shares outstanding:
Basic	64.7	24.8	(g)	89.6
Diluted	65.5	24.8	(g)	90.3

Dividends declared per common share	$—	$0.3170	(h)	$0.3170

SunCoke Energy, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

A. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements (the Unaudited Pro Forma Statements) include the pro forma effects of the proposed Merger. The Unaudited Pro Forma Statements give effect to the Merger as an equity transaction. SunCoke will apply its historical accounting policies and recognize the assets and liabilities of SXCP at their respective historical values as of the closing date of the Merger.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on December 31, 2018. The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2018, gives effect to the Merger as if it had occurred on January 1, 2018.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of SunCoke would have been if the Merger had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations for financial position of SunCoke for any future periods or as of any date.

The following is the estimated consideration for the Merger calculated using actual share amounts (in millions, except per share amounts):

SXCP Common Units exchanged(1)	17.7
Fixed Exchange Ratio	1.40

SunCoke Common Stock assumed to be issued	24.8
SunCoke Common Stock closing price as of March 7, 2019(2)	$9.00

Fair value of total consideration(3)	$223.4

(1)	Reflects SXCP Public Units outstanding as of December 31, 2018.
(2)	Reflects the most recent stock price at the time of filing.
(3)

A $1 change in the price of a SunCoke share would change the total consideration by approximately $24.8 million, and the deferred tax and additional paid-in capital by approximately $5.7 million for purposes of these Unaudited Pro Forma Statements.

B. MERGER PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(a)

Reflects estimated transaction costs of $10.3 million of advisory services, legal services and other professional fees expected to be incurred in 2019, of which $5.6 million will be incurred by SunCoke and $4.7 million by SXCP. As the Merger involves the acquisition of noncontrolling interests accounted for as an equity transaction, SunCoke’s costs will be recognized as an adjustment to additional paid-in capital, net of estimated tax benefit, upon exchange of securities at Closing, consistent with SunCoke’s historical accounting policy election. Transaction costs incurred by SXCP will be expensed in the consolidated statement of income as incurred. The pro forma adjustment to additional paid-in capital also includes $0.5 million of costs incurred by SunCoke during 2018 and capitalized to deferred charges and other assets on the historical consolidated balance sheet until the close of the transaction. The transaction costs are not reflected in the pro forma condensed consolidated statement of operations because they are nonrecurring changes directly attributable to the Merger.

(b)

The Merger, which involves a change in SunCoke’s ownership interests in its subsidiary, SunCoke Energy Partners, will be accounted for as an equity transaction in accordance with ASC 810. As described in Note (c), the Merger is expected to result in the recognition of deferred tax assets totaling $59.2 million, which are presented as adjustments to equity, consistent with the accounting for tax effects of transactions with noncontrolling shareholders pursuant to ASC 740. The following table reflects pro forma adjustments to components of Total Equity (in millions):

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total SunCoke Energy Inc. Equity	Non- controlling Interest	Total Equity
SunCoke Common Stock issued for Merger	$0.2	$223.2	$—	$223.4	$(194.1)	$29.3
Impact of noncontrolling interest acquisition on SunCoke shareholders’ equity	—	(29.3)	—	(29.3)	—	(29.3)
Transaction costs	—	(6.1)	(4.7)	(10.8)	—	(10.8)
Deferred tax adjustments	—	58.1	1.1	59.2	—	59.2

Total pro forma adjustments	$0.2	$245.9	$(3.6)	$242.5	$(194.1)	$48.4

(c)

Reflects the estimated impact on deferred income taxes resulting from the Merger using SunCoke’s statutory federal and state tax rate of 24 percent. The amount primarily relates to the effects of the change in ownership and the step-up in tax basis as a result of SunCoke’s acquisition of the publicly held interests of SXCP, resulting in a deferred tax asset. The adjustment also reflects the tax effect of approximately $2.6 million related to the estimated transaction costs discussed in Note (a). The income tax impact is an estimate based on preliminary information and assumptions used in preparing these Unaudited Pro Forma Statements and is subject to change.

Unaudited Pro Forma Condensed Consolidated Income Statement Adjustments

(d)

Reflects cost savings of approximately $2.0 million for the elimination of corporate governance, insurance and professional service fees as SXCP will no longer have public unitholders. Also reflects the reversal of $0.4 million transaction costs recognized in the historical financial statements, as they are nonrecurring charges directly attributable to the transaction.

(e)	Reclassifies net income previously allocated to noncontrolling interests related to SXCP Public Units to net income attributable to SunCoke.

(f)

Reflects estimated income tax expense using SunCoke’s statutory federal and state income tax rate of 24 percent. For the year ended December 31, 2018, the amount reflects the combined effects of $4.9 million of income tax expense on the income previously attributable to SXCP’s noncontrolling interest holders that was not previously subject to corporate income taxes and the tax impacts of estimated synergies and reversal of transaction costs discussed in Note (d) above.

(g)

Reflects adjustments to weighted average basic and diluted shares to give effect to each SXCP Public Unitholder entitled to receive 1.40 shares of SunCoke Common Stock in connection with the Merger (in millions, except for exchange ratio):

Year Ended December 31, 2018
Weighted average SXCP Public Units outstanding - basic and diluted	17.7
Fixed Exchange Ratio	1.40

Pro forma equivalent weighted average SunCoke Common Stock outstanding for SXCP Common Unitholders	24.8

(h)	Reflects dividends per share to give effect to distributions declared for the period for SXCP’s public limited partner unitholders:

Year Ended December 31, 2018
SXCP’s distributions declared for the period for SXCP Public Unitholders	$28.4
Divided by: Pro forma combined number of shares outstanding as of date of record	89.6

Pro forma dividends per share declared for the period	$0.3170

Pro forma combined number of shares outstanding calculated as follows (in millions, except exchange ratio):

	SunCoke	SXCP	Total
Number of public shares/units outstanding as of the record date	64.8	17.7
Fixed Exchange Ratio		1.40

Number of public shares outstanding as of the record date (pro forma)	64.8	24.8	89.6

Supplemental Information

Dividend

SunCoke management intends to recommend to its Board of Directors a quarterly dividend on the SunCoke Common Stock of approximately $0.06 per share (an annualized dividend of $0.24 per share) beginning in the first full quarter immediately following the completion of the Merger. As such, the pro forma adjustment to dividends declared per share for the year ended December 31, 2018 would have been $0.24 per share rather than the $0.3170 per share shown in (h) above.

Recently Issued Accounting Pronouncement

On January 1, 2019, SunCoke adopted accounting standards update (“ASU”) 2016-02, “Leases (Topic 842)” using the modified retrospective transaction approach and electing not to adjust prior comparative periods. The adoption of this ASU is expected to increase the reported assets and liabilities on SunCoke’s Consolidated Balance Sheets by approximately $5 million to $10 million. As SXCP’s balance sheet is fully consolidated in SunCoke’s historical Consolidated Balance Sheet, the completion of the Merger will not affect the impact of the adoption of this ASU.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

February 4, 2019

by and among

SUNCOKE ENERGY, INC.,

SC ENERGY ACQUISITION LLC,

SUNCOKE ENERGY PARTNERS, L.P.,

and

SUNCOKE ENERGY PARTNERS GP LLC

A-i

A-ii

SECTION 8.6	Binding Effect; No Third-Party Beneficiaries; and Assignment	A-38

SECTION 8.7	Severability	A-38

SECTION 8.8	Counterparts	A-38

Attachments

Schedule A-1 -	Designated Personnel for the Parent Parties	A-A-1-1
Schedule A-2 -	Designated Personnel for the SXCP Parties	A-A-2-1
Schedule B -	Parent Subsidiaries	A-B-1
Schedule C -	Pension Plans/Multiemployer Plans	A-C-1

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 4, 2019 (the “Execution Date”), is entered into by and among SunCoke Energy, Inc., a Delaware corporation (“Parent”), SC Energy Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), SunCoke Energy Partners, L.P., a Delaware limited partnership (“SXCP”), and SunCoke Energy Partners GP LLC, a Delaware limited liability company and the general partner of SXCP (“SXCP General Partner”).

WITNESSETH:

WHEREAS, Parent and SXCP desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, SXCP has required, as a condition to its willingness to enter into this Agreement, that Sun Coal & Coke LLC, a Delaware limited liability company and the sole member of SXCP General Partner (“SC&C”), simultaneously herewith enter into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, SC&C agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, the SXCP Conflicts Committee (as defined below) has (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, including the Holders (as defined below) of SXCP Public Units (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting SXCP Special Approval (as defined below)), and (c) recommended that the SXCP Board (as defined below) approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of the recommendation of the SXCP Conflicts Committee, at a meeting duly called and held, the SXCP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of the Holders of SXCP Common Units and authorized the Holders of SXCP Common Units to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement (as defined below); and

WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of Parent and the holders of shares of the common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), (b) approved and declared advisable this Agreement and the issuance of shares of Parent Common Stock, in connection with the Merger (the “Parent Stock Issuance”), and (c) resolved to submit the Parent Stock Issuance to a vote of the Holders of the Parent Common Stock and recommend approval of the Parent Stock Issuance.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1    Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the

Parent Group Entities, the term “Affiliate” shall exclude each of the SXCP Group Entities, and (ii) with respect to the SXCP Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry SXCP Common Units” has the meaning set forth in Section 2.1(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Daily Distribution Rate” means the quotient of the most recent regular quarterly cash distribution paid by SXCP divided by 90.

“D&O Insurance” has the meaning set forth in Section 5.9(b).

“Delaware Courts” has the meaning set forth in Section 8.2.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Environmental Laws” means, without limitation, the following laws, in effect as of the date of this Agreement: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments or decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, judgments, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excess Shares” has the meaning set forth in Section 2.1(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the Preamble.

“Fractional Share Proceeds” has the meaning set forth in Section 2.1(e).

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equity holder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court (including the Delaware Court of Chancery, other state courts, a federal district court or other federal court, each with applicable jurisdiction), department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Hazardous Material” means any substance, whether solid, liquid, or gaseous, which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law.

“Holders” means, when used with reference to shares of the Parent Common Stock or the SXCP Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or SXCP, respectively.

“Knowledge” as used in this Agreement with respect to a party hereto, means the actual knowledge of that party’s designated personnel, after reasonable inquiry The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the SXCP Parties are set forth on Schedule A-2 hereto.

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Merger” means the merger of Merger Sub with and into SXCP, with SXCP as the surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.14(b).

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 4.8(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 10-K” has the meaning set forth in Section 4.6(a).

“Parent 10-Q” has the meaning set forth in Section 4.6(a).

“Parent Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the SXCP Group Entities, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and the Parent Subsidiaries (including securities of Parent Subsidiaries) equal to twenty-five percent (25%) or more of the assets (based on fair market value) of Parent and the Parent Subsidiaries, taken as whole, or to which twenty-five percent (25%) or more of the revenues or earnings (for the twelve-month period ending on the last day of Parent’s most recently completed fiscal quarter) of Parent and the Parent Subsidiaries, taken as a whole, are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act) of twenty-five percent (25%) or more of any outstanding class of equity securities of Parent, (c) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any outstanding class of equity securities of Parent or (d) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of Parent’s consolidated assets or any class of outstanding equity interests; in each case, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, a “Parent Acquisition Proposal” shall not include any inquiry, proposal or offer that would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. For purposes of this definition, the assets and revenues of Parent and the Parent Subsidiaries shall include the assets, revenues and earnings of the SXCP Group Entities.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.3(d).

“Parent Aggregated Group” has the meaning set forth in Section 4.14(b).

“Parent Associated Employees” has the meaning set forth in Section 4.15(a).

“Parent Benefit Plan” means any Employee Benefit Plan maintained by, sponsored by or contributed to by, or obligated to be contributed to by any Parent Group Entity.

“Parent Board” means the Board of Directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(d).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Designated Proposal” means a bona fide written Parent Acquisition Proposal obtained after the date of this Agreement, which is on terms and conditions which the Parent Board has determined in its good faith judgment is reasonably likely to be more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by SXCP and Parent in writing; provided that, for purposes of this definition of “Parent Designated Proposal,” references in the term “Parent Acquisition Proposal” to “25%” shall be deemed to be references to “50%.”

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Group Entities” means the Parent Parties and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Parent Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the coke industry or the bulk terminaling industry generally (including any change in the prices of coal, steel or natural gas, any changes in industry margins or any regulatory changes or changes in applicable Laws), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any SXCP Group Entity or (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided further that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties; or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Parent Material Contract” shall have the meaning ascribed to such term in Section 4.13(a).

“Parent Notice Period” has the meaning set forth in Section 5.3(e)(i).

“Parent Partially Owned Entities” means the Partially Owned Entities of Parent.

“Parent Parties” means Parent and Merger Sub.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(a).

“Parent SEC Reports” has the meaning set forth in Article IV.

“Parent Stockholder Meeting” has the meaning set forth in Section 5.3(d).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Issuance Approval” has the meaning set forth in Section 4.2.

“Parent Subsidiaries” means the entities that are partially or wholly owned and controlled, directly or indirectly, by Parent, excluding any SXCP Group Entity.

“Partially Owned Entity” means, with respect to a specified Person, an entity that is directly or indirectly owned in part by such specified Person, but is not directly or indirectly wholly owned by such specified Person.

“Pension Plan” has the meaning set forth in Section 4.14(b).

“Permits” has the meaning set forth in Section 4.12(a).

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Proceedings” has the meaning set forth in Section 3.2.

“Prospectus/Consent Statement/Proxy Statement” has the meaning set forth in Section 5.3(a).

“Proxy Statement” has the meaning set forth in Section 3.6.

“Registration Statement” has the meaning set forth in Section 3.6.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“Rights-of-Way” has the meaning set forth in Section 4.7(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Proceeds” has the meaning set forth in Section 2.1(e).

“Subsidiaries” means, when used with reference to Parent or SXCP, the Parent Subsidiaries or the SXCP Subsidiaries, respectively.

“Support Agreement” has the meaning set forth in the Recitals.

“Surrender” means, when used with reference to an SXCP Public Unit, the proper delivery of an SXCP Certificate (or lost certificate affidavit as contemplated by Section 2.2(b)) or the proper completion, with respect to a Book-Entry SXCP Common Unit, of all procedures necessary, in either case, to effect the transfer of such SXCP Public Unit in accordance with the terms of the Letter of Transmittal or such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“SXCP” has the meaning set forth in the Preamble.

“SXCP Board” means the Board of Directors of SXCP General Partner.

“SXCP Certificate” has the meaning set forth in Section 2.1(c)(ii).

“SXCP Common Units” means the “Common Units,” as defined in the SXCP Partnership Agreement.

“SXCP Conflicts Committee” means the Conflicts Committee (as defined in the SXCP Partnership Agreement) of the SXCP Board.

“SXCP D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any SXCP Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any SXCP Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an SXCP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“SXCP General Partner” has the meaning set forth in the Preamble.

“SXCP General Partner Interest” means the “General Partner Interest,” as defined in the SXCP Partnership Agreement.

“SXCP Group Entities” means the SXCP Parties and the SXCP Subsidiaries.

“SXCP Incentive Distribution Rights” means the “Incentive Distribution Rights,” as defined in the SXCP Partnership Agreement.

“SXCP Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of SXCP and its Subsidiaries, taken as whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an SXCP Material Adverse Effect: (a) changes, effects, events or occurrences affecting the coke industry generally or the bulk terminaling industry generally (including any change in the prices of coal, steel or natural gas, any changes in industry margins or any regulatory changes or changes in applicable Laws), (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to SXCP or any of the SXCP Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the SXCP Parties taking any action required or contemplated by this Agreement or (g) any change in the market price or trading volume of the limited partner interests or other equity securities of SXCP (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of SXCP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an SXCP Material Adverse Effect); provided further that, in the case of clauses (a), (b), (c) and (e) the adverse impact on the SXCP Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties; or (ii) the ability of either of the SXCP Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“SXCP Parties” means SXCP and SXCP General Partner.

“SXCP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of SXCP dated as of January 24, 2013, as amended by Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., dated December 23, 2015, and Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., dated October 17, 2017, and as further amended from time to time after the Execution Date in accordance with this Agreement.

“SXCP Partnership Interest” means “Partnership Interest,” as defined in the SXCP Partnership Agreement.

“SXCP Public Units” means the SXCP Common Units other than the SXCP Common Units held directly or indirectly by the Parent Group Entities, SXCP Group Entities or their respective Affiliates.

“SXCP SEC Reports” has the meaning set forth in Article III.

“SXCP Special Approval” means “Special Approval,” as defined in the SXCP Partnership Agreement.

“SXCP Subsidiaries” means the entities that are partially or wholly owned and controlled, directly or indirectly, by SXCP.

“SXCP Vote” has the meaning set forth in Section 3.2.

“Tax “ or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 7.2(a).

“Termination Fee” means an amount in cash equal to $6,000,000.

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with the SXCP Partnership Agreement of the Holders of SXCP Common Units constituting a Unit Majority (as defined in the SXCP Partnership Agreement).

SECTION 1.2    Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

MERGER

SECTION 2.1    Closing of the Merger.

(a)    Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the offices of Parent’s outside legal counsel at 30 Rockefeller Plaza, New York, New York 10112 on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b)    Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and SXCP shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into SXCP, the separate existence of Merger Sub shall cease, and SXCP shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(c)    Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(e) and 2.1(f), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, SXCP, SXCP General Partner, any Holder of SXCP Common Units, any Holder of Parent Common Stock, or any other Person:

(i)    Merger Consideration. Each of the SXCP Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(x)	1.40 shares of validly issued, fully paid and nonassessable Parent Common Stock (such conversion ratio, the “Exchange Ratio”), and

(y)	a fraction of a share of Parent Common Stock equal to the product of

(aa)

the number of days beginning with the first day of the most recent full calendar quarter with respect to which an SXCP unitholder distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the Closing occurs), and ending on the day immediately prior to the Closing, multiplied by

(bb)	the quotient of the Daily Distribution Rate divided by $10.91

((x)	and (y) collectively, the “Merger Consideration”).

(ii)    Retirement of SXCP Public Units. Each SXCP Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such SXCP Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of SXCP or have any rights with respect to such SXCP Public Units, except the right to receive the Merger Consideration and any distributions, dividends and Fractional Share Proceeds to which former Holders of SXCP Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented SXCP Public Units (a “SXCP Certificate”) or (B) uncertificated SXCP Public Units represented by book-entry (“Book-Entry SXCP Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

(iii)    Treatment of Parent-Owned Partnership Interests. All (a) SXCP General Partner Interest, (b) SXCP Incentive Distribution Rights, and (c) SXCP Common Units that are not SXCP Public Units shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

(iv)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate number of common units of the Surviving Entity equal to the number of SXCP Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of SXCP shall be revised to reflect the cancellation and retirement of all SXCP Public Units and the conversion of the limited liability company interest in Merger Sub into common units of the Surviving Entity, and the existence of SXCP (as the Surviving Entity) shall continue without dissolution.

(d)    Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of SXCP shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the SXCP Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Laws and the terms of the SXCP Partnership Agreement.

(e)    No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and (ii) each registered Holder of SXCP Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all SXCP Public Units held by such Holder immediately prior to the Effective Time) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(e), a cash payment, without interest, in lieu of such fractional shares representing such Holder’s proportionate interest, in the proceeds from the sale by the Exchange Agent (the “Share Proceeds”) in one or more transactions of a number of shares of Parent Common Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Common Stock reserved with the Exchange Agent by Parent pursuant to Section 2.2(a) minus (ii) the aggregate number of whole shares of Parent Common Stock that Holders of SXCP Public Units are entitled to receive pursuant to Section 2.1(c)(i) and Section 2.1(c)(ii) (such excess, which, for the avoidance of doubt, shall be equal to the aggregate number of fractional shares of Parent Common Stock that the registered Holders of SXCP Public Units converted pursuant to the Merger would have otherwise been entitled to receive, the “Excess Shares”). The parties acknowledge that payment of the cash Share Proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of SXCP Public Units that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then-prevailing price on the NYSE in the manner provided in this Section 2.1(e) and such sales shall be executed in round lots to the extent practicable. Until the Share Proceeds of such sale or sales have been distributed to the Holders of such SXCP Public Units, the Exchange Agent shall hold such Share Proceeds in trust for the benefit of the Holders of such SXCP Public Units (the “Fractional Share Proceeds”). The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each Holder of such SXCP Public Units shall be entitled, if any, by multiplying the amount of the aggregate Share Proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Holder of such SXCP Public Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of such SXCP Public Units would otherwise be entitled.

(f)    Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding SXCP Common Units or shares of Parent Common Stock shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to SXCP, Merger Sub and SXCP Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in equity securities or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

SECTION 2.2    Exchange of SXCP Public Units.

(a)    Exchange Agent. Prior to the mailing of the Prospectus/Consent Statement/Proxy Statement, Parent shall appoint an exchange agent reasonably acceptable to SXCP to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and any dividends and other distributions pursuant to Section 2.2(c) and/or (d) and any Fractional Share Proceeds. At or prior to the Closing, Parent shall (i) deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders of SXCP Public Units, an amount of cash sufficient to pay the Fractional Share Proceeds (the “Exchange Fund”), (ii) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i) and (ii) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. Parent shall deposit with the Exchange Agent any additional cash or other consideration as applicable in excess of the Exchange Fund as and when necessary to pay any dividends and other distributions pursuant to Section 2.2(c) and/or (d) and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock, or fraction thereof, any remaining Fractional Share Proceeds, any remaining amounts of the Exchange Fund and any other remaining amount of funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of SXCP Public Units and (y) twelve months after the Closing Date, and any Holders of the SXCP Certificates or Book-Entry SXCP Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration, any Fractional Share Proceeds and any dividends or other distributions to which such Holders may be entitled.

(b)    Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder, as of the Effective Time, of SXCP Public Units whose SXCP Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the SXCP Certificates shall pass, only upon proper delivery of the SXCP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the Exchange Agent or, in the case of Book-Entry SXCP Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as Parent and SXCP may reasonably agree prior to the Effective Time) and instructions for effecting the Surrender of such SXCP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry SXCP Common Units in exchange for, as applicable, whole shares of Parent Common Stock, any dividends or distributions payable pursuant to Section 2.2(c) and/or (d) and any Fractional Share Proceeds. Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such SXCP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry SXCP Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of an SXCP Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry SXCP Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Section 2.1(c)(i), (ii) the Fractional Share Proceeds, if any, payable in lieu of any fractional shares of Parent Common Stock otherwise issuable, and (iii) any dividends or distributions payable pursuant to Section 2.2(c) and/or (d) to which such Holder is entitled. The instructions for effecting the Surrender of SXCP Certificates shall set forth procedures that must be taken by the Holder of any SXCP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration, the Fractional Share Proceeds, if any, and any dividends or distributions payable pursuant to Section 2.2(c) and/or (d) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of SXCP Public Units appeared on the books of SXCP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of SXCP or its transfer agent of SXCP Certificates or Book-Entry SXCP Common Units (provided, however, that the foregoing shall not restrict the transfer of any SXCP Partnership Interests other than the SXCP Public Units after the Effective Time); and if such SXCP Certificates or Book-Entry SXCP Common Units are presented to SXCP or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration, any Fractional Share Proceeds and any dividends and distributions payable pursuant to Section 2.2(c) and/or (d) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b), each SXCP Certificate or Book-Entry SXCP Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration, together with any dividends and distributions payable pursuant to Section 2.2(c) and/or (d), the appropriate Fractional Share Proceeds as contemplated by this Section 2.2. No interest will be paid or will accrue on any Fractional Share Proceeds or any dividends or distributions payable pursuant to Section 2.2(c) and/or (d).

(c)    Dividends and Distributions with Respect to Unexchanged SXCP Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any SXCP Certificate or Book-Entry SXCP Common Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such SXCP Certificate or Book-Entry SXCP Common Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each SXCP Certificate or Book-Entry SXCP Common Units, without interest, (i) at the time of Surrender of such SXCP Certificate or Book-Entry SXCP Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such SXCP Certificate or Book-Entry SXCP Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d)    No Further Ownership Rights in SXCP Public Units. All Merger Consideration issued upon the Surrender of SXCP Certificates or Book-Entry SXCP Common Units in accordance with the terms of this Article II (as well as the Fractional Share Proceeds) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the SXCP Public Units heretofore represented by such SXCP Certificates or Book-Entry SXCP Common Units (including all rights to common units arrearages), subject, however, to Parent’s obligation, with respect to SXCP Public Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared by SXCP on such SXCP Common Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

(e)    No Liability. To the extent permitted by applicable Laws, none of Parent, Merger Sub, SXCP, SXCP General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, other distribution or Fractional Share Proceeds properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any SXCP Certificates or Book-Entry SXCP Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, any Fractional Share Proceeds or any distributions with respect to SXCP Common Units or shares of Parent Common Stock in respect of such SXCP Certificate or Book-Entry SXCP Common Units would escheat to or become the property of any Governmental Entity, any such units, cash, or distributions in respect of such SXCP Certificates or Book-Entry SXCP Common Units shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(g)    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SXCP PARTIES

Except as disclosed in any reports, including the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by SXCP or any SXCP Subsidiary with or to the SEC (the “SXCP SEC Reports”) (excluding any disclosures set forth in such SXCP SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2018 and prior to the Execution Date (without giving effect to any SXCP SEC Report or any amendment to any SXCP SEC Report in each case filed or furnished, as applicable, on or after the Execution Date), SXCP and, with respect to itself where provided for in this Article III, SXCP General Partner each hereby represent and warrant to the Parent Parties that:

SECTION 3.1    Organization and Existence.

(a)    Organization and Existence of SXCP Parties. Each of the SXCP Parties is a limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    Organization and Existence of SXCP Subsidiaries. Each of the SXCP Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)    Qualification of SXCP Group Entities. Each of the SXCP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an SXCP Material Adverse Effect.

(d)    SXCP Parties Governing Documents. SXCP has made available to Parent true and complete copies of the Governing Documents of each SXCP Party in effect as of the Execution Date. All such Governing Documents are in full force and effect, and no SXCP Party is in violation of any provisions thereof.

SECTION 3.2    Authority and Approval. Each of the SXCP Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, and subject to receipt of the SXCP Vote, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the SXCP Parties, and subject to receipt of the SXCP Vote, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the SXCP Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the SXCP Parties. At a meeting duly called and held, the SXCP Conflicts Committee (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, including the Holders of SXCP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting SXCP Special Approval), and (c) recommended that the SXCP Board approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the SXCP Conflicts Committee, at a meeting duly called and held, the SXCP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of SXCP, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of Holders of SXCP Common Units and authorized the

Holders of SXCP Common Units to act by written consent pursuant to Section 13.11 of the SXCP Partnership Agreement. Within two (2) Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), Parent shall cause SC&C as the record holder and beneficial owner in the aggregate of a majority of the SXCP Common Units outstanding on the date hereof to approve this Agreement and the transactions contemplated hereby, including the Merger. The approval and adoption of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the SXCP Partnership Agreement) (the “SXCP Vote”) is the only vote or approval of SXCP Partnership Interests necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the SXCP Parties and constitutes the valid and legally binding obligation of each of the SXCP Parties, enforceable against each of the SXCP Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) at law or in equity).

SECTION 3.3    No Conflict; Consents.

(a)    No Conflicts. Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and the receipt of the SXCP Vote, the execution, delivery and performance of this Agreement by each of the SXCP Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the SXCP Parties; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the SXCP Group Entities is a party or by which any of the SXCP Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Liens entered into in the normal course of operation) on any of the assets or businesses of any of the SXCP Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an SXCP Material Adverse Effect.

(b)    No Consents. No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the SXCP Group Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have an SXCP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4    No Adverse Changes. Since December 31, 2017, there has not been an occurrence or event which has had an SXCP Material Adverse Effect.

SECTION 3.5    Opinion of Financial Advisor. The SXCP Conflicts Committee has received the opinion of Citigroup Global Markets Inc., dated February 4, 2019, to the effect that, as of the date thereof and based on and subject to the assumptions, limitations, qualifications and other matters considered, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the Holders of SXCP Public Units.

SECTION 3.6    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the SXCP Conflicts Committee specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the proxy statement filed by Parent with the SEC in connection with the Parent Stock Issuance Approval (the “Proxy Statement”) will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SXCP makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 3.7    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE SXCP PARTIES IN THIS AGREEMENT, THE SXCP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in any reports, including the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC (the “Parent SEC Reports”) (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements) filed on or after January 1, 2018 and prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed or furnished, as applicable, on or after the Execution Date), Parent hereby represents and warrants to the SXCP Parties that:

SECTION 4.1    Organization and Existence.

(a)    Organization and Existence of Parent Parties. Each of the Parent Parties is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)    Organization and Existence of Parent Subsidiaries. Each of the Parent Subsidiaries (other than Merger Sub) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c)    Qualification of Parent Group Entities. Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d)    Parent Parties Governing Documents. Parent has made available to SXCP true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect, and no Parent Party is in violation of any provisions thereof.

(e)    Ownership and Purpose of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are owned beneficially by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2    Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, subject to obtaining the Parent Stock Issuance Approval. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties, subject to obtaining the Parent Stock Issuance Approval. At a meeting duly called and held, the Parent Board (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, and (c) resolved to submit the Parent Stock Issuance to a vote of Parent’s stockholders and recommend approval of the Parent Stock Issuance. The affirmative vote (in person or by proxy) of a majority of the votes cast at the Parent Stockholder Meeting at which a quorum is present or any adjournment or postponement thereof to approve the Parent Stock Issuance (the “Parent Stock Issuance Approval”) is the only vote or approval of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity). SC&C is the record holder and beneficial owner in the aggregate of, and has the right to vote, a majority of the SXCP Common Units outstanding on the date hereof.

SECTION 4.3    No Conflict; Consents.

(a)    No Conflicts. Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b) and the receipt of the Parent Stock Issuance Approval, the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties;

(ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Liens created in the normal course of operation) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    No Consents. No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4    Capitalization.

(a)    Parent Capitalization. The authorized capital stock of Parent consists of 350,000,000 shares, of which 50,000,000 shares are preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 300,000,000 shares are Parent Common Stock. As of the date of this Agreement, 64,756,093 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding. The number of shares of Parent Common Stock held in treasury as of the date hereof is 7,477,657. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights issued or granted by, or binding upon, Parent, except as set forth in the Parent SEC Reports (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), except for awards granted under Parent’s employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or any Rights of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

(b)    Parent Subsidiaries. Schedule B hereto sets forth a true and complete list of the Parent Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding capital stock, voting securities or other equity interests of each Parent Subsidiary (i) are owned, beneficially and of record, free and clear of all Liens, in the percentages set out on Schedule B hereto and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or by Sections 17-303, 17-403, 17-607 and 17-804 of the DRULPA and the Governing Documents of the applicable entity).

(c)    No Other Subsidiaries. Other than ownership interests in the Parent Subsidiaries set forth on Schedule B hereto, Parent does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the Parent Subsidiaries as of the Execution Date.

SECTION 4.5    SEC Documents; Internal Controls.

(a)    Parent SEC Documents. Since January 1, 2018, all Parent SEC Reports have been or will be timely filed or furnished. Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Laws (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of the SXCP Conflicts Committee, as to which Parent makes no representation or warranty.

(b)    No Enforcement Action. No Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. As of the Execution Date, there are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.

(c)    Disclosure Controls. Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for Parent’s auditors any such deficiencies or material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(d)    SOX Certifications; No Material Weakness. Since January 1, 2018, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent nor its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, Parent has no Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

SECTION 4.6    Financial Statements; Undisclosed Liabilities.

(a)    Parent Financial Statements. (i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC (the “Parent 10-K”) sets forth a true and complete copy of the audited consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three (3) years in the period ended December 31, 2017 and balance sheets as of December 31, 2017 and 2016 for Parent, including the notes thereto, and (ii) Parent’s Quarterly Report on Form 10-Q for the three months ended September 30, 2018 filed with the SEC (“Parent 10-Q”) sets forth a true and complete copy of the unaudited consolidated statements of income and comprehensive income for each of the three (3) month and nine (9) month periods ended September 30, 2018 and 2017, statements of changes in equity and cash flows for each of the nine (9) month periods ended September 30, 2018 and 2017 and balance sheets as of September 30, 2018 and December 31, 2017 for Parent, including the notes thereto (the referenced financial statements set forth in the Parent 10-K and the Parent 10-Q are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of operations and cash flows of Parent for such periods (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.

(b)    No Other Liabilities. There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since September 30, 2018, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7    Real Property; Rights-of-Way.

(a)    Real Property. Each of the Parent Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the Parent Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the Parent Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Liens created in the normal course of operation), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    Rights-of-Way. Each of the Parent Group Entities has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described in any Parent SEC Report filed on or prior to the Execution Date, except for such Rights-of-Way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)    Zoning; Condemnation. (i) (A) There are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the Parent Group Entities and (B) none of the Parent Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (A) or (B)), if pursued, would, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.8    Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a)    No Parent Group Entities Litigation. There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against or affecting the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”) against or affecting the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto.

(b)    No Parent Partially Owned Entities Litigation. To the Knowledge of the Parent Parties, there are no (i) Proceedings pending or threatened against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto or (ii) Orders against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto.

(c)    No Defaults. None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of clause (ii) for such violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.9    No Adverse Changes. Since December 31, 2017, there has not been an occurrence or event which has had a Parent Material Adverse Effect.

SECTION 4.10    Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Liens that arose in the normal course of operation; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets, and (e) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

SECTION 4.11    Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (a) the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation or liability by the Parent Group Entities to investigate, remediate or take other action necessary to address the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Parent Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the Parent Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Parent Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by the Parent Group Entities at the time of the Closing; (e) there has been no release of any Hazardous Material into the environment by the Parent Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law; and (f) there has been no exposure of any Person or property to any Hazardous Material in connection with their assets or their operations.

SECTION 4.12    Licenses; Permits.

(a)    Permits. The Parent Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)    Validity of Permits. All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)    Compliance with Permits. The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the Parent Parties, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d)    No Suspension of Permits. The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e)    No Permits Proceedings. No Proceeding is pending or, to the Knowledge of the Parent Parties, threatened with respect to any alleged failure by the Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.13    Contracts.

(a)    Material Contracts. Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each contract that is described in this Section 4.13(a) being a “Parent Material Contract”).

(b)    No Defaults. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities (but, with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties): (i) each Parent Material Contract to which such Parent Group Entity is a party is legal, valid and binding on and enforceable against such Parent Group Entity, and in full force and effect; (ii) each Parent Material Contract to which such Parent Group Entity is a party will continue to be legal, valid and binding on and enforceable against such Parent Group Entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such Parent Group Entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iv) to the Knowledge of the Parent Parties, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

SECTION 4.14    Employees and Employee Benefits.

(a)    Qualification of Parent Benefit Plans. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Parent Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(b)    Pension Plans; Multiemployer Plans. Schedule C hereto sets forth (i) each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”) and (ii) each Parent Benefit Plan that is a “multi-employer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”). Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each Pension Plan that any Parent Party (or any entity treated as a single employer with any Parent Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Parent Aggregated Group”)) has maintained within the last six (6) years or had any obligation to contribute to within the past six (6) years, (i) except for an event described in Section 4043(c)(3) of ERISA, there has, during the past six (6) years, been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the Parent Group Entities or any member of the Parent Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Parent Group Entities have no direct or indirect responsibility or obligation (other than with respect to the SXCP Partnership Agreement), (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would reasonably be expected to give rise to a Lien on any of the assets of the Parent Group Entities, (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, and (v) no notice of intent to terminate any such Pension Plan has been filed with the Pension Benefit Guaranty Corporation, no amendment terminating any such Pension Plan has been adopted and no proceedings to terminate any such Pension Plan have been instituted by the Pension Benefit Guaranty Corporation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) no Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, or in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, and (B) none of the Parent Group Entities nor any member of the Parent Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) with respect to any Multiemployer Plan.

(c)    No Action Against Parent Benefit Plans. No action is pending or, to the Knowledge of the Parent Parties, threatened against, by or on behalf of any Parent Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course) that would have a Parent Material Adverse Effect. No Parent Benefit Plan and none of the Parent Parties with respect to any Parent Benefit Plan is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Parent Parties, threatened that would have a Parent Material Adverse Effect. None of the assets of any Parent Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code that would have a Parent Material Adverse Effect.

SECTION 4.15    Other Employee Matters.

(a)    No Labor Disputes. There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities with respect to any of the employees of any Parent Group Entities (collectively, the “Parent Associated Employees”), and the Parent Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three (3) years.

(b)    Parent Associated Employees. With respect to current, former and prospective Parent Associated Employees, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent Group Entities and each member of the Parent Aggregated Group are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

SECTION 4.16    Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the industries in which Parent operates, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 4.17    Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.18    Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.19    Brokerage Arrangements. Except for Parent’s obligations to Evercore Group L.L.C. the fees and expenses of which will be paid by Parent, none of the Parent Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Parent Parties to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.20    State Takeover Laws. Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the Governing Documents of Parent.

SECTION 4.21    Opinion of Financial Advisor. The Parent Board has received the opinion of Evercore Group L.L.C., dated as of February 4, 2019, to the effect that, as of the date thereof and subject to the qualifications, limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.

SECTION 4.22    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent (including information regarding the SXCP Parties) specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and (b) the Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the SXCP Conflicts Committee for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 4.23    Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS,

RIGHTS AND OBLIGATIONS

SECTION 5.1    Conduct of Parties.

(a)    No Action by Parent or SXCP General Partner. Except (i) as provided in this Agreement, (ii) as required by applicable Laws, or (iii) as consented to in writing by the SXCP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date until the Effective Time, Parent shall not take any action to cause and shall not permit SXCP General Partner to cause the amendment of the SXCP Partnership Agreement or the limited liability company agreement of SXCP General Partner, as amended, supplemented or restated, in each case, to the extent that any such change or amendment would reasonably be expected to (1) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (2) adversely impact the Holders of SXCP Public Units in any material respect.

(b)    No Amendments; No Other Plans. Except (i) as provided in this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the Execution Date or (iv) as consented to in writing by the SXCP Conflicts Committee (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date to the Effective Time, Parent shall not, and shall not permit any Parent Group Entity to:

(i)    (A) amend Parent’s certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of SXCP Public Units in the Merger, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends or distributions that have a record date after the Effective Time;

(ii)    other than transactions exclusively between wholly owned Parent Subsidiaries, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger,

consolidation or other reorganization or business combination agreement, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the Holders of SXCP Public Units in the Merger;

(iii)    issue, deliver or sell any equity securities, or Rights to acquire equity securities, of Parent, except for an issuance, delivery or sale (x) for cash in an amount not exceeding $40,000,000 in the aggregate (based on the market price of the securities at the time of issuance), (y) in connection with an acquisition in an amount not exceeding $10,000,000 in the aggregate (based on the market price of the securities at the time of issuance) or (z) in connection with at-the-market offerings by Parent pursuant to an equity distribution program; provided, however, that this clause (iii) shall not restrict or limit the ability of Parent to make equity grants to its employees, officers and directors pursuant to its employee benefit plans or as permitted by clause (iv); provided further, however, that nothing in this clause (iii) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of Parent Common Stock or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including in connection with any equity award holder’s termination of service);

(iv)    grant any awards consisting of shares of Parent Common Stock or other equity interests of Parent under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan, other than (A) in the ordinary course of business consistent with past practice, (B) as retention incentives, or (C) the payment of bonuses in the form of equity-based awards;

(v)    settle any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a Parent Material Adverse Effect; or

(vi)    except with respect to a Parent Acquisition Proposal or Parent Designated Proposal, agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)    No Prohibited Action. From the Execution Date until the Closing Date, neither SXCP nor Parent shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

(d)    Prompt Notification. From the Execution Date until the Closing Date, each of Parent and SXCP shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.2    Access to Information. Subject to applicable Laws, upon reasonable notice, Parent shall afford the representatives and advisors of the SXCP Conflicts Committee reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the Parent.

SECTION 5.3    Certain Filings; Parent Stockholder Meeting; Distributions.

(a)    Preparation of Prospectus/Consent Statement/Proxy Statement. As promptly as practicable following the Execution Date (i) each of the SXCP Parties and the Parent Parties agrees to cooperate in the preparation of the Registration Statement (including the joint Prospectus/Consent Statement/Proxy Statement constituting a part thereof (the “Prospectus/Consent Statement/Proxy Statement”)), (ii) Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Parent agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Each of Parent and SXCP agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms. Parent shall use its reasonable best efforts to cause the Prospectus/Consent Statement/Proxy Statement to be mailed to the Holders of Parent Common Stock as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and SXCP shall use its reasonable best efforts to cause the Prospectus/Consent Statement/Proxy Statement to be mailed to the Holders of SXCP Common Units as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and SXCP agrees to furnish to the other party all information concerning the Parent Group Entities or the SXCP Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Prospectus/Consent Statement/Proxy Statement will be made by Parent or SXCP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b)    Information Supplied. Each of the Parent Parties and the SXCP Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Prospectus/Consent Statement/Proxy Statement and any amendment or supplement thereto will, at the date the Prospectus/Consent Statement/Proxy Statement is mailed to the Holders of SXCP Common Units or Parent Common Stock, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the SXCP Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Prospectus/Consent Statement/Proxy Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Prospectus/Consent Statement/Proxy Statement.

(c)    SEC Correspondence. Each of SXCP and Parent shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between SXCP or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and SXCP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Prospectus/Consent Statement/Proxy Statement or the Registration Statement as promptly as practicable.

(d)    Parent Stockholder Meeting. Parent shall, as soon as practicable following the effective date of the Registration Statement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stock Issuance Approval. Subject to Section 5.3(e) and Section 7.4(a), Parent shall, through the Parent Board, recommend to its stockholders approval of the Parent Stock Issuance (the “Parent Board Recommendation”) and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXCP, such recommendation or (ii) fail to include such Parent Board Recommendation in the Proxy Statement (any such action being referred to herein as a “Parent Adverse Recommendation Change”). Subject to Section 5.3(e) and Section 7.4(a), Parent shall use reasonable best efforts to obtain from its stockholders the Parent Stock Issuance Approval. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Article VII, the obligations of the Parent set forth in the first sentence of this Section 5.3(d) shall not be affected by a Parent Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stock Issuance Approval, (ii) in the absence of quorum, (iii) if Parent has delivered any notice contemplated by Section 5.3(e), and the time periods contemplated by Section 5.3(e), have not expired, or (iv) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting; provided, however, that in each case Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting for more than ten (10) Business Days later than the most recently adjourned meeting or to a date after the date that is two (2) Business Days prior to the Termination Date. No matter shall be submitted for action at the Parent Stockholder Meeting other than the approval of the Parent Stock Issuance and matters reasonably related to the Parent Stock Issuance without the written consent of the SXCP Conflicts Committee (which shall not be unreasonably withheld, delayed or conditioned).

(e)    Parent Adverse Recommendation Change. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stock Issuance Approval, and subject to compliance with the provisions of this Section 5.3(e), the Parent Board may, if the Parent Board determines in good faith (after consultation with the Parent’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law, make a Parent Adverse Recommendation Change; provided, however, that no such Parent Adverse Recommendation Change shall be made in response to a Parent Acquisition Proposal that does not constitute a Parent Designated Proposal; provided further, however, that the Parent Board may not effect a Parent Adverse Recommendation Change pursuant to the foregoing unless:

(i)    Parent has provided prior written notice to the SXCP Conflicts Committee specifying in reasonable detail the reasons for such action (including, in the case of a Parent Designated Proposal, a description of the material terms of such Parent Designated Proposal and complete copies of any written proposals, offers and/or draft definitive agreements in connection therewith) at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is required to be given there are less than three (3) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(ii)    during the Parent Notice Period the Parent Board has negotiated, and has used reasonable best efforts to cause its financial advisor and outside legal counsel to negotiate, with the SXCP Conflicts Committee in good faith (to the extent the SXCP Conflicts Committee desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent

Adverse Recommendation Change would not be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any material amendment to the terms of a Parent Designated Proposal, if applicable, shall require a new notice pursuant to this Section 5.3(e) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) Business Day from the time SXCP receives such notice (as opposed to three (3) days).

(f)    Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting even if the Parent Board shall have effected a Parent Adverse Recommendation Change.

SECTION 5.4    Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement except for Section 5.3(e) will preclude any action (including the solicitation thereof) in connection with a Parent Acquisition Proposal or a Parent Designated Proposal, any action or failure to take any action, as expressly permitted by this Agreement, require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or require any party hereto to otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.5    No Public Announcement. On the Execution Date, Parent and SXCP shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and SXCP. From and after the Execution Date, neither SXCP nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Laws or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and SXCP in advance of such public announcement or press release) without the prior approval of Parent and SXCP, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.6    Expenses. Except as provided in Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and SXCP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Prospectus/Consent Statement/Proxy Statement and (b) the costs of printing and mailing of the Prospectus/Consent Statement/Proxy Statement.

SECTION 5.7    Regulatory Issues. SXCP and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Laws, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), with the consent of the other party hereto, which consent will not be unreasonably withheld or delayed. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.8    Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger (a) with respect to Holders of SXCP Public Units, as a taxable sale of such SXCP Common Units to a corporate subsidiary of Parent and (b) with respect to such corporate subsidiary, as a purchase of SXCP Public Units from the Holders of such SXCP Common Units. The Merger Consideration payable to the Holders of SXCP Public Units shall be deemed to be (i) transferred from Parent to such corporate subsidiary in a tax-free transaction pursuant to Section 351 of the Code, and (ii) immediately thereafter transferred from such corporate subsidiary to the Holders of SXCP Public Units in accordance with the terms of this Agreement. The parties further agree that, pursuant to Treasury Regulation Sections 1.1032-3, the deemed transfer of the Merger Consideration from such corporate subsidiary to the Holders of SXCP Public Units does not trigger the recognition of gain by such corporate subsidiary. For U.S. federal income tax purposes, and the basis of Parent in stock of such corporate subsidiary shall be increased by the value of the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

SECTION 5.9    D&O Insurance.

(a)    Obligation to Honor D&O Insurance. For a period of six (6) years after the Effective Time, to the fullest extent permitted by applicable Laws, Parent and the Surviving Entity jointly and severally agree to, and to cause the SXCP Group Entities to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), including any Proceeding relating to a claim for indemnification or advancement brought by a SXCP D&O Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), and, upon receipt by Parent of an undertaking by or on behalf of the SXCP D&O Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the SXCP D&O Indemnified Party is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to all SXCP D&O Indemnified Parties and (ii) honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the SXCP D&O Indemnified Parties as provided in the Governing Documents of any SXCP Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of SXCP and SXCP General Partner (or their successor entities) shall, for a period of six (6) years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of SXCP and SXCP General Partner as of the Execution Date. Any right of an SXCP D&O Indemnified Party pursuant to this Section 5.9(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such SXCP D&O Indemnified Party as provided herein, and shall be enforceable by such SXCP D&O Indemnified Party and their respective heirs and representatives against Parent and SXCP General Partner and their respective successors and assigns.

(b)    Maintenance of D&O Insurance. For a period of six (6) years from and after the Effective Time, Parent shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each SXCP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the SXCP Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the SXCP D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the SXCP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the SXCP Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the SXCP D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9.

(c)    Survival of Section 5.9. The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six (6) years and expressly are intended to benefit each of the SXCP D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any SXCP D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such SXCP D&O Indemnified Party may have under the Governing Documents of any SXCP Group Entity or applicable Laws.

(d)    Assumption of Obligations. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9.

SECTION 5.10    Distributions. Until the Effective Time or the earlier termination of this Agreement, Parent will use its reasonable commercial efforts to cause SXCP to declare and pay regular quarterly cash distributions to Unitholders at the quarterly per unit distribution rate of $0.40, with the declaration date and record date for each quarterly distribution to occur no later than thirty-five (35) days and forty-seven (47) days, respectively, after the end of each fiscal quarter.

SECTION 5.11    Section 16 Matters. Prior to the Effective Time, the SXCP Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of SXCP Common Units (including derivative securities with respect to such SXCP Common Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares of Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SXCP, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.12    Conflicts Committee. Prior to the Effective Time or termination of this Agreement pursuant to Article VII, none of the SXCP Group Entities shall, without the consent of the SXCP Conflicts Committee, eliminate the SXCP Conflicts Committee, or revoke or diminish the authority of the SXCP Conflicts

Committee, or remove or cause the removal of any director of the SXCP Board that is a member of the SXCP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the SXCP Board, including the affirmative vote of each of the other members of the SXCP Conflicts Committee. For the avoidance of doubt, this Section 5.12 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1    Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a)    Prospectus/Consent Statement/Proxy Statement. The Prospectus/Consent Statement/Proxy Statement shall have been cleared by the SEC and mailed to the Parent’s stockholders and Holders of SXCP Common Units (in accordance with Regulation 14A of the Exchange Act) at least twenty (20) Business Days prior to the Closing.

(b)    Approvals. The parties hereto shall have received all governmental consents and approvals, the absence of which would, individually or in the aggregate, have an SXCP Material Adverse Effect or a Parent Material Adverse Effect.

(c)    Written Consent. The Written Consent shall have been obtained in accordance with applicable Laws and filed with the minutes of proceedings of SXCP, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(c) shall not imply that the Written Consent is permitted by the SXCP Partnership Agreement or applicable Laws to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of SXCP Common Units constituting a Unit Majority (as defined in the SXCP Partnership Agreement).

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(e)    NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(f)    No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the SXCP Parties with respect thereto.

(g)    Parent Stock Issuance Approval. The Parent Stock Issuance Approval shall have been obtained in accordance with applicable Laws and the Governing Documents of Parent.

SECTION 6.2    Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a)    Representations and Warranties; Performance. (i) The representations and warranties of the SXCP Parties set forth in (x)
Section 3.1(a) and Section 3.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2 and Section 3.4) shall be true and correct (without regard to any materiality, “SXCP Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an SXCP Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.4 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the SXCP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “SXCP Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b)    SXCP General Partner Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of SXCP General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3    Conditions to the SXCP Parties’ Obligations. The obligation of the SXCP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the SXCP Conflicts Committee (in its sole discretion):

(a)    Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x)
Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.3(e)) and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.9) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.9 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b)    Parent Officer’s Certificate. SXCP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section  6.3(a).

SECTION 6.4    Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the SXCP Conflicts Committee, on behalf of SXCP.

SECTION 7.2    Termination by SXCP or Parent. At any time prior to the Effective Time, this Agreement may be terminated by SXCP or Parent if:

(a)    Termination Date. The Effective Time shall not have occurred on or before September 30, 2019 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to SXCP if the SXCP Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(b)    Order of Governmental Entity. A Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3 and Section 5.4; or

(c)    No Approval of Parent Stock Issuance. The Parent Stockholder Meeting shall have concluded and the Parent Stock Issuance Approval shall not have been obtained, it being understood by SXCP that the right to terminate this Agreement pursuant to this Section 7.2(c) shall be available to Parent even where the failure to obtain the Parent Stock Issuance Approval is proximately caused by a withdrawal, modification or qualification of the Parent Board Recommendation, whether or not permitted by this Agreement.

SECTION 7.3    Termination by SXCP. This Agreement may be terminated by SXCP at any time prior to the Effective Time:

(a)    Parent Adverse Recommendation Change. If a Parent Adverse Recommendation Change shall have occurred; or

(b)    Parent Breach. If any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), or if SC&C shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Support Agreement, in each case which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties or SC&C, as applicable, prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3(b) shall not be available to SXCP if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time or if the cause of such failure is a result of any action or inaction by SXCP).

SECTION 7.4    Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)    Parent Adverse Recommendation Change. If a Parent Adverse Recommendation Change shall have occurred; or

(b)    SXCP Breach. This Agreement may be terminated by Parent at any time prior to the Effective Time if the SXCP Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the SXCP Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the SXCP Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time or if the cause of such failure is a result of any action or inaction by Parent).

SECTION 7.5    Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the provisions of Section 5.5, Section 5.6, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the provisions of Section 5.5, Section 5.6, Article VII and Article VIII which shall survive such termination; except that (i) Parent may be required to bear its obligations, if any, for direct and indirect expenses and costs and the Termination Fee, as provided in Section 7.6, and (ii) nothing herein shall relieve any party hereto from any liability for (A) any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or (B) any fraudulent action by such party in connection with any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of any other party under this Agreement shall be preserved.

SECTION 7.6    Expense Reimbursement and Termination Fee.

(a)    SXCP Expenses and Termination Fee. In the event this Agreement is terminated (i) by SXCP pursuant to Section 7.3(b) (Parent breach), (ii) by SXCP or Parent pursuant to Section 7.2(c) (Parent Stock Issuance Approval), (iii) by SXCP pursuant to Section 7.3(a) (Parent Adverse Recommendation Change), or (iv) by Parent pursuant to Section 7.4(a) (Parent Adverse Recommendation Change), then Parent shall pay to SXCP, within two (2) Business Days after the termination date, (x) all the direct and indirect expenses and costs incurred by or on behalf of SXCP in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, and (y) the Termination Fee (except that no Termination Fee shall be payable in the case of clause (ii) above if there was no Parent Adverse Recommendation Change).

(b)    Acknowledgment. The parties acknowledge that the provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement. Following a valid termination of this Agreement, no party hereto shall have an obligation to the other except as provided in this Section  7.6 or otherwise expressly provided herein.

SECTION 7.7    Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to any of the SXCP Parties, addressed to:

SunCoke Energy Partners L.P.

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Attention: SXCP Conflicts Committee

Facsimile: 630.824.1119

E-mail:     ktgates@suncoke.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame / Lisa Hearn

Facsimile: 713.236.0822

E-mail:     jgoodgame@akingump.com / lhearn@akingump.com

If to any of the Parent Parties, addressed to:

SunCoke Energy, Inc.

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Attention: President and Chief Executive Officer

Facsimile: 630.824.1157

E-mail:     mgrippey@suncoke.com

with a copy to (which shall not constitute notice):

SunCoke Energy, Inc.

1011 Warrenville Road

Suite 600 Lisle, IL 60532

Attention: General Counsel

Facsimile: 630.824.1119

E-mail:     ktgates@suncoke.com

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention: Michael Swidler / Mike Rosenwasser

Facsimile: 212.259.2511

E-mail:     michael.swidler@bakerbotts.com /

                 michael.rosenwasser@bakerbotts.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2    Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Laws, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (iii) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (iv) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 8.3    Entire Agreement; Amendments, Consents and Waivers. This Agreement and the Support Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Article III and IV), (a) the parties acknowledge and agree that neither the SXCP Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, express or implied, as to the SXCP Group Entities or as to the accuracy or completeness of any information regarding any SXCP Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the SXCP Group Entities are not relying upon, any covenant, representation or warranty, express or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any SXCP Group Entity, and (c) the SXCP Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any SXCP Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any SXCP Group Entity of, or any Parent Group Entity’s or any SXCP Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or SXCP Group Parties, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Laws, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the SXCP Parties’ constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by SXCP to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3 or (y) enforce this Agreement, must be approved by the SXCP Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 8.4    SXCP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of SXCP or SXCP General Partner is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the SXCP Board; provided, however, that the SXCP Board may not take or authorize any such action unless it has been approved in writing by the SXCP Conflicts Committee.

SECTION 8.5    Performance by SXCP General Partner. Parent shall cause SXCP General Partner to cause SXCP and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by SXCP, SXCP General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by SXCP, SXCP General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its representatives.

SECTION 8.6    Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder including the right to rely upon the representations and warranties set forth in this Agreement, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of SXCP Public Units to receive the Merger Consideration (as well as any Fractional Share Proceeds) after the Closing (a claim by the Holders of SXCP Public Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Laws, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.8    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

SUNCOKE ENERGY, INC.

By:	/s/ Michael G. Rippey
Name:	Michael G. Rippey
Title:	President and Chief Executive Officer

SC ENERGY ACQUISITION LLC

By:	/s/ Fay West
Name:	Fay West
Title:	President

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC, its general partner

By:	/s/ Fay West
Name:	Fay West
Title:	Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY PARTNERS GP LLC

By:	/s/ Fay West
Name:	Fay West
Title:	Senior Vice President and Chief Financial Officer

Agreement and Plan of Merger

SCHEDULE A-1

Designated Personnel for the Parent Parties

Michael G. Rippey

Katherine Gates

Fay West

P. Michael Hardesty

A-A-1-1

SCHEDULE A-2

Designated Personnel for the SXCP Parties

Michael G. Rippey

Katherine Gates

Fay West

P. Michael Hardesty

A-A-2-1

SCHEDULE B

Parent Subsidiaries

Subsidiary Name	Ownership Percentage (if < 100%)	Jurisdiction of Organization
The Claymont Investment Company LLC		Delaware

SunCoke Technology and Development LLC		Delaware
• Sun Coke East Servicios de Coqueificação Ltda.	1.0%	Brazil

Sun Coke International, Inc.		Delaware
• Sun Coke East Servicios de Coqueificação Ltda.	99.0%	Brazil
• SXC Holding BV		Netherlands
• SunCoke India Private Limited	99.0%	India
• India Sub Holding BV		Netherlands
• SunCoke India Private Limited	1.0%	India

Sun Coal & Coke LLC		Delaware
• SunCoke Domestic Finance Corp.		Delaware
• SC Energy Acquisition LLC		Delaware
• Indiana Harbor Coke Corporation		Indiana
• Indiana Harbor Coke Company L.P.	84.2%	Delaware
• Indiana Harbor Coke Company		Delaware
• Indiana Harbor Coke Company L.P.	1.0%	Delaware
• Gateway Energy & Coke Company, LLC	2.0%	Delaware
• Gateway Cogeneration Company LLC		Delaware
• Haverhill Coke Company LLC	2.0%	Delaware
• Haverhill Cogeneration Company LLC		Delaware
• FF Farms Holdings LLC		Delaware
• Middletown Coke Company, LLC	2.0%	Delaware
• Middletown Cogeneration Company LLC		Delaware
• SunCoke Energy South Shore, LLC		Delaware
• Elk River Minerals Corporation		Delaware
• Jewell Coke Acquisition Company		Virginia
• Jewell Coke Company, L.P.	2.0%	Delaware
• SunCoke Energy Partners GP LLC		Delaware
• SunCoke Energy Partners, L.P.	2.0%	Delaware
Sun Coal & Coke LLC		Delaware
• SunCoke Energy Partners, L.P.	60.4%	Delaware
• SunCoke Energy Partners Finance Corp.		Delaware
• Haverhill Coke Company LLC	98%	Delaware
• Middletown Coke Company, LLC	98%	Delaware
• Gateway Energy & Coke Company, LLC	98%	Delaware
• SunCoke Logistics LLC		Delaware
• SunCoke Lake Terminal LLC		Delaware
• Kanawha River Terminals LLC		Delaware
• Marigold Dock, Inc.		Delaware
• Ceredo Liquid Terminal LLC		Delaware
• Raven Energy LLC		Delaware
• CMT Liquids Terminal, LLC		Delaware

Jewell Resources Corporation		Virginia
• Jewell Coke Company, L.P.	98%	Virginia
• Jewell Smokeless Coal Corporation		Virginia
• Jewell Coal & Coke Company, Inc.		Virginia
• Dismal River Terminal, LLC		Virginia
• Oakwood Red Ash Coal Corporation		Virginia

NOTE: First-tier subsidiaries of SunCoke Energy, Inc. [NYSE: SXC] appear in bolded type.

A-B-1

SCHEDULE C

Pension Plans/Multiemployer Plans

(i)	Benefit Plans subject to Title IV or Section 302 of ERISA or Section 412 of the Code:

•	Savings Plan for Subsidiaries of SunCoke Energy, Inc. (SunCoke 401(k) Plan).

(ii)	Benefit Plans that are a “multiemployer plan” within the meaning of Section 3(37) of ERISA:

•	Midwest Operating Engineers Pension Fund and Midwest Operating Engineers Enhancement Fund of the International Operating Engineers, Locals Nos. 150, 150A, 150B and 150C.

A-C-1

ANNEX B

OPINION OF THE SXCP CONFLICTS COMMITTEE’S FINANCIAL ADVISOR

February 4, 2019

The Conflicts Committee

of the Board of Directors

SunCoke Energy Partners GP LLC,

in its capacity as General Partner of SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

The Conflicts Committee:

You have requested our opinion as to the fairness, from a financial point of view, to holders of common units representing limited partner interests in SunCoke Energy Partners, L.P. (“SXCP” and, such common units, “SXCP Common Units”), other than SunCoke Energy, Inc. (“SunCoke”), SC Energy Acquisition LLC, a wholly owned subsidiary of SunCoke (“Merger Sub”), SunCoke Energy Partners GP LLC, the general partner of SXCP (“SXCP GP”), SXCP and their respective affiliates, of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among SunCoke, Merger Sub, SXCP GP and SXCP. As more fully described in the Agreement, Merger Sub will be merged with and into SXCP (the “Merger”), with SXCP as the surviving entity, and each outstanding SXCP Common Unit not held directly or indirectly by SunCoke, Merger Sub, SXCP GP, SXCP or their respective affiliates will be converted into the right to receive 1.40 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of SunCoke (“SunCoke Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed a draft, dated February 3, 2019, of the Agreement and held discussions with certain senior officers, directors and other representatives of SXCP GP and certain senior officers and other representatives of SunCoke concerning the businesses, operations and prospects of SXCP and SunCoke. We reviewed certain publicly available and other business and financial information relating to SXCP and SunCoke provided to or discussed with us by the respective managements of SXCP GP and SunCoke, including certain financial forecasts and other information and data relating to SXCP and SunCoke provided to or discussed with us by the managements of SXCP GP and SunCoke, in each case as reviewed and approved for our use by the Conflicts Committee of the Board of Directors of SXCP GP (the “Conflicts Committee”). We reviewed certain information and data relating to potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of SunCoke to result from the Merger. We also reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of SXCP Common Units and SunCoke Common Stock; the financial condition and historical and projected cash flows and other operating data of SXCP and SunCoke; and the capitalization of SXCP and SunCoke. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of SXCP and SunCoke and we considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. We also reviewed certain potential pro forma financial effects of the Merger utilizing the financial forecasts and other information and data relating to SXCP and SunCoke and the potential strategic implications and financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

The Conflicts Committee

of the Board of Directors

SunCoke Energy Partners GP LLC,

in its capacity as General Partner of SunCoke Energy Partners, L.P.

February 4, 2019

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of SXCP GP and SunCoke that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data (including estimates as to the tax attributes of SunCoke on a standalone basis and after giving effect to the Merger as expected by the management of SunCoke to be utilized by SunCoke) that we have been directed to utilize in our analyses, we have been advised by the respective managements of SXCP GP and SunCoke, and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, as applicable, as to, and are a reasonable basis upon which to evaluate, the future financial performance of SXCP and SunCoke, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of SunCoke to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

We have relied, at your direction, upon the assessments of the managements of SXCP GP and SunCoke, as the case may be, as to, among other things, (i) the potential impact on SXCP and SunCoke of market, seasonal, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the coke production, coal, bulk terminaling and steel manufacturing industries and the geographic regions in which SXCP and SunCoke operate, including energy and commodity pricing and supply and demand for coal and steel, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (ii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key customers, employees, suppliers, service providers and other commercial relationships of SXCP and SunCoke, and (iii) the ability of SunCoke to integrate the operations of SXCP and SunCoke. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on SXCP, SunCoke or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of SXCP, SunCoke or any other entity nor have we made any physical inspection of the properties or assets of SXCP, SunCoke or any other entity. We have not evaluated the solvency or fair value of SXCP, SunCoke or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on SXCP, SunCoke or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders or investigations. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation,

The Conflicts Committee

of the Board of Directors

SunCoke Energy Partners GP LLC,

in its capacity as General Partner of SunCoke Energy Partners, L.P.

February 4, 2019

restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on SXCP, SunCoke or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify for the intended tax treatment contemplated by the Agreement. Our opinion, as set forth herein, relates to the relative values of SXCP and SunCoke. We are not expressing any view or opinion as to the value of any securities (including SXCP Common Units or general partner interests and incentive distribution rights in SXCP) held by SunCoke, Merger Sub, SXCP GP, SXCP or their respective affiliates, the actual value of SunCoke Common Stock or any other securities when issued or retained in the Merger or the prices at which SunCoke Common Stock, SXCP Common Units or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Representatives of SXCP GP have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, tax and other laws, regulations and governmental and legislative policies affecting SXCP, SunCoke or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of SXCP GP as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein), without regard to individual circumstances of specific holders with respect to any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) which may distinguish such holders or the securities of SXCP held by such holders and our analyses and opinion do not address, take into consideration or give effect to any rights, preferences, restrictions or limitations that may be attributable to any such securities nor does our opinion in any way address any other consideration payable in connection with the Merger or proportionate allocation or relative fairness. Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any support or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of SXCP with respect to the acquisition of all or a part of SXCP. We express no view as to, and our opinion does not address, the underlying business decision of SXCP GP to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for SXCP or the effect of any other transaction which SXCP might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which SXCP and SunCoke operate, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on SXCP, SunCoke or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to the Conflicts Committee in connection with the proposed Merger and will receive a fee for such services, of which a portion was payable upon our engagement, a

The Conflicts Committee

of the Board of Directors

SunCoke Energy Partners GP LLC,

in its capacity as General Partner of SunCoke Energy Partners, L.P.

February 4, 2019

portion is payable upon the delivery of this opinion and the principal portion is contingent upon consummation of the Merger. SXCP also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising from our engagement.

As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to SXCP, SXCP GP, SunCoke and/or certain of their respective affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting (i) in the case of SXCP, as (a) joint book-running manager and an initial purchaser for a debt offering of SXCP and an affiliate thereof and (b) a lender under a credit facility of SXCP and certain of its affiliates and (ii) in the case of SunCoke, as (a) a lender under a credit facility of SunCoke and (b) agent on behalf of SunCoke in connection with certain purchases of SXCP Common Units. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of SXCP, SunCoke and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with SunCoke, SXCP GP, SXCP and their respective affiliates.

Our advisory services to the Conflicts Committee and the opinion expressed herein are provided for the information of the Conflicts Committee (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to holders of SXCP Common Units (other than SunCoke, Merger Sub, SXCP GP, SXCP and their respective affiliates).

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX C

OPINION, DATED FEBRUARY 4, 2019, OF SUNCOKE’S FINANCIAL ADVISOR

February 4, 2019

The Board of Directors of

SunCoke Energy, Inc.

1011 Warrenville Road

Lisle, IL 60532

Members of the Board of Directors:

We understand that SunCoke Energy, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, SC Energy Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), SunCoke Energy Partners, L.P., a Delaware limited partnership (“SXCP”), and SunCoke Energy Partners GP LLC, a Delaware limited liability company and the general partner of SXCP, pursuant to which Merger Sub will be merged with and into SXCP (the “Merger”), with SXCP surviving the Merger. As a result of the Merger, each outstanding common unit representing limited partner interests of SXCP (each, a “Common Unit”) issued and outstanding immediately prior to the Effective Time, other than the Common Units held directly or indirectly by the Parent Group Entities, SXCP Group Entities or their respective Affiliates, will be converted into the right to receive 1.40 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (the “Exchange Ratio”), and a fraction of a share of Company Common Stock equal to the product of the number of days beginning with the first day of the most recent full calendar quarter with respect to which an SXCP unitholder distribution record date has not occurred (or, if there is no such full calendar quarter, then beginning with the first day of the partial calendar quarter in which the closing of the Merger occurs), and ending on the day immediately prior to the closing of the Merger, multiplied by the quotient of the Daily Distribution Rate divided by $10.91. The terms and conditions of the Merger are more fully set forth in the Agreement and defined terms used but not defined herein have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available business and financial information relating to the Company and SXCP that we deemed to be relevant, including the Annual Report on Form 10-K for the year ended December 31, 2017, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Company or SXCP, as applicable, since January 1, 2018;

(ii)

reviewed certain non-public historical and projected financial and operating data and assumptions relating to the Company and SXCP prepared and furnished to us by management of the Company and SXCP and reviewed and approved for use in connection with this opinion by the management of the Company and SXCP;

(iii)

reviewed certain projected cost savings and U.S. federal income tax synergies to result from the Merger (the “Projected Cost Savings and Synergies”) prepared and furnished to us by management of the Company and SXCP and reviewed and approved for use in connection with this opinion by the management of the Company and SXCP;

(iv)

discussed the past and current operations, financial projections and current financial condition of the Company and SXCP and the Projected Cost Savings and Synergies with management of the Company and SXCP including their views on the risks and uncertainties associated therewith;

(v)	reviewed publicly-available research analysts’ estimates for each of the Company’s and SXCP’s future financial performance on a standalone basis;

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock and Common Units since April 20, 2017;

(vii)	performed discounted cash flow analyses on the Company and SXCP based on forecasts and other data provided by management of the Company and SXCP;

(viii)

compared the financial performance of the Company and SXCP, utilizing forecasts and other data provided by management of the Company and SXCP, and each of their stock market trading multiples with those of certain other publicly traded partnerships and companies that we deemed relevant;

(ix)

compared the financial performance of the Company and SXCP, utilizing forecasts and other data provided by management of the Company and SXCP, and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(x)	reviewed the draft Agreement dated February 4, 2019; and

(xi)

performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors and information that we deemed appropriate for the purpose of providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Company and SXCP referred to above and the Projected Cost Savings and Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and SXCP as to the future financial performance of the Company and SXCP under the assumptions reflected therein. We express no view as to any projected financial data relating to the Company or SXCP or the Projected Cost Savings and Synergies or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company and SXCP as to the future financial and operating performance of the Company and SXCP.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof, and that the Exchange Ratio will not be adjusted from 1.40 shares of Company Common Stock per Common Unit. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of any assets or liabilities of the Company or SXCP, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company or SXCP under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated by us on the date hereof. It is understood that subsequent developments or information of which we are not aware may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In addition, we have relied upon and assumed, without independent verification, that the final Agreement, as well as the agreements, instruments and documents referenced therein, will not differ in any respect that is material to our analysis from the respective drafts reviewed by us.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, as of the date hereof, of the Exchange Ratio to the Company, from a financial point of view. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any exchange ratio received in connection therewith by, the holders of any securities, creditors or other constituencies of the Company or SXCP, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or SXCP, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other transactions or business or financial strategies that might be available to the Company currently or in the future, including any potential transaction or strategy reviewed by us, nor does it address the underlying business decision of the Company or SXCP to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to any other extraordinary transaction involving the Company or SXCP. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which the Common Units or the Company Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company, SXCP and their advisors with respect to legal, regulatory, accounting and tax matters.

We have received an initial fee for our services, will receive an opinion fee upon the rendering of this opinion and will receive an additional fee upon consummation of the Merger. The opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to reimburse our reasonable out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. During the two-year period prior to the date hereof and except as described herein, no material relationship existed between Evercore Group L.L.C. and the Company or SXCP pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, SXCP or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, SXCP and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, for the information and benefit of, the Board of Directors of the Company in connection with its evaluation of the proposed Merger. Except with respect to the use of this opinion in connection with any document relating to the Merger required to be filed with the U.S. Securities and Exchange Commission in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Robert A. Pacha
Senior Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors of SunCoke

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation and bylaws provide for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant will on its own, or in conjunction with its controlling shareholder, maintain industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 4, 2019, by and among SunCoke Energy, Inc., SC Energy Acquisition LLC, SunCoke Energy Partners, L.P., and SunCoke Energy Partners GP LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2018 (File No. 001-35243)).

3.1	Amended and Restated Certificate of Incorporation of SunCoke Energy, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 filed on July 6, 2011 (File No. 333-173022)).

3.2	Amended and Restated Bylaws of SunCoke Energy, Inc., effective as of February 1, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 2, 2016 (File No. 001-35243)).

Exhibit Number	Description

4.1	Form of Common Stock Certificate of SunCoke Energy, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 filed on June 3, 2011 (File No. 333-173022)).

5.1#	Opinion of Baker Botts L.L.P. as to the legality of the securities being offered.

10.1	Support Agreement, dated as of February 4, 2019, by and between SunCoke Energy Partners, L.P. and Sun Coal & Coke LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 5, 2018 (File No. 001-35243)).

21.1	List of subsidiaries of SunCoke Energy, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on February 15, 2018 (File No. 001-35243)).

23.1#	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1 hereto).

23.2#	Consent of KPMG LLP relating to SunCoke Energy, Inc.’s financial statements.

23.3#	Consent of KPMG LLP relating to SunCoke Energy Partners, L.P.’s financial statements.

24.1#	Powers of Attorneys (included on the signature page hereto).

99.1#	Consent of Evercore Group, L.L.C.

99.2#	Consent of Citigroup Global Markets Inc.

99.3*	Form of Proxy Card for SunCoke Energy, Inc. Special Meeting.

#	Filed with this registration statement.
*	To be filed by amendment.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(vi) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vii) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(viii) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 8, 2019.

SUNCOKE ENERGY, INC. (Registrant)

By:	/s/ Fay West
Name: Fay West
Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of SunCoke Energy, Inc. hereby constitute and appoint Michael G. Rippey and Fay West, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Michael G. Rippey	President, Chief Executive Officer and Director	March 8, 2019
Michael G. Rippey	(Principal Executive Officer)

/s/ Fay West	Senior Vice President and Chief Financial Officer	March 8, 2019
Fay West	(Principal Financial Officer)

/s/ Allison S. Lausas	Vice President, Finance and Controller	March 8, 2019
Allison S. Lausas	(Principal Accounting Officer)

/s/ Alvin Bledsoe	Director	March 8, 2019
Alvin Bledsoe

/s/ Susan R. Landahl	Director	March 8, 2019
Susan R. Landahl

/s/ Peter B. Hamilton	Director	March 8, 2019
Peter B. Hamilton

/s/ Robert A. Peiser	Director	March 8, 2019
Robert A. Peiser

/s/ John W. Rowe	Chairman of the Board	March 8, 2019
John W. Rowe

/s/ James E. Sweetnam	Director	March 8, 2019
James E. Sweetnam